UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check	the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
LIBERTY GLOBAL LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary material.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 29, 2026

Dear Shareholder:

You are invited to attend the 2026 Annual General Meeting of Shareholders of Liberty Global Ltd. to be held at 8:45 a.m. Atlantic time (7:45 a.m. Eastern time), on Tuesday, June 23, 2026, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda.

The accompanying notice of the annual general meeting of shareholders and proxy statement describes the meeting, the proposals you will be asked to consider and vote upon, as well as related matters.

Your vote is important, regardless of the number or class of shares you own. Whether or not you plan to attend the 2026 Annual General Meeting, please read the enclosed proxy materials and vote as soon as possible to make sure that your shares are represented. You may vote via the internet or, if you receive a printed copy of your proxy materials, you may vote by mail by promptly signing, dating and returning your proxy card in the envelope provided.

Thank you for your continued support and interest in our company.

Sincerely,

Michael T. Fries

President and Chief Executive Officer

Liberty Global Ltd.

LIBERTY GLOBAL LTD.

Notice of Annual General Meeting of Shareholders

to be Held June 23, 2026

The 2026 Annual General Meeting of Shareholders (the AGM) of Liberty Global Ltd. (Liberty Global) will be held at 8:45 a.m. Atlantic time (7:45 a.m. Eastern time), on Tuesday, June 23, 2026, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda. At the Annual General Meeting, our shareholders will consider and vote on the following proposals:

1.

A proposal (which we refer to as the director election proposal) to elect Miranda Curtis CMG, J David Wargo and Anthony G. Werner to serve as Class I members of our board of directors until the 2029 Annual General Meeting of Shareholders or until one or more of their successors is appointed;

2.

A proposal (which we refer to as the auditor appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and to authorize our board of directors, acting by the audit committee, to determine the independent auditors’ remuneration;

3.

A proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officer and Director Compensation;” and

4.	A proposal (which we refer to as the say-on-frequency proposal) to approve, on an advisory basis, the frequency at which we will hold say-on-pay votes in the future.

Please refer to the proxy statement for detailed information on each of these proposals. We encourage you to read the proxy statement in its entirety before voting.

Our board of directors has approved each proposal and recommends that the shareholders entitled to vote at the AGM vote “FOR” the election of each director nominee and “FOR” both the auditor appointment proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the “3 YEARS” frequency option with respect to the say-on-frequency proposal.

The director election proposal, the auditor appointment proposal and the say-on-pay proposal each require the affirmative vote of a majority of the votes cast by the total voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the subject matter, voting together as a single class, assuming a quorum is present. The say-on-frequency proposal provides for shareholders to vote for one of three potential frequencies (one year, two years or three years) for future say-on-pay votes. Shareholders also have the option to abstain from such vote if they do not wish to express a preference. The option of one year, two years or three years that receives the greatest number of votes cast by shareholders will be considered the frequency for the advisory vote on the say-on-pay proposal that has been recommended by shareholders, even if that alternative does not receive a majority of votes cast. However, because this vote is advisory and not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

PROXY VOTING METHODS

Vote by Internet	Visit www.envisionreports.com/lgip. You will need the individual identifying number included on your proxy card, voting instruction form or notice.

Vote by Mail	Complete, sign, date and return your proxy card or voting instruction form in the envelope provided.

Vote by Phone	Call the number located on your proxy card.

Attend the Meeting in Person

All shareholders of Liberty Global are invited to attend the AGM.

All shareholders of record of Liberty Global Class A common shares or Liberty Global Class B common shares (collectively, the voting shares) as of 6:00 p.m. Atlantic Time (5:00 p.m. Eastern Time) on April 27, 2026, the record date for the AGM, are entitled to notice of the AGM or any adjournment thereof and are entitled to vote at the AGM or any adjournment thereof. These holders will vote together as a single class on each proposal. Liberty Global Class C common shareholders are not entitled to any voting powers, except as required by applicable law and may not vote on the proposals to be presented at the AGM.

Your vote is important, regardless of the number of voting shares you own. To make sure your shares are represented at the AGM, please vote as soon as possible, whether or not you plan to attend the AGM. You may vote by proxy either over the internet, by phone or by requesting a proxy card to complete, sign and promptly return in the postage-paid envelope (if mailed in the U.S.).

If you vote via the internet, your vote must be received by 7:00 a.m. Atlantic time (6:00 a.m. Eastern time), on June 23, 2026. You may revoke your proxy in the manner described in the accompanying proxy statement.

By Order of the Board of Directors,

Bryan H. Hall

Secretary

April 29, 2026

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL GENERAL MEETING, PLEASE VOTE VIA THE INTERNET OR BY PHONE AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

LIBERTY GLOBAL LTD.

a Bermuda exempted company

Clarendon House, 2 Church Street,

Hamilton HM 11, Bermuda

(303) 220-6600

PROXY STATEMENT FOR THE

2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement to holders of record as of 6:00 p.m. Atlantic Time (5:00 p.m. Eastern Time) on April 27, 2026, of Class A common shares or Class B common shares, each with nominal value $0.01 per share, of Liberty Global Ltd., a Bermuda exempted company limited by shares (Liberty Global), in connection with our board of directors soliciting your proxy to vote at our 2026 Annual General Meeting of Shareholders (the AGM) or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). Liberty Global Class C common shareholders are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM. Under Bermuda law, holders of a company’s common shares are referred to as “members,” but for convenience, they are referred to in this proxy statement as “shareholders.” In this proxy statement, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global (or its predecessors) or collectively to Liberty Global (or its predecessors) and its subsidiaries and any of its joint ventures.

As permitted by the SEC’s rules and regulations in the United States (U.S.), instead of mailing a printed copy of our proxy materials, including the form of proxy card and our annual report to each shareholder of record, we are furnishing our proxy materials and annual report to our shareholders over the internet. It is anticipated that the Notice of Internet Availability of Proxy Materials (the Internet Notice) will be first mailed to our shareholders on or about May 8, 2026. If you received the Internet Notice by mail, you will not receive a printed copy of the proxy materials or annual report, unless specifically requested.

Voting Matters and Board Recommendations

Set forth below is a brief summary of the proposals to be voted on at the AGM. Because this is a summary, we encourage you to read the full proxy statement for all the details. The board of directors recommends that the holders of our Liberty Global Class A common shares and Liberty Global Class B common shares (collectively, the voting shares) vote “FOR” each of the following proposals, or, in the case of Proposal 4, our board of directors recommends that holders of voting shares vote for “3 YEARS”:

Proposal	Issue	Board Recommendation
1 (Director Election Proposal)	Election of Directors • Miranda Curtis CMG • J David Wargo • Anthony G. Werner	FOR

2 (Auditor Appointment Proposal)	Appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and to authorize the board of directors, acting by the audit committee, to determine the independent auditors’ remuneration	FOR

Proposal	Issue	Board Recommendation
3 (Say-On-Pay Proposal)	To approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officer and Director Compensation”	FOR

4 (Say-On-Frequency Proposal)	To approve, on an advisory basis, the frequency at which future say on-pay votes will be held	3 YEARS

No shareholder has proposed, in accordance with section 21 of our bye-laws, any additional resolutions to be brought before the AGM.

The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on the proposals.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING

The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement before voting.

When and where is the AGM?

The AGM will be held at 8:45 a.m. Atlantic time (7:45 a.m. Eastern time), on Tuesday, June 23, 2026, at the Rosewood Bermuda, 60 Tucker’s Point Drive, Hamilton Parish, HS 02 Bermuda.

What is the record date for the AGM?

The “record date” for the AGM is 6:00 p.m. Atlantic Time (5:00 p.m. Eastern Time) on April 27, 2026.

What is the purpose of the AGM?

The purpose of the AGM is to consider and vote on each of the proposals listed in the Meeting Notice and more fully described in this proxy statement. The proposals in the Meeting Notice are the only items to be acted upon at the AGM. In the event there is a proposal to adjourn or postpone the AGM, the officers designated as proxies will have discretion to vote on such resolution, unless the proposal is to adjourn or postpone the AGM for the purpose of soliciting additional proxies.

What are the requirements to elect the directors and approve each of the other proposals?

Election of the slate of directors set forth in the director election proposal requires the affirmative vote of a majority of the votes cast by the total voting power of our voting shares that are present in person or represented by proxy at the AGM and entitled to vote on the election of directors, voting together as a single class.

Approval of each of the auditor appointment proposal and the say-on-pay proposal requires the affirmative vote of the holders of a majority of the combined voting power of our voting shares that are present in person or represented by proxy at the AGM and entitled to vote on the subject matter, voting together as a single class.

The say-on-pay proposal is advisory and non-binding on our board of directors and our company. Our board of directors and the compensation committee, which are responsible for designing and administering our company’s executive compensation program, value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers. Additionally, the say-on-frequency proposal provides for shareholders to vote for one of three potential frequencies (one year, two years or three years) for future say-on-pay votes. Shareholders also have the option to abstain from such vote if they do not wish to express a preference. The option of one year, two years or three years that receives the greatest number of votes cast by shareholders will be considered the frequency for the advisory vote on the say-on-pay proposal that has been recommended by shareholders, even if that alternative does not receive a majority of votes cast. However, because this vote is advisory and not binding on our board of directors or our company in any way, our board of directors may decide that it is in the best interests of our company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

How many votes do shareholders have at the AGM?

Only holders of record of our voting shares as of the record date are entitled to vote at our AGM. As of the record date, we expect to have outstanding and entitled to vote at the meeting approximately 175,460,561 Liberty Global Class A shares and 12,968,658 Liberty Global Class B shares. Our voting shares are our only voting common shares and will vote together as a single class on all matters presented at our AGM. Each Liberty Global

Class A share has one vote, and each Liberty Global Class B share has ten votes on each proposal detailed in this proxy statement. The Liberty Global Class C shares are non-voting, except where otherwise required by applicable law and our bye-laws.

As of the record date, we expect to have approximately 30,061 record holders of Liberty Global Class A shares and 38 record holders of Liberty Global Class B shares. These amounts do not include the number of shareholders whose common shares are held of record by banks, brokers or other nominees, but include each such institution as one holder.

What is the difference between a shareholder of record and a beneficial owner?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials or the Internet Notice are being sent directly to you by Liberty Global. If your shares are held in the name of a broker, bank or other nominee, you are a beneficial owner of the shares held in street name and the proxy materials or the Internet Notice are being made available or forwarded to you by your broker, bank or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions on the proxy card or Internet Notice.

What do shareholders need to do to vote on the proposals?

Voting on the proposals will be by a poll. If you are a shareholder of record, then, after carefully reading and considering the information contained in this proxy statement, you may appoint a proxy to vote on your behalf. The Internet Notice will instruct you as to how you may access and review the information in the proxy materials and how you may submit your proxy to vote over the internet. When you log onto the internet website address, you will receive instructions on how to vote your shares. The internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Voting through the internet will be voting by proxy. If you receive a paper copy of the proxy materials, you may also follow the instructions contained therein to submit a proxy and to vote either by submitting a paper proxy or over the internet.

If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee as to how to vote your shares or when granting or revoking a proxy.

To be valid, the submission of a proxy via the internet must be received by 7:00 a.m. Atlantic Time (6:00 a.m. Eastern Time) on June 23, 2026.

How do I vote my shares that are held in our 401(k) Plan

If you hold Liberty Global Class A shares through your account in the Liberty Global 401(k) Savings and Stock Ownership Plan (the 401(k) Plan), which plan is for employees of our subsidiary, Liberty Global, Inc. (LGI), the trustee for such plan is required to vote your Liberty Global Class A shares as you specify. To allow sufficient time for the trustee to vote your Liberty Global Class A shares, your voting instructions must be received by 1:00 a.m. Atlantic Time (12:00 a.m. Eastern Time) on June 17, 2026. To vote such shares, please follow the instructions provided by the trustee for such plan.

What if I do not specify a choice for a proposal in my proxy?

All voting shares properly voted via the internet at or prior to 7:00 a.m. Atlantic Time (6:00 a.m. Eastern Time) on June 23, 2026, and all voting shares represented by properly executed paper proxies received prior to or at the AGM and, in each case, not revoked, will be voted in accordance with the instructions so provided. If you are a shareholder of record and no specific instructions are given, the voting shares represented by a properly executed proxy will be voted in favor of each of the proposals, and with respect to the say-on-frequency proposal, in favor of the “3 YEARS” option, as listed in the Meeting Notice.

If you are a beneficial owner, your broker, bank or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and vote on non-routine matters. The auditor appointment proposal is considered routine, and your broker, bank or other nominee may, at their discretion, vote on the auditor appointment proposal without instructions from you. The director election proposal, the say-on-pay proposal and the say-on-frequency proposal are each considered a non-routine matter and thus your broker, bank or other nominee may not vote on these proposals without instructions from you.

What if I respond and indicate that I am withholding my vote or abstaining from voting?

A properly submitted proxy marked “WITHHOLD” or “ABSTAIN” will be counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of common shares represented and entitled to vote at the AGM. However, a proxy marked “WITHHOLD” or “ABSTAIN” will not be treated as a vote cast at the AGM. Withheld or abstained votes will have no effect on the election of each director nominee. Abstentions will also have no effect on the outcome of the auditor appointment proposal and the say-on-pay proposal because each of these proposals is decided by a majority of the votes cast. For the say-on-frequency proposal, the frequency option receiving the greatest number of votes cast will be deemed selected; withheld or abstained votes are not considered votes cast.

Can I change my vote?

You may revoke (i.e., terminate) your paper proxy at any time prior to its use by delivering a signed notice of revocation or a later dated and signed paper proxy or by attending the meeting and voting in person. Attendance at the AGM will not, in itself, constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received at Liberty Global Ltd. Attention: Secretary, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, United States, at or before the start of the AGM. Any revocation of votes submitted via the internet must be submitted by the same method as the corresponding votes, not later than 7:00 a.m. Atlantic Time (6:00 a.m. Eastern Time), on June 23, 2026. If your common shares are held in the name of a bank, broker or other nominee, you should contact them to change your vote.

All voting shares that have been properly voted and not revoked will be voted at the AGM.

What are “broker non-votes” and how are they treated?

A broker non-vote occurs when common shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the common shares on a particular proposal. Common shares represented by broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting but will be deemed common shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of common shares represented and entitled to vote on a particular matter. Broker non-votes will have no effect on the election of each director nominee or the say-on-pay proposal, because each of these proposals require a majority of the combined voting power of the votes cast and a non-vote is not counted as a vote cast for these proposals. In addition, broker non-votes will have no effect on the say-on-frequency proposal, because this proposal requires the greatest number of affirmative votes cast for a particular option and a non-vote will not be considered a vote cast for any option. Brokers have discretion to direct the voting of shares on the auditor appointment proposal if it has not received voting instructions from the beneficial owner, and as a result, broker non-votes should not occur with respect to the auditor appointment proposal.

Who may attend, and who may vote at, the AGM?

All shareholders of Liberty Global may attend the AGM. Only holders of record of our voting shares, as of 6:00 p.m. Atlantic Time (5:00 p.m. Eastern Time), on April 27, 2026, the record date for the AGM, are entitled to vote at the AGM or any adjournment thereof. Holders of Liberty Global Class C shares will not be entitled to vote on any of the resolutions.

If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person at the meeting. Any corporation that is a shareholder of record may by resolution of its directors authorize one or more persons to act as its representative(s) at the AGM, and the person(s) so authorized shall (on production of a certified copy of such resolution at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Global. If you are a beneficial owner, you may also attend and speak at the meeting. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.

Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM in person (note that you may change your vote at the AGM as provided in this proxy statement).

What constitutes a quorum at the AGM?

The presence, in person or by proxy, of the holders of a majority in total voting power of our voting shares outstanding and entitled to vote at the AGM is necessary to constitute a quorum at the AGM. Voting shares represented by proxies marked “WITHHOLD” or “ABSTAIN”, and voting shares represented by broker non-votes, are counted as present for purposes of quorum.

How can I request paper copies of the proxy materials?

If you received the Internet Notice by mail and would like to receive a printed copy of our proxy materials or our annual report please follow the instructions for requesting such materials included in the Internet Notice.

May I choose the method in which I receive future proxy materials?

If you are a shareholder of record, you may receive future notices, annual reports and proxy materials electronically. To sign up for electronic delivery, go to www.computershare-na.com/green. You may also sign up when you vote by internet at www.envisionreports.com/LGIP and follow the prompts. Once you sign up, you will no longer receive a printed copy of the notices, annual reports and proxy materials, unless you request them. You may suspend electronic delivery of the notices, annual reports and proxy materials at any time by contacting our transfer agent, Computershare, +1 (888) 218-4391 if in the U.S. and +1 (781) 575-3919 if outside the U.S.

If you are a beneficial owner, you may request electronic access by contacting your broker, bank or other nominee.

What is “householding”?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Internet Notice or the proxy materials, as the case may be. This means that only one copy each of the Internet Notice or the proxy materials, as the case may be, is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Internet Notice or proxy materials to you if you call, email or mail our Investor Relations Department, + 1 (303) 220-6600 or ir@libertyglobal.com or Liberty Global Ltd., attention: Investor Relations Department, 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.

Who will pay for the cost of this proxy solicitation?

We will solicit the proxies and will pay the entire cost, if any, for such solicitation. Our directors, officers and employees may solicit proxies by mail, email, telephone or in person. These persons will receive no additional compensation for such services. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $25,000, plus reasonable out of pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of common shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

What do I do if I have additional questions?

If you have any further questions about voting or attending the AGM, please call Liberty Global Investor Relations at +1 (303) 220-6600 or contact Innisfree M&A Incorporated, who is acting as proxy solicitation agent for the AGM, at +1 (877) 800-5190 (within the U.S. and Canada) or +1 (412) 232-36541. Banks and brokers may call collect at +1 (212) 750-5833.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated in the notes to the tables below, the security ownership information is given as of April 10, 2026 and, in the case of percentage ownership information, is based upon (1) 175,460,561 Liberty Global Class A shares, (2) 12,968,658 Liberty Global Class B shares and (3) 149,667,280 Liberty Global Class C shares, in each case, outstanding on that date. Beneficial ownership of our Liberty Global Class C shares is set forth below only to the extent known by us or ascertainable from public filings. Our Liberty Global Class C shares are, however, non-voting and, therefore, in the case of voting power, are not included.

Common shares issuable on or within 60 days after April 10, 2026, upon exercise of options or share appreciation rights (SARs), vesting of restricted share units (RSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Also, for purposes of the following presentation, beneficial ownership of our Liberty Global Class B shares, although convertible on a one-for-one basis into our Liberty Global Class A shares, is reported as beneficial ownership of our Liberty Global Class B shares only, and not as beneficial ownership of our Liberty Global Class A shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

Security Ownership of Certain Beneficial Owners

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning our common shares beneficially owned by each person or entity known by us to own more than 5% of any class of our outstanding voting shares.

So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
John C. Malone	Liberty Global Class A	4,479,482	(1)(2)	2.6%	30.3%
c/o Liberty Global Ltd.	Liberty Global Class B	8,787,373	(3)(4)	67.8%
Clarendon House, 2 Church Street	Liberty Global Class C	20,336,441	(1)(2)(3)	13.6%
Hamilton HM 11, Bermuda

Michael T. Fries	Liberty Global Class A	1,416,118	(5)	*	9.9%
c/o Liberty Global Ltd.	Liberty Global Class B	2,879,443	(5)	22.2%
Clarendon House, 2 Church Street	Liberty Global Class C	3,481,436	(5)	2.3%
Hamilton HM 11, Bermuda

Robert R. Bennett	Liberty Global Class A	208	(6)	*	3.2%
c/o Liberty Media Corporation	Liberty Global Class B	981,873	(6)	7.6%
12300 Liberty Boulevard
Englewood, CO 80112

AQR Capital Management, LLC	Liberty Global Class A	13,423,957	(7)	7.7%	4.4%
One Greenwich Plaza
Suite 130
Greenwich, CT 06830

Rubric Capital Management LP	Liberty Global Class A	10,018,432	(8)	5.7%	3.3%
155 East 44th St
Suite 1630
New York, NY 10017

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
ACR Alpine Capital Research, LLC	Liberty Global Class A	23,644,817	(9)	13.5%	7.78%
190 Carondelet Plaza
Suite 1300
Saint Louis, Missouri 63105
Dimensional Fund Advisors LP	Liberty Global Class A	8,832,267	(10)	5%	2.9%
6300 Bee Cave Road
Building One
Austin, TX 78746

*	Less than one percent.

(1)	Includes 174,821 Liberty Global Class A shares and 798,591 Liberty Global Class C shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)

Includes 56,246 Liberty Global Class A shares and 3,712,882 Liberty Global Class C shares, that are subject to options, which were exercisable as of, or will be exercisable within 60 days of, April 10, 2026.

(3)

Includes 110,148 Liberty Global Class B shares held by two trusts, one of which is managed by an independent trustee and the other of which is managed by an independent trustee and one of Mr. Malone’s adult children, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held by the trusts. Also includes 8,677,225 Liberty Global Class B shares and 6,757,225 Liberty Global Class C shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in the trust (the Malone Trust).

(4)

Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and chairman of the board, Mr. Malone and the Malone Trust (the Letter Agreement), such parties have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Liberty Global Class B shares owned by the Malone Trust, Mr. Fries will have the right to vote such Liberty Global Class B shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Liberty Global Class B shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(5)	Information with respect to our common shares beneficially owned by Mr. Fries, our Chairman, Chief Executive Officer & President, is also set forth in —Security Ownership of Management.

(6)

The number of Liberty Global Class A shares and Liberty Global Class B shares is based upon a Form 8.3 dated November 4, 2015, submitted by Mr. Bennett pursuant to the U.K. Takeover Code. Of the shares reported, a Schedule 13D/A filed by Mr. Bennett on March 6, 2014, shows Mr. Bennett and his spouse jointly owning 749,539 Liberty Global Class B shares and Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his spouse, owning 232,334 Liberty Global Class B shares.

(7)

The number of Liberty Global Class A Shares is based upon the Schedule 13G for the year ended December 31, 2025, filed with the SEC on February 13, 2026, by AQR Capital Management, LLC and AQR Capital Management Holdings, LLC (collectively, the “AQR Holders”). The AQR Holders have shared voting power and shared dispositive power over 13,423,957 Liberty Global Class A Shares.

(8)

The number of Liberty Global Class A Shares is based upon the Schedule 13G for the year ended December 31, 2025, filed with the SEC on February 13, 2026, by Rubric Capital Management LP and David Rosen (the “Rubric Holders”). The Rubric Holders have shared voting power and shared dispositive power over 10,018,432 Liberty Global Class A Shares.

(9)

The number of Liberty Global Class A Shares is based upon the Schedule 13G/A (Amendment No. 3) filed with the SEC on April 9, 2026, by (i) ACR Opportunity, L.P. (ACROPP); (ii) Alpine Partners Management, LLC (APM); (iii) ACR Opportunity Fund (ACROX); (iv) ACR Equity International Fund (ACREX); (v) Alpine Private Capital, LLC (APC); (vi) ACR Alpine Capital Research, LLC (ACR); (vii) ACR Alpine Capital Research, LP (ACRLP); (viii) ACR Alpine Capital GP, LLC (ACRGP); (ix) Alpine Investment Management, LLC (AIM); (x) Alpine Holdings Corporation (AHC); (xi) Nicholas V. Tompras Living Trust 9/23/03, as amended (the “Living Trust”); (xii) Nicholas V. Tompras; and (xiii) Jennifer O. Tompras. The Schedule 13G/A reflects that ACR, ACRLP, ACRGP, AIM, AHC, The Living Trust, Nicholas V. Tompras and Jennifer O. Tompras each reported having shared voting and shared dispositive power over 23,644,817 Liberty Global Class A Shares; ACROPP and APM each reported having shared voting and shared dispositive power over 201,000 Liberty Global Class A Shares; ACROX reported having shared voting and shared dispositive power over 284,500 Liberty Global Class A Shares; ACREX reported having shared voting and shared dispositive power over 544,000 Liberty Global Class A Shares; and APC reported having shared voting and shared dispositive power over 2,299,916 Liberty Global Class A Shares.

(10)

The number of Liberty Global Class A Shares is based upon the Schedule 13G, filed with the SEC on April 9, 2026 by Dimensional Fund Advisors LP (Dimensional Fund). Dimensional Fund has sole voting power over 8,725,776 Liberty Global Class A Shares, shared voting power over no Liberty Global Class A Shares, sole dispositive power over 8,832,267 Liberty Global Class A Shares, and shared dispositive power over no Liberty Global Class A Shares.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our named executive officers as described below, and by all of our directors and executive officers as a group, of each class of our outstanding shares.

So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the common shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the 401(k) Plan as of April 10, 2026, for their respective accounts.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Andrew J. Cole	Liberty Global Class A	89,354	(1)(2)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	168,797	(1)	*

Miranda Curtis	Liberty Global Class A	143,169	(1)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	344,999	(1)	*

Marisa D. Drew	Liberty Global Class A	25,121	(1)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	39,701	(1)	*

Michael T. Fries	Liberty Global Class A	1,416,118	(1)(3)(4)	*	9.9%
Chairman, Chief Executive Officer &	Liberty Global Class B	2,879,443	(5)	22.2%
President	Liberty Global Class C	3,481,436	(1)(3)(4)	2.3%

Paul A. Gould	Liberty Global Class A	168,073	(1)	*	*
Director	Liberty Global Class B	51,429		*
	Liberty Global Class C	620,178	(1)	*

Richard R. Green	Liberty Global Class A	125,684	(1)	*	*
Director	Liberty Global Class B	—	(1)	—
	Liberty Global Class C	227,232	(1)	*

Larry Romrell	Liberty Global Class A	144,291	(1)	*	*
Director	Liberty Global Class B	—	(1)	—
	Liberty Global Class C	243,903	(1)	*

Daniel Sanchez	Liberty Global Class A	30,024	(1)	*	*
Director	Liberty Global Class B	—	(1)	—
	Liberty Global Class C	46,179	(1)	*

J David Wargo	Liberty Global Class A	183,104	(1)(6)(7)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	375,882	(1)(6)(7)	*

Anthony G. Werner	Liberty Global Class A	18,416		—	—
Director	Liberty Global Class B	—		—
	Liberty Global Class C	18,320		—

Charles H.R. Bracken	Liberty Global Class A	330,079	(1)	*	*
Executive Vice President & Chief Financial	Liberty Global Class B	—		—
Officer	Liberty Global Class C	164,961	(1)	*

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
Bryan H. Hall	Liberty Global Class A	381,870	(1)	*	*
Executive Vice President & General	Liberty Global Class B	—		—
Counsel & Secretary	Liberty Global Class C	393,019	(1)(3)	*

Enrique Rodriguez	Liberty Global Class A	645,690	(1)	*	*
Executive Vice President & Chief Technology	Liberty Global Class B	—		—
Officer	Liberty Global Class C	938,040	(1)(3)	*

Andrea Salvato	Liberty Global Class A	320,597	(1)	*	*
Executive Vice President & Chief	Liberty Global Class B	—		—
Development Officer	Liberty Global Class C	313,134	(1)	*

All directors and executive officers as a group (14 persons)	Liberty Global Class A	4,021,590	(8)(9)	2.3%	10.9%
	Liberty Global Class B	2,930,872	(8)	22.6%
	Liberty Global Class C	7,735,781	(8)(9)	4.9%

*	Less than one percent.

(1)

Includes shares that are subject to RSUs, options or shares issuable upon exercise of SARs, based on the closing prices of $12.11 for Liberty Global Class A shares and $11.77 for Liberty Global Class C shares, which vested or were exercisable as of, or will vest or will be exercisable within 60 days of April 10, 2026, as follows:

Owner	Liberty Global Class A RSUs	Liberty Global Class C RSUs	Liberty Global Class A SARs / Options	Liberty Global Class C SARs / Options
Andrew J. Cole	—	—	70,142	128,860
Miranda Curtis	—	—	119,070	215,694
Marisa D. Drew	—	—	23,324	36,112
Michael T. Fries	—	—	210,158	751,077
Paul A. Gould	—	—	91,154	170,464
Richard R. Green	—	—	113,068	203,804
Larry Romrell	—	—	119,070	215,694
Daniel Sanchez	—	—	23,324	36,112
J David Wargo	—	—	119,070	215,694
Anthony G. Werner	—	—	10,194	10,098
Charles H.R. Bracken	53,450	71,256	121,992	49,068
Bryan H. Hall	36,436	48,454	98,326	120,038
Enrique Rodriguez	50,742	65,842	129,581	173,202
Andrea Salvato	51,312	68,407	94,449	72,169

(2)	Includes 32 Liberty Global Class A shares held by Mr. Cole’s minor daughter.

(3)	Includes shares held in the 401(k) Plan as follows:

Owner	Liberty Global Class A	Liberty Global Class C
Michael T. Fries	8,135	31,229
Bryan H. Hall	—	21,415
Enrique Rodriguez	—	16,968

(4)

Includes 69,300 Liberty Global Class A shares and 261,909 Liberty Global Class C shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust. Figure also includes 398,082 Liberty Global Class C shares underlying RSUs that will vest on May 1, 2026, without subtraction of additional shares for withholding tax obligations. This also includes 210,158 Liberty Global Class A shares and 751,077 Liberty Global Class C shares that would be issuable upon exercise by Mr. Fries of those SARs that are exercisable on, or will be exercisable within 60 days hereof, assuming exercise and net settlement at the closing sale price on April 10, 2026 (LBTYA: $12.11 and LBTYK: $11.77), and without subtraction of additional shares for withholding tax obligations.

(5)	Information with respect to the Letter Agreement is set forth in —Security Ownership of Certain Beneficial Owners.

(6)	Includes shares pledged to the indicated entities in support of one or more lines of credit or margin accounts, which may include other pledged assets, extended by such entities:

	No. of Shares Pledged
Beneficial Owner	Liberty Global Class A	Liberty Global Class C	Entity Holding the Shares
J David Wargo	62,341	155,230	Merril Lynch

(7)

Includes 158 Liberty Global Class A shares and 524 Liberty Global Class C shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership. Also includes 32 Liberty Global Class C shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership.

(8)

Includes 69,458 Liberty Global Class A shares and 262,465 Liberty Global Class C shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or in managed accounts, as to which shares beneficial ownership has been disclaimed.

(9)

Includes 1,342,922 Liberty Global Class A shares and 2,398,116 Liberty Global Class C shares that are subject to options or SARs, which were exercisable as of, or will be exercisable or vest within 60 days of, April 10, 2026, assuming exercise and net settlement at the closing sale price on April 10, 2026 (LBTYA: $12.11 and LBTYK: $11.77), and without subtraction of additional shares for withholding tax obligations; 8,135 Liberty Global Class A shares and 69,612 Liberty Global Class C shares held by the 401(k) Plan; and 62,341 Liberty Global Class A shares and 155,230 Liberty Global Class C shares pledged in support of various lines of credit or margin accounts. Figure also includes 191,940 Liberty Global Class A shares and 652,041 Liberty Global Class C shares underlying RSUs that will vest on May 1, 2026, without subtraction of additional shares for withholding tax obligations.

Change-in-Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change-in-control of our company.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms filed with the SEC and written representations made to us by our executive officers and directors, we believe that, during the year ended December 31, 2025, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met on a timely basis.

CORPORATE GOVERNANCE

Governance Guidelines

Our board has adopted corporate governance guidelines, which are available on our website at www.libertyglobal.com. Under the guidelines, our independent directors meet privately at least twice a year in executive session, which sessions are generally held in conjunction with a regularly scheduled board meeting. The presiding director for these meetings is Paul A. Gould, the chairman of the audit committee.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist our board of directors in determining which of our directors qualify as independent for purposes of the NASDAQ Stock Market (Nasdaq) rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the criteria for director independence set out in the Corporate Governance Rules of Nasdaq. In addition, audit committee and compensation committee members must meet additional heightened independence criteria applicable to audit committee and compensation committee members under applicable Nasdaq and SEC requirements.

In accordance with these criteria, our board of directors has determined that each of Andrew J. Cole, Miranda Curtis CMG, Marisa D. Drew, Paul A. Gould, Richard R. Green, Larry Romrell, Daniel E. Sanchez, J David Wargo and Anthony G. Werner qualifies as an independent director of our company. In sum, all of our directors are independent outside of Mr. Fries, who is a member of management of the Company.

Board Leadership Structure

Our board of directors has the authority to determine whether the positions of chairman of the board and chief executive officer should be held by the same or different persons. Following the retirement of John C. Malone in January 2026, the board determined, in its judgment, that our company benefits from having a combined chairman and chief executive officer (CEO) position at this time. Mr. Fries’ unique perspective and experience is valuable in managing the company’s international operations, including developing and executing company strategies and business plans, providing leadership to our executives and employees and representing our company to business partners, investors and the media. In addition, Mr. Fries served as our Vice Chairman from June 2005 to January 2026 and therefore has experience in a similar role.

Risk Oversight

Our management team is responsible for identifying and managing risk related to our company and its significant business activities, subject to oversight by our board of directors. Our board executes its risk oversight directly and through its committees. Our board engages in regular briefings and discussions with senior management and periodic in-depth sessions on specific topics. For certain risk topics as discussed below, a board committee will have initial responsibility for exercising this oversight role, with the chair of the relevant committee reporting to the full board.

Full Board

At each regularly scheduled board meeting, our board receives reports from our CEO and other members of senior management with respect to their business unit or functional area, which include information relating to general and specific risks facing our company. These members of management address, among other things, material business-specific risks, such as competitive challenges, regulatory initiatives and risks related to operational execution, as well as macro-economic and political and geopolitical risks. Functional area specialists discuss our capital structure, liquidity, foreign currency exposure, credit and equity market conditions, developments in technology, cybersecurity risks, legal and regulatory compliance, and talent management and compensation programs. Detailed presentations are made by senior management in connection with our board’s consideration of acquisition, disposition and joint venture opportunities and other strategic initiatives, which include a discussion of material risks to achieving the business case for the proposed transaction or project. Our senior management regularly updates the audit committee and board on our cybersecurity risks, including how we mitigate such risks. From time to time, a more detailed review of a specific operating company will be provided by the local management team, or a specific topic of interest, such as technology developments, will be explored in greater depth during board meetings or site visits. The members of the board also have strategy meetings with members of senior management. Our senior management’s attendance at board meetings and strategy sessions provide frequent opportunities for our directors to interact with members of our management team to understand and provide input on relevant risk exposures. Through its review of our strategies and objectives, budgets and business plans, our board sets the direction for appropriate risk taking.

Committees

Audit Committee. Our audit committee has oversight responsibility for the policies, processes and risks relating to our financial statements, financial reporting processes, auditing and information security and technology, including cybersecurity risks. Senior officers of our internal audit and compliance group report to the audit committee and assists the committee with its review of relevant risks within its oversight responsibility and of our internal controls. Senior officers of our finance and accounting groups attend all regularly scheduled audit committee meetings and provide in-depth reports on specific risks, including changes in accounting rules, risks associated with liquidity, covenant compliance, currency and interest rate hedging positions and stability of counterparties. From time to time, the audit committee, with management, identifies and reviews other areas of risks related to Liberty Global’s operations and also receives quarterly reports on and reviews cybersecurity risks. The audit committee also receives reports on allegations received through our ethics compliance reporting process and the status of investigations into such allegations. Additional functions of the audit committee are described under Board and Committees of the Board —Audit Committee below.

Compensation Committee. Our compensation committee has oversight responsibility with respect to risks related to the design and implementation of our compensation programs. At least annually, our compensation committee considers the risks associated with our compensation policies and practices. To assist the compensation committee in discharging this responsibility, our global human resources group provides reports on the design and administration of incentive programs and the safeguards in effect to avoid encouraging unnecessary or excessive risk taking. A risk assessment was conducted for 2025, and the compensation committee determined that no material risks were present.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee has oversight responsibility with respect to risks related to our governance, including board and director performance and governance guidelines. It also administers an annual self-assessment of the board.

People Planet Progress Committee. Our People Planet Progress committee reviews our material Environmental, Social and Governance (ESG) strategies, objectives and contributions. The People Planet Progress committee receives updates from our management team on the company’s activities concerning ESG matters and provides guidance to our councils on ESG and various people initiatives, respectively, from time to time.

Succession Planning Committee. Our succession planning committee has oversight responsibility for the risks related to succession planning for our CEO and other executive officers, as well as risks associated with a CEO absence. The committee aims to undertake an annual evaluation of the CEO candidate profile and qualifications that meets the leadership needs of Liberty Global.

Treasury Committee. Our treasury committee has oversight responsibility with respect to significant financing and treasury-related matters. The treasury committee is authorized to approve time-sensitive financings and other financial transactions, including underwriting arrangements, acquisitions of traded debt securities and share repurchase programs.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our CEO and senior financial officers and the managing directors, as well as the senior financial officers at our operating companies, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002. Both codes are available on our website at www.libertyglobal.com. Any amendments to, or waivers of, the Code of Ethics will be disclosed to the extent required by applicable law or the rules of Nasdaq at www.libertyglobal.com.

Corporate Responsibility

We strive to ensure that the connections we make today embody our commitment to being an inclusive, sustainable and responsible company. Our People Planet Progress (PPP) strategy ensures that we focus on the matters that make an impact today and also shape the opportunities of the future.

People

Our People priority focuses on diversity, representation and Belonging—making sure that everyone can be their full selves at work in an inclusive environment with equitable opportunities. We are committed to preparing for tomorrow’s workforce by supporting STEM and digital skills education, which foster future technology talent and support broader societal needs. This is also underpinned by our Inclusive Connectivity initiatives, which offer affordable, accessible digital services and devices for those in need. Our community impact work is rooted in our focus on volunteering and our partnerships to create a positive impact in communities where we live and work.

Planet

Our Planet priority focuses on reducing our environmental footprint by bringing down our Scope 1, 2 and 3 greenhouse gas emissions in line with science-based targets. We are prioritizing the procurement of energy from renewable sources, transitioning our fleet to electric vehicles, as well as enhancing the efficiency of our networks. We are also working with our suppliers, the largest contributor to our carbon footprint, to bring down their emissions. Our products are designed for circularity, allowing for more sustainable materials and ensuring easier pathways to refurbishment and disposal at the end of their useful life. Our Planet priority also brings together innovation opportunities with Smart Energy initiatives—making our networks, products and operations more efficient and sustainable through the use of artificial intelligence and other transformative technologies.

Progress

Our Progress priority emphasizes our commitment to transparency throughout our operations and that of our value chain. This is supported by our robust governance structures and ethical practices. We are managing our climate-based risks to better equip our business for the future. We rely on widely recognized benchmarks and frameworks to drive our progress and provide transparency to our stakeholders. We highly value our partnerships and affiliations, such as the United Nations Global Compact and the Joint Alliance for Corporate Responsibility, which help enable us to drive progress in our operations and the wider industry.

Investing in our People and Culture

At our company, it all starts with our employees. Together Liberty Global, Virgin Media-O2, VodafoneZiggo, Telenet and Virgin Media Ireland are creating a culture that is inclusive, where everyone is valued and respected. Where we have a positive impact on each other and our communities. Our overarching goal is to attract, retain and engage the best talent ensuring that we access the widest possible talent pool, so that we can select the best, while creating a culture where all people belong and can give their best. Belonging underpins everything we do because we know that it drives employee engagement and, in turn, company performance. People that feel that they can be themselves at work perform at their best. We have a council , co-chaired by our CEO and our Managing Director of Global Talent and Chief DEI Officer, comprised of 19 members of senior leadership from around our multi-national company. We have implemented a global vision and strategy, executed with local nuances that underpin all of our ambitions, driving change through action.

Collaboration with our Employee Resource Groups (ERGs) has been integral to our belonging agenda, including at our operating companies. With approximately 20 ERGs, we co-create initiatives for strategic cultural change. We carried out leadership reverse mentoring, in which the members of the ERG led the program and acted as mentors to the participants..

Virgin Media-O2, VodafoneZiggo and Virgin Media Ireland, also have their own ERGs to provide support for their local employees and to complement Liberty Global’s strategy and initiatives. In addition, our council has worked diligently to prepare concrete, implementable initiatives to further our collective strategy in these areas. These initiatives are measurable, allowing us to easily track our progress.

Liberty Global is committed to not only making an impact within our family of companies but also within the communities where we operate. We believe that companies play a huge part in how society is shaped and by taking the approach that we have to evolve the conversation to belonging, we are able to influence behavior and drive culture change within society by making the change relatable to everyone. Liberty Global has partnered with Avesta Capital to make investments in start-up companies focused on making a positive social impact.

Political Contributions
Our code of conduct restricts the use of company funds and assets for political contributions to political parties, political party officials and candidates for office, unless approved by our general counsel. Additionally, our charitable giving programs available to employees prohibit political contributions by our company.
Shareholder Communication with Directors
Our shareholders and other interested parties may send communications to our board of directors or to individual directors by mail addressed to the board of directors or to an individual director c/o Liberty Global Ltd., 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S. Attn: General Counsel. Communications from our shareholders will be forwarded to our directors on a timely basis.
Policies Regarding Hedging
Our Insider Trading Policy requires each of our directors and executive officers to pre-clear
all proposed transactions in our company’s securities, including hedging or monetization transactions, with the legal department. The policy prohibits short sales of our company’s securities by any director or employee. Otherwise, we do not have any practices or policies regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.
Given the long tenure of most of our directors and officers, and the extent of company shares held by such directors and officers, we do not have a blanket prohibition on pledges of the company’s securities by our officers or directors. Our named executive officers (
NEOs
) did not have any pledges in place with respect to the company’s securities as of December 31, 2025. Senior executives and directors of the company are encouraged to hold the company’s shares and are subject to a share ownership policy. In most cases the share ownership policy is substantially exceeded. Additional information on our share ownership policy can be found at
— Elements of Our Compensation Packages—Share Ownership Policy.
The ability to pledge shares in a traditional broker arrangement may facilitate deeper ownership of the underlying shares and discourage sales of shares. Furthermore, executives and directors may have other investments or assets pledged (in addition to shares of our company) within the same financial arrangements, and the ratio of company shares as collateral to principal may be low or otherwise present minimal risk.
Class of Capital Stock
Liberty Global is a Bermuda corporation with three classes of capital stock that have the following voting rights on the election of directors: Class A, which has voting rights at one vote per share; Class B, which has voting rights of ten votes per share; and Class C, which has no voting rights. This voting structure has been in place since the current Company’s inception, and it cannot be materially changed without the affirmative vote of a majority of the Class B shareholders, as it would be deemed a variation of class rights under our bye-laws.
Each class of shares provides features and benefits that can complement our shareholders’ investment objectives, strategies, and mandates, and because each class is traded on the Nasdaq Global Select Market, they can be readily purchased and sold with those benefits and features in mind.

BOARD AND COMMITTEES OF THE BOARD

Board Membership Change-over and Experience

Our board of directors currently has 10 members. The board has three classes of directors: Class I directors, whose term expires at the 2026 AGM, Class II directors, whose term expires at the 2027 AGM and Class III directors, whose term expires at the 2028 AGM. Set forth below is our current board of directors, including their committee memberships, if any.

	Audit	Compensation	Nominating & Corporate Governance	People Planet Progress	Succession Planning	Treasury

Andrew J. Cole		●	●

Miranda Curtis CMG	●		●	Chair

Marisa D. Drew				●		●

Michael T. Fries						●

Paul A. Gould	Chair	●	●		●	●

Richard R. Green		●	Chair		●

Larry Romrell		Chair	●		●

Daniel E. Sanchez				●

J David Wargo	●			●

Anthony G. Werner	●

2025 Committee Meetings	6	9	2	4	1	N/A

During 2025, we had six meetings of our full board of directors. During the period that each director served on our board in 2025, each such director attended, either in person or telephonically, at least 75% of the total number of meetings of our board and each committee on which he or she served. The independent directors of Liberty Global held five executive sessions without the participation of management during 2025. Our board of directors encourages all members to attend each annual general meeting of our shareholders. No directors attended the 2025 AGM in person, and no non-employee shareholders were in attendance.

Information with respect to each of the current committees of our board of directors is provided below. Our board of directors has adopted a written charter for each of its committees, which are available on our website at www.libertyglobal.com.

Committees of the Board

Audit Committee

A description of the audit committee members’ respective experience is set forth under Director Biographies below. Our board of directors has determined that more than one member of the committee, including its chairman, Mr. Gould, qualifies as an “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews and monitors our corporate financial reporting and our internal and external audits. The audit committee’s functions include:

•	appointing, retaining and, if necessary, replacing our independent auditors;

•	reviewing and approving, in advance, the scope and the fees of all auditing services, and all permissible non-auditing services, to be performed by our independent auditors;

•

reviewing our annual audited financial statements with our management and our independent auditors and making recommendations regarding inclusion of such audited financial statements in certain of our public filings;

•	approving the company’s annual filing on Form 10-K;

•

overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services, including holding quarterly meetings to review our quarterly reports and releases, discussing with our independent auditors issues regarding the ability of our independent auditors to perform such services, reviewing with our independent auditors any audit-related problems or difficulties and the response of our management and addressing other general oversight issues;

•

reviewing and discussing with management and our independent auditors issues regarding accounting principles, tax matters, effectiveness of internal controls, financial reporting and regulatory and accounting initiatives;

•

overseeing the maintenance of our internal audit function, discussing with our independent auditors, the internal auditor and our management, as appropriate, the internal audit function’s responsibilities, budget and staff, periodically reviewing with our independent auditors the results and findings of the internal audit function and coordinating with our management to ensure that the issues associated with such results and findings are addressed;

•	discussing with management the company’s financial risk exposure and risk management policies;

•

reviewing disclosures by our certifying officers on any significant deficiencies or material weaknesses in the design or operation of our internal controls and any fraud involving persons who have a significant role in our internal controls;

•

overseeing management’s processes and activities with respect to confirming compliance with applicable securities laws and SEC and Nasdaq rules relating to our accounting and financial reporting processes and the audit of our financial statements;

•

establishing procedures for the consideration of alleged violations of the code of conduct and the code of ethics adopted by our board and for the reporting and disclosure of violations of or waivers under such codes;

•	establishing procedures for receipt, retention and treatment of allegations on accounting, internal accounting controls or audit matters;

•	oversight of the company’s ESG reporting; and

•	preparing a report for our annual proxy statement.

In addition to the foregoing, as provided in our corporate governance guidelines referenced above, the audit committee must review and approve any related party transaction in which an executive officer or director has a direct or indirect interest for which disclosure is required under SEC rules.

Compensation Committee

The compensation committee sets our overall compensation philosophy and oversees our executive compensation and benefits programs, policies and practices. The compensation committee’s functions include:

•	reviewing and approving annual and long-term performance goals and objectives for our CEO and our other executive officers;

•	evaluating the performance of, and determining the compensation for, our CEO and overseeing our CEO’s evaluation of the performance of our other executive officers;

•	reviewing and approving the compensation of our executive officers and certain other members of senior management;

•	reviewing and approving the employment agreements of our executive officers and certain other executives, as well as any applicable amendments thereto;

•

reviewing and approving cash-based and equity-based compensation plans that are shareholder-approved and the awards granted thereunder, where participants are employees of Liberty Global or one of our subsidiaries or 50%-owned joint ventures;

•	making or recommending changes to any incentive-compensation plan and equity-based compensation plan as it deems appropriate, subject to any necessary board or shareholder approvals;

•	reviewing risk associated with our compensation program and policies (including with respect to our executive officers) at least annually and discussing such risks with management;

•	reviewing shareholder votes on compensation matters and making recommendations to the board of what actions, if any, are warranted;

•	making regular reports to the board, periodically reviewing and assessing the performance of the compensation committee and its members and reviewing its charter at least annually;

•	reviewing and discussing with management the compensation-related disclosures to be included in our annual proxy statement or annual report and preparing a report for preparing a report for the same.

See Executive Officer and Director Compensation —Compensation Discussion and Analysis below for a description of the responsibilities of the compensation committee on matters related to executive compensation and the administration of the various incentive plans of our company for awards to employees.

The compensation committee has the authority to engage its own compensation consultants and other independent advisors. During 2025, the compensation committee retained The Croner Company for purposes of providing advice in updating the company’s peer group for executive compensation.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee identifies and recommends persons as nominees to our board of directors, reviews from time to time our corporate governance guidelines and oversees the evaluation of our board of directors. Its duties include:

•	reviewing and recommending compensation for our non-executive directors, including equity-based awards;

•	developing criteria for board membership;

•	reviewing candidates recommended by shareholders for elections to the board; and

•	assessing director and candidate independence.

The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such nominations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Liberty Global Ltd., 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, U.S., Attn: General Counsel. Shareholder recommendations must be made in accordance with our articles of association, as discussed under Shareholder Resolutions in this proxy statement, and contain the following information:

•

the proposing shareholder’s name and address and documentation indicating the number of common shares beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;

•

the candidate’s name, age, business and residential addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board;

•	any other information that would be required by applicable SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;

•	a representation as to whether the proposing shareholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•

a representation that the proposing shareholder intends to appear in person or by proxy at the annual general shareholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and should be committed to our long-term interests and the interests of our shareholders. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, which may include the following:

•	independence from management; education and professional background; judgment, skill and reputation;

•	understanding of our business and the markets in which we operate;

•	expertise that is useful to us and complementary to the expertise of our other directors;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of our existing board of directors.

The nominating and corporate governance committee does not have a formal policy on diversity, although it adheres to all applicable regulations and rules concerning diverse representation on the board. It also considers whether the nominee has personal capabilities and qualifications that contribute to the overall diversity of our board. For this purpose, the committee construes diversity broadly to include a variety of perspectives, opinions, professional backgrounds and experiences.

When seeking director candidates, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes that the candidate might be a suitable director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, the committee may recommend such candidate’s appointment or election to our full board.

Prior to nominating an incumbent director for re-election at an annual general meeting, the nominating and corporate governance committee considers, in addition to the foregoing criteria, the director’s past attendance at, and participation in, meetings of our board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

Based on the foregoing considerations, the nominating and corporate governance committee determined to recommend Miranda Curtis CMG, J David Wargo and Anthony G. Werner for nomination for re-election at the 2026 AGM to serve on our board as Class I directors, for a term expiring at the 2029 annual general meeting or until a successor in interest is appointed.

People Planet Progress Committee

The People Planet Progress Committee is dedicated to assisting the full board with the company’s ESG initiatives. The People Planet Progress Committee’s responsibilities include reviewing the company’s material ESG strategies, objectives, contributions and risks. The People Planet Progress Committee receives updates from our management team on the company’s activities concerning ESG matters and provides guidance to the company’s management from time to time. Our board of directors has adopted a written charter for the People Planet Progress Committee, which is available on our website at www.libertyglobal.com.

Succession Planning Committee

Our board of directors has established a succession planning committee to assist the full board in succession planning for our CEO and other executive officers. The responsibilities of the succession planning committee include the development of candidate profiles and qualifications, the identification and evaluation of potential internal candidates and opportunities for their development, the evaluation of potential external candidates and reporting to the full board on the results of its work. Our CEO collaborates with the succession planning committee in the performance of its functions. Our board of directors has adopted a written charter for the succession planning committee, which is available on our website at www.libertyglobal.com.

Treasury Committee

Our board of directors has established a treasury committee to assist the full board with oversight of significant financing and treasury-related matters. The responsibilities of the treasury committee include overseeing capital markets activities and other material financial transactions, and approving time-sensitive financings, underwriting arrangements, acquisitions of traded debt securities and share repurchase programs. The treasury committee was formed this year and will adop a written charter in due course, which will be available on our website at www.libertyglobal.com.

Board Composition

As described below under Proposal 1—The Director Election Proposal, our board of directors comprises directors with a broad range of backgrounds and skill sets, including in media and telecommunications, international investment banking, debt and equity capital markets, mergers and acquisitions, environmental, social and governance and technology. For more information on our policies with respect to board candidates, see Board and Committees of the Board—Committees of the Board—Nominating and Corporate Governance Committee.

Board Diversity

Our board and the nominating and corporate governance committee considers diversity in its decisions concerning our board composition, as our directors believe diverse backgrounds and viewpoints can enhance the quality of our board. The current demographic background of our board is set forth below.

Board Diversity Matrix (As of December 31, 2025)

Total Number of Directors	10

	Female	Male	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	7	1

Part II: Demographic Background

Hispanic or Latin American	1

White	7

Did Not Disclose Demographic Background	2

MANAGEMENT OF LIBERTY GLOBAL

Executive Officers

The following lists the executive officers of our company (other than Michael T. Fries who also serves as a director of our company and is listed under Proposal 1—The Director Election Proposal), their ages and a description of their business experience, including positions held with Liberty Global and its predecessors.

Name	Positions
Charles H.R. Bracken, 59

Executive Vice President and Chief Financial Officer.

Mr. Bracken joined our corporate offices in Europe in March 1999. He became Chief Financial Officer in 2017, having been Co-Chief Financial Officer since 2004. Previously he was the Chief Financial Officer for the Europe operations of our predecessor. Prior to joining Liberty Global, he worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development. Mr. Bracken is a director of Liberty Latin America Ltd. and was a director of our subsidiary Telenet Group Holding N.V. until its delisting in October of 2023.

Bryan H. Hall, 63

Executive Vice President, General Counsel and Secretary.

Mr. Hall has been the company’s General Counsel since January of 2012. He was General Counsel of Virgin Media Inc. (then a distinct public company) in London from 2004-2011 and previously was a partner in the corporate department at the law firm Fried Frank Harris Shriver & Jacobson LLP in New York.

Enrique Rodriguez, 63

Executive Vice President and Chief Technology Officer.

Mr. Rodriguez has held this position since July 2018. He has served as a director of Sunrise Communications AG since November 2024. Mr. Rodriguez previously served as the President, Chief Executive Officer and a director of TiVo Corporation (TiVo) from November 2017 to July 2018. Prior to joining TiVo, Mr. Rodriguez was Executive Vice President and Chief Technology Officer of AT&T Entertainment Group from August 2015 to November 2017. From January 2013 to July 2015, he served as Executive Vice President, Operations and Products for Sirius XM and was Group Vice President of Sirius XM from October 2012 to January 2013. Prior to his employment with Sirius XM, Mr. Rodriguez was the Senior Vice President and General Manager of Cisco Systems’ Service Provider Video Technology Group.

Andrea Salvato, 58

Executive Vice President and Chief Development Officer.

Mr. Salvato has held this position since January 2022, having previously been Senior Vice President and Chief Development Officer from 2012 to 2022 and Managing Director, Corporate Development from 2005 to 2012. In this capacity, he is responsible for overseeing Liberty Global’s mergers and acquisitions and business development activities and Liberty Global’s central content function, as well as being a member of the operating committee that oversees our venture investment portfolio. Prior to joining Liberty Global, he served as a Managing Director at JPMorgan Chase’s investment banking division where he focused on advising telecommunications and media clients, including the European operations of Liberty Global’s predecessor.

The executive officers named above will serve in these capacities until their respective successors have been duly appointed and have been qualified or until their earlier death, resignation, disqualification or removal from office. There are no family relationships between any of our directors on the one hand and any executive officers on the other hand, by blood, marriage or adoption.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

We are a dynamic team of operators and investors, generating and delivering shareholder value through the strategic management of three complementary platforms — Liberty Telecom, Liberty Growth and Liberty Global.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections (at December 31, 2025) through advanced fiber and 5G networks that empower customer and strengthen national economies. We are pursuing strategies in each market to drive commercial momentum, finance and monetize network infrastructure and pursue accretive transactions to deliver value to our shareholders.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies. As of December 31, 2025, Liberty Growth holds investments valued at $3.4 billion, including our stakes in ITV, Televisa Univision, Plume Design, EdgeConneX and AE Group Sàrl (a.k.a. AtlasEdge), as well as our controlling interest in the racing series Formula E (Formula E) and Liberty Blume, our technology-based services business, providing technology, operational, and financial services to our affiliated companies and third-parties.

Liberty Global is a team of operators and investors with over 30 years of experience in telecoms, tech, media and finance. In addition to providing financing and tech-related services to our operating businesses and Growth portfolio companies, Liberty Global has strong leadership across M&A, talent, legal and tax.

We operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through, among others, strong organic growth, technological innovation, disciplined capital allocation and prudent capital structure management.

In this section, we provide an overview of our compensation process and philosophy and describe how our executive compensation packages are designed, including greater detail on individual elements of the packages. We also provide detail on the performance under our most recent executive compensation awards and historical context on key decisions and changes that were made with respect to our executives’ compensation packages and other compensation-related matters.

Named Executive Officers. Compensation information is provided for our NEOs — Michael T. Fries, our Chairman and CEO; Charles H.R. Bracken, our chief financial officer; and our three other most highly compensated executive officers at the end of 2025: Bryan H. Hall, our general counsel and secretary, Enrique Rodriguez, our chief technology officer and Andrea Salvato, our chief development officer. Below, we also provide information relating to the compensation of our non-executive directors.

Executive Summary

Our compensation program plays a key role in incentivizing our management team to execute our financial and operational goals.

The primary goals of our executive compensation program are to:

•	motivate our executives to help maximize creation and delivery of shareholder value;

•	attract and retain the best leaders for our business; and

•	align executives’ interests with those of our shareholders.

2025 Business Highlights

We invest in the infrastructure and digital networks and platforms that empower our customers to make the most of the technological and digital advancements seen across almost every aspect of their lives. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation fixed and mobile networks. Our 2025 operating and financial performance was reported publicly on the basis of our continuing operations.

2025 was a productive year, where we reshaped our company to be better prepared for our future strategic ambitions, bolstered our financial position through opportunistic refinancings of billions of dollars of our and our joint ventures’ debt, entered into advantageous and long-term commercial agreements, selectively rotated capital out of certain of our investments into higher growth opportunities and the repurchased 5% of our outstanding shares. We also delivered on substantially all of our guidance metrics set for 2025 despite a challenging commercial and macro environment, all as described below. Throughout 2025, we continued to strengthen our operating companies by making substantial capital investments in our networks’ speed, capacity and resilience, including our fiber build-outs in the U.K., Belgium and Ireland so that we are well-positioned to execute on our growth plans and take advantage of commercial opportunities.

In summary our business highlights for 2025 were as follows:

Transaction Highlights

Transformational Acquisitions

✓ Negotiated acquisition agreement to acquire the U.K.’s fourth largest full fiber network through our joint venture, Nexfibre, which was signed in early 2026 (the UK Transaction)

✓ Agreed with Vodafone plc to acquire its equity stake in VodafoneZiggo, with ambitions to combine that business with Telenet to create a regional powerhouse, Ziggo Group, which agreement was signed in early 2026 (the Dutch Transaction)

Tactical Refinancings

✓ Successfully refinanced an aggregate of $15 billion worth of debt across our consolidated and non-consolidated operating businesses, pushing out maturities to give us added flexibility for future organic and inorganic growth opportunities

U.K. B2B Combination

✓ Completed multi-billion pound sterling combination of our U.K. joint venture’s B2B operations with Daisy Communications to create a major new force in the UK business communications and IT sector (the B2B Transaction)

Non-Core Asset Disposals	✓ Successfully agreed to dispose of approximately $400 million of non-core assets, including entering into an agreement to sell our Slovakian operations to O2, at attractive multiples

Beneficial Commercial Arrangements

✓ Negotiated a strategic partnership with Google to embed AI capabilities into our customer-facing products and services

✓ Further deepened our partnership with leading technology partner, Infosys

✓ Signed a commercial agreement with new partner to bolster our cybersecurity posture

Financial Highlights

Guidance Achievement

✓ Delivered on substantially all of our 2025 guidance targets, including all Adjusted EBITDA and Adjusted Free Cash Flow targets

✓ Received approximately £189 million and approximately €112 million in shareholder distributions from our U.K. and Dutch joint ventures, respectively

Stock Buybacks	✓ Repurchased 5% of our outstanding share capital

General Financial	✓ Ended the year with approximately $2.2 billion of cash and liquid securities

Operational Highlights

Network

✓ Progressed fixed network sharing agreement with Proximus and Fiberklaar in the Belgian market, with market test having been completed (the Belgian Transaction)

✓ Made significant progress on our fixed network strategies, specifically with respect to our fiber network upgrade strategies in the U.K., Belgium, and Ireland

Corporate Reshaping	✓ Undertook significant corporate reshaping to right size our organization for future strategic opportunities ✓ Approximately $100 million in expected annual compensation expense savings

Compensation Structure—Pay for Performance

Our dynamic and entrepreneurial corporate ethos requires attracting and retaining highly talented executives who can be responsive to new and different opportunities for our company and thereby create value for our customers and shareholders. Our executive compensation program plays a key role in furthering this aim. Each of our NEOs received a salary, an annual performance bonus award and a multi-year equity incentive award in 2025 as part of each NEO’s total compensation package. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s overall influence and impact on our company’s financial and operational performance, the executives’ prior performance and an analysis of what is competitive compensation for similar roles, to the extent such data is available. We regularly evaluate and refine our compensation programs to strengthen the link between executive and shareholder interests, linking a significant portion of the executive’s equity compensation to share price appreciation and total shareholder return.

Compensation Discussion and Analysis

Overview of Compensation Process

The compensation committee of our board of directors assists our board in determining the compensation of our executive officers and the administration of our incentive plans. The committee identifies the company’s primary compensation goals, implements programs designed to achieve those goals without unnecessary risk taking and monitors performance against those goals and associated risks. The chair of our compensation committee reports to our board of directors on its annual compensation decisions, the administration of existing programs and the development of new programs. Each member of our compensation committee is an “independent director” (as defined under the Nasdaq rules) and a “non-employee director” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act).

The compensation committee makes compensation decisions with respect to our executive officers, including our NEOs. Our CEO provides input to the committee on compensation decisions for members of our senior management team, including by recommending annual salary amounts and annual performance goals, suggesting target performance award levels and evaluating their performance. With the assistance of our human resources and legal teams, our CEO provides recommendations on the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluates alternatives and suggests revisions. Other senior officers present various compensation related legal, tax and accounting analyses to the compensation committee. The committee’s decisions with respect to our CEO’s compensation are made in private sessions without the presence of management. In making its decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members, as well as the committee’s own evaluation of company and NEO performance.

Our shareholders voted, on an advisory basis, on the compensation of our NEOs at our 2023 annual general meeting of shareholders on June 14, 2023, and we received the approval of a majority of the aggregate votes cast on that proposal. No material changes were made to our executive compensation program as a result of this vote, other than to add Performance Share Units (PSUs) as a new performance-based equity award. At our 2020 annual general meeting of shareholders on June 30, 2020, shareholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held. At the AGM, we are submitting for shareholder consideration (i) a proposal to approve, on an advisory basis, our executive compensation and (ii) a separate resolution for an advisory vote as to whether a shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years. See “Proposal 3—The Say-On-Pay Proposal” and “Proposal 4—The Say-On-Frequency Proposal” above.

From time to time, the compensation committee engages third-party consultants directly to assist it in evaluating proposed changes in compensation programs or levels of compensation, as well as to obtain comparative compensation data. In 2025, the compensation committee engaged The Croner Company to provide advice and support on a variety of topics, including, among others, updating the company’s peer group for executive compensation. With respect to comparators and peers, given the multinational nature of its business, but taking into account the company’s Nasdaq listing, the compensation committee evaluates compensation based upon U.S., U.K. and continental European comparators and peers. For example, benefits are generally based upon the prevailing practice in the country in which the executive lives and works. The compensation committee does not specifically target compensation levels at any particular percentile of a comparator group.

Compensation Philosophy and Goals

The compensation committee has three primary objectives with respect to executive compensation—motivation, retention and value creation for our shareholders.

✓	Motivate our executives to maximize their contributions to benefit the company

◾

Establish a mix of financial, non-financial, group and individual performance objectives based on our annual budgets and, where appropriate, our medium-term outlook to balance short- and long-term goals and risks

◾	Establish individual performance objectives, tailored to each executive’s role and responsibilities in our company

◾	Reward executives for achievement of committee-established objectives

◾	Inspire growth leadership, balanced against risk management

✓	Attract and retain top caliber employees

◾	Offer compensation that our compensation committee believes is competitive with the compensation paid to similarly situated executives of companies with which we compete for talent

◾	Utilize multi-year vesting and forfeiture provisions with our equity awards to encourage retention

✓	Align our executives’ interests with those of our shareholders

◾	Emphasize long-term, equity-based compensation that increases in value as our share price increases

◾	Require significant levels of share ownership by our executive leadership to foster alignment with our shareholders

Summary of Key Executive Compensation Principles

Consideration	Description

Mix of Performance-Based Pay	Substantial Performance-Based Compensation. Executive compensation is designed to include equity-linked incentives, providing incentives to over-perform, while also including risks associated with under-performance.

Align Incentives with Shareholders	Equity-based Compensation. A majority of our NEOs’ total compensation are equity-linked awards, including PSUs, RSUs, Liberty Growth Incentive Plan (LGIP, the successor plan to the Ventures Incentive Plan) awards or SARs that vest over time, encouraging executives to focus on long-term, sustainable value creation for our shareholders.

Substantial Investments in the Business	Share Ownership Policy. Our CEO must maintain share ownership at 6x his salary and the other NEOs at 4x their salary, as equitably adjusted to account for the Spin-off (as described below). Our NEOs have substantial tenure at the company and all have significant levels of ownership in the company.

Clawbacks	Clawbacks. Our publicly filed clawback policy requires recoupment of certain awards in the event of a restatement of financial results.

Change-in-Control

Double Trigger. Our stock incentive plans and our employment agreements with executives have “double trigger” provisions upon a change-in-control.

No Gross-up on Excise Taxes. We do not provide for gross-ups on excise taxes that could be incurred upon a Change-in-Control.

Third-Party Consultants for the Compensation Committee	Independent Third-Party Consultants. The compensation committee engages third-party consultants to provide objective, third-party advice on executive compensation matters.

Investor Feedback	Incorporating Shareholder Feedback. We communicate with our shareholders on our executive compensation arrangements. Key design elements of our compensation programs have been put in place following this feedback, including our awards linked directly to share price appreciation, such as PSUs using relative shareholder return or share price appreciation as the sole performance metrics.

Limit Risk-Taking	Hedging and Pledges. Our NEOs have substantial tenure with the company and substantial share holdings. We believe that permitting hedging can encourage executives to hold a greater position in our company’s shares than they might otherwise. Advance notice and approval is required.

In approving each compensation element for our executive officers each year, the compensation committee considers a number of factors, including:

•	the executive’s responsibilities and the impact of his or her role in achieving our financial, strategic and operational objectives;

•	the executive’s experience, overall effectiveness and demonstrated leadership ability;

•	the performance expectations set for our company and for the executive and the overall assessment by the compensation committee of actual performance against such expectations;

•	from time to time, comparative pay data for similarly situated employees of companies with which we compete for talent; and

•	retention risks at specific points in time with respect to individual executives.

Multi-Year Contracts

The compensation committee believes that multi-year contracts with senior executives promote stability in management and achievement of Liberty Global’s long-term strategic objectives. Certain of these contracts include customary non-compete and non-solicitation clauses and require customary resignation notice periods from the executive, which may be six months or more. Each of our NEOs are subject to employment agreements, which are described below in —Employment and Other Agreements.

Setting Executive Compensation

To achieve these compensation objectives, our NEOs’ compensation packages are comprised of three main components: base salary, annual performance bonus awards and multi-year equity incentive awards (the Primary Compensation). These three main components of compensation were also made available to approximately 562 employees across our global operations. The design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.

For our NEOs, the total value of each NEO’s compensation package is comprised mainly of incentive awards, reflecting the impact each executive has on the overall success of our company. The majority of each NEO’s compensation for 2025 was heavily weighted in equity incentive compensation. We consistently use multi-year equity incentive awards as the largest component of our executive compensation program to aid in executive retention and foster closer alignment of our executives’ and shareholders’ interests. The compensation committee strives to create compensation programs where the majority of each NEO’s Primary Compensation is in the form of multi-year equity incentive awards.

Elements of Our Compensation Packages

The implementation of our compensation philosophy and goals includes the elements of NEO’s Primary Compensation. These elements are described below more generally and for 2025 specifically.

Compensation Element	Salary and Benefits	Annual Bonus	Long-Term Incentive Plans

Program	Cash salary and market-based benefits	Annual bonus paid in cash and/or shares	Awards of PSUs, LGIP units and RSUs with multi-year cliff or installment vesting that are generally expected to be settled in shares

Key Features	Salary paid in local currency where executive is located, and benefits are provided depending on local customs and market practices	Uses committee-determined quantitative financial and operational performance metrics and guides to individual and company performance	Short- and long-term alignment to shareholder interests, incentivizing our NEOs to seek sustainable appreciation of our share price

Value	Based upon individual performance, market-driven and dependent in part on executive’s location	Primarily dependent on company-wide performance with incentives for individual over-performance and reduction potential for under-performance	Value of awards driven primarily by company share price performance improvement and Liberty Growth portfolio accretion

Risk Profile	Fixed	Variable short-term, performance-based	Variable long-term and performance-based incentives

Base Salary

General. Base salaries are fixed for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the company. Generally, increases in base salaries are based on increased responsibilities, company-wide budgets and increases in the cost of living. Salary amounts take into account multiple factors such as our ability to attract and retain qualified and experienced candidates, market comparisons, location, exchange rates, benefits, complexity of the position and prior salary, among other considerations.

2025 Base Salaries. In February 2025, consistent with the annual salary increases for corporate-level employees in general, our compensation committee maintained the base salaries for our NEOs at their then current levels, resulting in a base salary of £981,000 ($1,292,490) for Mr. Bracken, $1,251,000 for Mr. Hall, $1,197,000 for Mr. Rodriguez and £808,000 ($1,064,559) for Mr. Salvato, each effective on April 1, 2024. Following the execution of his Second Amended and Restated Employment Agreement on April 7, 2025 (the Fries Agreement), Mr. Fries’ salary was contractually set at $3,000,000, effective as of January 1, 2025.

Annual Performance Bonus Awards

General. Annual performance bonus awards are designed to motivate our executives to achieve our annual business goals and reward them for superior individual performance.

Each year, the compensation committee approves the terms of the annual performance bonus program, including each NEO’s annual performance goals. Annual bonus target amounts for each NEO are subject to yearly review by the compensation committee. The compensation committee adjusts the company-wide targets and the individual NEO performance objectives for each year in order to provide appropriate “stretch” targets to incentivize performance.

The compensation committee, together with our CEO, reviews and assesses the achievement of company performance metrics, as customarily adjusted, as well as our NEOs’ individual performance objectives. The committee then makes annual performance bonus payout determinations following the end of each fiscal year. The compensation committee also determines, in private session without the presence of management, whether our CEO has met his individual performance goals for the year, as well as the amount to be paid for his annual bonus.

Within our annual performance bonus program, we encourage increased share ownership among our NEOs to align their incentives with those of our shareholders. Under our shareholding incentive plan (SHIP), an NEO may bolster his share ownership by electing to receive up to 100% of the NEO’s bonus in company shares instead of cash. Employees who elect to receive shares for all or a portion of their annual bonus also receive RSUs equal to 12.5% of the gross number of shares earned under the annual bonus. These RSUs vest approximately one year after the grant date, provided the employee holds all of the shares issued as part of the SHIP through such vesting period. The number of common shares granted is based on the closing prices of our Liberty Global Class A and Liberty Global Class C shares on the date the bonus is paid and, in 2025, was delivered on a one-to-one ratio between our Liberty Global Class A and Liberty Global Class C shares. The compensation committee may also elect to issue Liberty Global Class B shares under the SHIP. Additionally, each NEO receives company shares under the SHIP to the extent that the NEO’s annual bonus payout exceeds his target bonus amount.

Design of 2025 Annual Bonus Program. Given our geographical dispersion, we provide our operating companies with greater autonomy to define their own bonus programs within a reward governance framework set by the company (the Reward Framework). Under the Reward Framework, our operating companies design their bonus programs around certain financial and non-financial metrics, weighting them as appropriate to compete for local and regional talent. In the case of the VodafoneZiggo JV and the VMO2 JV, the Reward Framework was designed in alignment with our joint venture partners.

Our NEOs participated in the company’s central 2025 annual performance bonus program (the 2025 Annual Bonus Program). In approving the 2025 Annual Bonus Program, the compensation committee emphasized achievement of ‘Group Goals’ and ‘Individual Goals’, in addition to the company’s two primary metrics of revenue and Adjusted EBITDA less P&E Additions for Compensation Purposes (as defined below). The 2025 performance bonus targets for our NEO’s were $2.75 million for Mr. Hall, $3.5 million for Mr. Salvato, $3.6 million for Mr. Rodriguez and $4.0 million for Mr. Bracken. Under the Fries Agreement, our CEO’s target award was reduced to $13.0 million.

The key elements of the 2025 Annual Bonus Program were:

•	Relative achievement of four performance metrics, including two financial and two non-financial performance metrics, as follows:

◾	2025 budgeted revenue on a proportionate basis (25%);

◾	2025 budgeted Adjusted EBITDA less P&E Additions for Compensation Purposes (as defined below) (35%);

◾	achievement against pre-approved Group Goals (20%); and

◾	achievement against pre-approved Individual Goals (20%).

•

Over-performance against a budgeted target could result in a payout of up to 140% of the target bonus amount, depending on the level of achievement of these company financial and non-financial metrics and objectives.

Individual performance is reviewed by the compensation committee, which could reduce or increase the total annual bonus from 0% to a maximum of 150% of the total company performance payout (or up to a maximum of 210% of the participant’s target bonus).

The same general design was also implemented with similar performance metrics and weightings for the 2025 bonus programs for approximately 1,250 employees in our central offices in the U.K., the U.S. and the Netherlands.

In the 2025 Annual Bonus Program, “Revenue” is defined as total Liberty Global proportionate revenues, except at VodafoneZiggo where revenue is defined as total revenues minus device-only mobile handset revenue (Business-to-Consumer (B2C) and Business-to-Business (B2B)) and at Virgin Media Ireland where revenue is defined as total revenues minus hardware revenue (B2C and B2B).

We define “Adjusted EBITDA less P&E Additions for Compensation Purposes” as our Adjusted EBITDA less property and equipment additions, except at VodafoneZiggo JV, where it is defined as Adjusted EBITDA less property and equipment additions, including changes in working capital less restructuring cash paid and right-of use (ROU) asset additions, on a proportionate basis, including our non-consolidated joint ventures. Such amount differs from the Adjusted EBITDA less P&E Additions that we disclosed in our fourth quarter earnings release (filed with the SEC on February 18, 2026), which is calculated on a consolidated basis and omits amounts attributed to our U.K. and Dutch businesses.

Payout Calculation Methodology: Financial

	Potential Payout % re: Achievement of 2025 Budget
2025 Budget Achievement	Revenue (25%Weighting)		Adjusted EBITDA less P&E Additions for Compensation Purposes (35%Weighting)		Payout (% of Weighted Portion of Target Bonus Amount) (1)
Over-Performance	≥	102.5%	≥	105.0%	150.0%
On-Target Performance		100.0%		100.0%	100.0%
Minimum Performance		95.0%		90.0%	50.0%

(1)

Percentages shown represent the payout that would result if specified performance levels were achieved for Revenue and Adjusted EBITDA less P&E Additions for Compensation Purposes budget, with a minimum payout of 0% in Revenue and Adjusted EBITDA less P&E Additions for Compensation Purposes if the minimum performance threshold is not met. Payout percentages for percentage achievement of Revenue and Adjusted EBITDA less P&E Additions for Compensation Purposes budgets that fall in between these points would be determined by interpolation.

Group Goals. The Group Goals element under the 2025 Annual Bonus Plan measures the achievement of certain, committee-approved strategic objectives for the company and its operating companies. The Group Goals were broken into four categories that consisted of both measurable and specific objectives relating to commercial and strategic growth, value creation and improvement of the company’s culture. The achievement of such objections is evaluated by the compensation committee following the end of the applicable year. The maximum payout for this element is 150%.

Individual Goals. The Individual Goals element states unique, specific objectives for each of our NEOs, based on the NEO’s area of expertise. Such objectives are either quantitative or qualitative and were approved by the compensation committee at the outset of 2025 and are further described below. The compensation committee evaluated each objective in early 2026 and reviewed the achievement by each NEO against each of his objectives. NEOs can under- and over-perform their objectives, leading to decreased or increased payouts under this bonus plan element. The maximum achievement of an NEO’s Individual Goals is 150% of their target award, up to a potential weighted maximum of 30% of such NEO’s target bonus award.

2025 Annual Bonus Program Performance. At its meeting in February 2026, the compensation committee reviewed the actual 2025 Revenue and Adjusted EBITDA less P&E Additions for Compensation Purposes based on our audited 2025 financial results and also looked at the results of the NEO’s performance against the Group Goals and their Individual Goals. For this purpose, the 2025 budget was adjusted, in accordance with the terms of the 2025 Annual Bonus Program, for certain other unbudgeted events that the compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. These revisions included adjustments: (1) to reflect consistent foreign currency exchange translations, (2) for changes in accounting principles or policies, (3) for the impacts of certain acquisition, disposition, financing and restructuring transactions, (4) corrections to business plans and reclassifications that were determined mid-year, certain of which were outside of the company’s control, (5) additional strategic initiatives aimed at future value creation and (6) to increase or decrease for transactions that had inorganic impacts on our business or our financial results. In the aggregate, these adjustments resulted in a net decrease to our budgeted Revenue from $14.09 billion to $13.83 billion and a net decrease to our budgeted Adjusted EBITDA less P&E Additions for Compensation Purposes from $1.56 billion to $1.50 billion. For purposes of determining performance payout, the compensation committee confirmed that actual 2025 Revenue was 98.5% of the adjusted budget and actual 2025 Adjusted EBITDA less P&E Additions for Compensation Purposes was 105.3% of the adjusted budget on a consolidated basis. The Group Goals metric resulted in a 92.7% payout, and the Individual Goals for all our NEOs resulted in a payout of 100%.

The compensation committee approved the percentage payout for performance against the pre-established financial and non-financial metrics for each of the NEOs as set forth in the table below:

% Payout for Revenue Performance (25%)	% Payout for Adjusted EBITDA less P&E Additions for Compensation Purposes Performance (35%)	% Payout for Group Goal Performance (20%)	% Payout for Individual Goals Performance (20%)	Weighted Aggregate % of Target Bonus
84.8%	150.0%	92.7%	100.0%	112.2%

Individual Performance and Special Contributions. At its meeting in February 2026, the compensation committee analyzed each NEO’s performance against their Individual Goals and objectives, which were tailored to the individual’s role within our company.

Our CEO’s performance goals included strategic, financial and operational targets, functional objectives in each of the company’s core departments and support to our board in fulfilling its responsibilities, as well as personal development. The compensation committee considered the various performance objectives that had been assigned to Mr. Fries and our company’s accomplishments as compared to those objectives. Overall, the compensation committee determined that Mr. Fries again demonstrated outstanding leadership of the company in all respects and exceeded his objectives for 2025. In this regard, the compensation committee noted that the company had a number of significant accomplishments in 2025 under the leadership of Mr. Fries, including the negotiation and eventual signing of two transformative acquisitions in the U.K. and the Netherlands, the completion of a joint venture in the U.K. to create a significant B2B challenger in that market, the reshaping of the company’s workforce to align with future needs, the modernization of the company’s digital platforms and embedding artificial intelligence (AI) applications across the business, advancing the company’s multi-brand strategy to better serve our customers, overseeing the expansion of the company’s offerings beyond traditional connectivity services, executing on billions of dollars in opportunistic refinancing of the company’s debt stack to ensure financial stability, achievement of substantially all of the company’s 2025 guidance metrics, continued operational and financial success across our multinational business, repurchasing 5% of the company’s outstanding shares, development of growth initiatives and related matters.

The compensation committee also considered Mr. Fries’ management of the company generally. The committee noted that Mr. Fries demonstrated strong leadership capabilities in delivering key long-term strategic objectives in a challenging global economy and industry headwinds in our European businesses. Mr. Fries has been an excellent leader for the company in his interactions with various government and regulatory bodies and personnel across the U.K. and continental Europe, where advancement of new technologies in our industry is the subject of potential new regulations. Mr. Fries provided key leadership, hands-on expertise and motivational support in managing the senior executive team and employees in general.

Regarding our NEOs’ individual performance during 2025, the compensation committee reviewed each NEO’s performance with our CEO. The members of the compensation committee also have frequent interaction with each NEO, and those interactions inform the committee’s decision making. The individual performance goals for NEOs other than our CEO related to their respective functional or operational areas of responsibility as follows:

•

Mr. Bracken’s objectives focused on management of the company’s finance functions, outside financings, tax and treasury, commercial finance arrangements, growth initiatives in our consumer and business to business operations, such as Liberty Blume, financial reporting, investor relations, budgets and forecasting, compliance, infrastructure and energy ventures and new business initiatives and related areas in the context of a large multinational highly-leveraged company. His individual goals related to the continued development of Liberty Blume and our growth investments and platforms, careful stewardship over the company’s finances, including extending the average life of the company’s debt and exploring credit spread reduction strategies, executing on complex and strategic financings with hedges and derivatives, driving down corporate costs, implementing infrastructure- and finance-related investments and strategies and related finance and treasury matters.

•

Mr. Hall’s objectives related to the management of our legal and corporate affairs functions, M&A strategy and execution, SEC reporting and public company management, financing transactions execution and management, legal compliance, litigation management, merger control, commercial legal advice and government affairs and external communications. His individual goals related to executing on material transactions such as signing the U.K. Transaction, the Dutch Transaction and the B2B Transaction, providing guidance and advising the company on its growth initiatives at Liberty Blume, supporting the company’s AI strategy and goals, executing on value enhancing transactions, including through our Liberty Growth platform and complex financing transactions, guiding the company through a heavy regulatory and rulemaking environment, technology outsourcings and other specific transactions.

•

Mr. Rodriguez’s objectives related to management of the Liberty Tech organization, our fixed network strategy and new build, AI strategies, cloud strategies, IT deployment and strategy, commercial outsourcing and key commercial relationships and contracts, future roadmapping in key strategic areas, 5G and fiber capability, FMC synergies and penetration, cybersecurity protection and strategy, ventures and minority investments and capital expenditure budgeting and forecasting. His individual goals related to delivering new and improved technological platform releases with improved quality and performance levels, negotiating and executing on complex outsourcing arrangements for technology services, developing a pipeline of potential technological investment opportunities for Liberty Growth, deploying new technologies such as AI-based agents for our employees, advancing the company’s fixed network strategy, 5G deployment and cloud capabilities and improving the company’s cybersecurity posture.

•

Mr. Salvato’s objectives related to overall corporate development strategy, M&A strategy, negotiation and transaction execution, divestitures and joint ventures, content negotiations and transactions across our multinational company, ventures and minority investments and other corporate development activities. His individual goals related to the negotiating and executing of the U.K. Transaction, the Dutch Transaction, the B2B Transaction and the Belgian Transaction, pursuing attractive consolidation opportunities to drive scale of our operating companies, making strategic investments, carrying out opportunistic divestments, including the partial sale of our stake in ITV and the disposition of our Slovakian operating business, driving strategic transactions to support and maximize the value of our operating companies, capitalizing on advantageous content licensing renewal options, including the extension of Formula E’s license with the FIA and the planning, negotiation and execution of other specific M&A transactions.

In each case, the compensation committee also considered how these goals were affected by the size and complexity of our company. In light of our company’s accomplishments, as highlighted above in “Executive Summary — 2025 Business Highlights,” the compensation committee and Mr. Fries determined that each NEO met or exceeded their objectives for 2025 and had outstanding performance, taking into account numerous variables such as macro-economic conditions, competition and other factors, as well as noting the instrumental role each NEO played in furthering the company’s strategic priorities.

The compensation committee determined that Mr. Fries over-performed on his individual objectives, but at Mr. Fries’ direction, the committee was asked to set his individual performance multiplier at 100%. Amounts paid to the NEOs are shown below.

Name	2025 Total Earned Bonus Amount ($) (1)	Portion of Bonus Paid in Cash ($)	Portion of Bonus Paid in Shares (2)
Michael T. Fries	$14,587,960	$13,000,000	$1,587,960
Charles H.R. Bracken	$4,937,463	4,000,000	937,463
Bryan H. Hall	$3,394,506	2,750,000	644,506
Enrique Rodriguez	$4,443,717	—	4,443,717
Andrea Salvato	$4,320,280	3,500,000	820,280

(1)	Final payouts of approved bonus awards were subject to further adjustments due to rounding, exchange rates and other factors.

(2)	Reflects the portion of the bonus paid in shares of the company pursuant to the SHIP, as further described below.

The compensation committee approved payment of the 2025 earned bonus amounts to our NEOs and certain other officers and key employees in the form of cash up to 100% of such person’s target bonus amount, with any over-performance paid in shares of our capital stock through our SHIP. Mr. Rodriguez previously elected to participate in the SHIP with respect to all of his annual bonus awards, and such amount was paid in shares of the company stock. The number of common shares actually granted were based on the amount of above-target annual performance bonus earned (including any additional payout for individual performance) and the closing prices of our Liberty Global Class A and Liberty Global Class C shares on the date such shares were issued. All common shares granted as part of the 2025 Annual Bonus payout were treated as SHIP election shares and, accordingly, each NEO received a grant of “premium” RSUs for the number of shares representing 12.5% of the shares issued to him in the 2025 Annual Bonus Program, These RSUs will vest on March 1, 2027 if the NEO meets the holding requirements under the SHIP.

The amounts paid to our NEOs under the 2025 Annual Bonus Program in shares are reflected in the Summary Compensation Table below under the “Stock Awards” column, and the amounts paid in cash are reflected in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Awards

General. Our multi-year, conventional and performance-based long-term equity incentive awards (Long-Term Incentive Awards) have historically represented a majority of our executives’ compensation. These awards align our executives’ interests with those of our shareholders and encourage retention through vesting requirements and forfeiture provisions. Each year, the compensation committee sets an individualized target annual long-term incentive value for each of our NEOs. During 2025, the company issued PSU, RSU and LGIP awards to our NEOs (the 2025 Awards). The RSUs and PSUs were issued at a ratio of one-half Liberty Global Class A and one-half Liberty Global Class C shares. LGIP awards are cash denominated, although they are may be settled in shares upon vesting, at the discretion of the compensation committee. The 2025 Awards are subject to forfeiture or acceleration in connection with certain termination of employment or change-in-control events, and are subject to stated time vesting or performance vesting, as determined by the compensation committee for the particular grant year.

In adopting its general approach to equity incentive compensation, the compensation committee determined to reduce certain risks tied to incentive compensation by:

•	using multiple equity vehicles (PSUs, RSUs, and units in our LGIP) with different performance, retention, risk and reward profiles; and

•

spreading target incentive compensation over multiple and overlapping performance/service periods and permitting changes to the performance metrics, weighting and targets between our 2025 Annual Bonus Program awards and Long-Term Incentive Awards.

The compensation committee observed that equity-linked awards that vest over a period of years provide a retention mechanism and strong alignment with shareholders to realize a greater total shareholder return that is sustainable over the long-term, and that including forfeiture risks and potential reductions to performance equity awards provide greater accountability to each NEO for his performance against personally tailored performance goals.

Long-Term Incentive Plan 2025. The company implemented a three-pronged long-term equity incentive program for our NEOs in 2025, comprised of a grant of PSUs, RSUs, LGIP awards (collectively, the 2025 LTIP). The 2025 LTIP was designed to encourage long-term total shareholder return by increasing the amount of performance-based equity awards each NEO received. The 2025 LTIP grants were comprised almost entirely of equity awards with their value directly tied to share price performance. For instance, the performance metric used to determine payout of the PSUs issued in 2025 is absolute share price performance, with payouts ranging from 0% to 200% of target, depending on the company’s share price performance over the applicable vesting period. PSUs constituted 70% of our NEO’s 2025 LTIP awards. The use of performance-based equity grants focuses management’s efforts on achieving sustainable share price appreciation over the long term and directly aligns their interests with those of our shareholders. The RSUs issued to our NEOs are time-based equity awards that vest over three years in equal installments. Such awards become more valuable as the company’s share price appreciates, further motivating our NEOs to execute on our strategies to increase shareholder value.

In addition, our NEOs received a grant of LGIP awards in 2025 that will vest in 2028 (the 2025 LGIP Grants). The LGIP is based upon performance of the company’s Liberty Growth portfolio of investments over a three-year period. The 2025 LGIP Grants are designed to incentivize management’s efforts to drive growth and value in the company’s venture investments portfolio. The payout under the LGIP is determined by changes (positive or negative) in the valuation of the portfolio over the performance period. The valuation of the portfolio is performed by a third-party auditor using detailed valuation principles. The earned portion of the LGIP will be paid at the end of the performance period, either in company shares or cash, in the discretion of the compensation committee.

The 2025 LTIP for our NEOs included a grant made in March 2025 for each NEO’s annual long-term incentive target value for 2025, as set forth below.

2025 LTIP Target Value Granted

	Target Annual Equity Value in the Form of
Name	Liberty Global Class A RSU Grants ($)	Liberty Global Class C RSU Grants ($)	Liberty Global Class A PSU Grants ($)	Liberty Global Class C PSU Grants ($)	LGIP Award Grants ($)
Michael T. Fries	—	3,200,000	—	11,200,000	1,600,000
Charles H.R. Bracken	625,000	625,000	2,187,500	2,187,500	625,000
Bryan H. Hall	425,000	425,000	1,487,500	1,487,500	425,000
Enrique Rodriguez	625,000	625,000	2,187,500	2,187,500	625,000
Andrea Salvato	600,000	600,000	2,100,000	2,100,000	600,000

The RSU and PSU awards granted to our NEOs pursuant to the 2025 LTIP are reflected in the Summary Compensation Table below under the “Stock Awards” column.

The LGIP awards issued in 2022 vested on March 15, 2025, and at our compensation committee’s discretion, the vested awards were paid out to participants in shares of our company stock. The number of shares issued to our NEOs and their associated value under the 2022 LGIP were as follows:

	2022 LGIP Awards Paid in the Form of Shares
Name	Liberty Global Class A Shares (#)	Liberty Global Class C Shares (#)	Liberty Global Class A Shares ($)	Liberty Global Class C Shares ($)
Michael T. Fries	77,159	77,159	$888,100	$928,223
Charles H.R. Bracken	22,583	22,583	$259,930	$271,673
Bryan H. Hall	15,056	15,056	$173,295	$181,124
Enrique Rodriguez	18,820	18,820	$216,618	$226,405
Andrea Salvato	20,701	20,701	$238,269	$249,033

Adjustments to equity awards previously granted. We concluded the spin-off of our former Swiss operating company, Sunrise, on November 8, 2024 (the Spin-off). In the ordinary course of business and under the terms of the Liberty Global 2023 Incentive Plan (the 2023 Plan), equity awards held by our employees and directors have been adjusted to reflect the distribution made in the Spin-off. As a result of these adjustments, all of our Liberty Global Class A common shares and Liberty Global Class C common shares, as applicable, underlying the outstanding share options, SARs, PSUs and certain RSUs and the exercise prices of the share options and SARs, in each case, were adjusted to preserve the intrinsic value of such securities pre- and post-Spin-off. All other RSUs were given a ‘basket’ treatment, such that, at the time of the Spin-off, holders of Liberty Global RSUs were issued Sunrise RSUs in the same ratio that holders of Liberty Global shares received Sunrise shares, and thus no adjustment was necessary. For the company’s executive officers, the exact number of SARs and their exercise prices are reflected in the Outstanding Equity Awards table below.

Share Ownership Policy

Our compensation committee has established an Executive Share Ownership Policy for our executive officers and senior officers. This policy helps to ensure that members of our senior management have a significant stake in maximizing shareholder returns.

Position	Guideline
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
All other members of the Executive Leadership Team	3 times base salary

As of March 26, 2026, the value of the common shares owned by our CEO, as calculated in accordance with the policy, significantly exceeded 6 times his base salary. In addition, as of the filing of this proxy statement, all employees subject to the policy have been deemed to be in compliance with the terms of the policy. In November 2024, the company effected the Spin-off. In order to fairly address the impact of the Spin-off on the company’s share ownership policy, the compensation committee made an adjustment to the policy. Since the ownership of Spin-off shares do not count as ownership of Liberty Global shares for purposes of the share ownership policy, and the market price of the company’s shares decreased as a result of the Spin-off, the compensation committee adjusted the share ownership policy by the same factor that was used to adjust the company’s outstanding SARs in the Spin-off. Following the adjustment to the policy, (1) our CEO’s adjusted ratio is 2.90 times his base salary, (2) our executive vice presidents adjusted ratio is 2.32 times their respective base salaries, and (3) for all other members subject to the share ownership policy, the adjusted ratio is 1.74 times their respective base salaries. The compensation committee will review the share ownership policy and adjustments to it in due course.

Executive and senior officers, who were subject to the policy at the time of adoption, are expected to be in compliance with the policy, as adjusted. New executive and senior officers must comply within four years of the date they become subject to the policy. Employees who are currently subject to the policy but are subsequently promoted are given a three-year grace period to come into compliance with their new ownership requirements. Each of the following are counted toward officer compliance with the policy: (1) shares owned jointly with, in trust or separately by the officer’s spouse and minor children, (2) 50% of the value of vested common shares held in the officer’s account in the 401(k) Plan and (3) 50% of the value of vested and in-the-money options and SARs and/or using a valuation methodology generally consistent with the Black-Scholes valuation methodology for vested options and SARs.

Deferred Compensation Plan

Under the Liberty Global Deferred Compensation Plan (the Deferred Compensation Plan), our NEOs and other officers who are U.S. taxpayers and who are designated by our compensation committee as able to participate, may elect to defer certain payments of their compensation as described under —Deferred Compensation Plan below. We do not have a pension or other defined benefit-type plan to offer our senior management. For U.S.-based employees, Liberty Global makes matching contributions to its defined contribution 401(k) Plan that are capped in accordance with U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior leaders. The compensation committee noted in adopting the Deferred Compensation Plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that the company will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our NEO compensation packages, as participation in the plan, and to what extent, is subject to each participant’s discretion.

Other Benefits

The personal benefits we provide are limited in scope and can be categorized as follows: participation in our 401(k) plan (for U.S. taxpayers) or our Liberty Global Group Pension Plan (for U.K. taxpayers), limited personal use of our corporate aircraft; an annual automobile allowance or use of a company car for our executive officers; certain secondment expenses; reasonable legal expenses when entering into employment agreements; and an executive health plan.

Each of our U.S.-taxpaying employees may contribute to our 401(k) plan. Under our 401(k) plan, the company will match, in Liberty Global Class C shares, an employee’s contribution 100% up to the lesser of 10% of the employee’s base salary or the applicable federal limit.

As part of the defined contribution retirement benefit available to all our U.K. taxpaying employees, the company makes matching contributions to the Liberty Global Group Pension Plan on the employee’s behalf, subject to statutory maximums. The company’s contributions are on a one-for-one basis, up to 10% of the employee’s base salary. Any such company contributions above the statutory maximum are paid to the employee as a taxable cash allowance.

Under our aircraft policy, our CEO, our NEOs and certain senior officers may, with our CEO’s approval, use our corporate aircraft for personal travel, subject to reimbursement for applicable taxes. The annual flight hours for Mr. Fries’ personal use of our aircraft is 125 hours per year without cost reimbursement. Mr. Bracken’s personal use of our aircraft is 25 hours per year without cost reimbursement. Also under our aircraft policy, our CEO and, with his approval, our NEOs and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.

Imputed income equal to the value of the personal use of our aircraft by such officer and by such officer’s personal guests is determined using: (a) a method based on the Standard Industry Fare Level rates, as published by the U.S. Internal Revenue Service (IRS) (in the case of U.S. taxpayers) or (b) as agreed with the U.K. tax authority periodically, a cost base valuation for personal use and the marginal cost for guests (in the case of U.K. taxpayers). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the NEO pays us for such personal use.

The methods we use to determine our incremental cost attributable to personal use of our corporate aircraft are described in the notes to the Summary Compensation Table below. Because our aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase costs of aircraft and costs of maintenance and upkeep.

Annual automobile allowances for executive employees are a standard benefit in Europe, and in order to align basic compensation with our U.S. NEOs, we have extended this allowance to such U.S. NEOs. We also provide an executive health plan for our NEOs and senior officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists. Our NEOs also participate in various benefit plans offered to all salaried employees in the applicable country of employment. We also provide reimbursement of reasonable legal expenses to some executives, including NEOs, in connection with the negotiation and execution of their employment agreements, on a case-by-case basis.

Recoupment Policy

We have adopted a recoupment policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our recoupment policy, in the event of a restatement of our financial statements, the compensation committee is authorized to recover certain incentive-based compensation paid to an executive officer of the company to the extent such incentive-based compensation was paid on the basis of such restated financial statements and the amount paid to the executive officer exceeds the amount the executive officer would have received under the restated financial statements (Erroneously Awarded Compensation). This repayment obligation applies whether or not the errors in the financial statements involve fraud or misconduct. The compensation committee administers our recoupment policy and is the final arbiter of the amounts of any Erroneously Awarded Compensation.

Post-Employment Benefits and Change-in-Control

Each of our NEOs are entitled to post-employment benefits under their employment agreements. See — Employment and Other Agreements below. They are also entitled to the same benefit of accelerated vesting of all or part of equity awards made under the Liberty Global 2014 Incentive Plan (the 2014 Plan) and the 2023 Plan on certain termination-of-employment or change-in-control events as other holders of such awards.

Accordingly, the existence of these potential post-employment and change-in-control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.

In designing the terms for RSU awards, our compensation committee determined that only a limited set of events merit full automatic acceleration, such as, among others, death or disability (as defined in each award agreement). The vesting of RSU awards will not automatically be accelerated upon termination of employment, except for death, disability or retirement (as defined in the 2014 Plan and 2023 Plan). Awards will only be accelerated upon specified change-in-control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, there will not be an assumption or continuation of the awards on equivalent terms. For details regarding the acceleration of our CEO’s awards in connection with a change-in-control event please see the description of the Fries Agreement under —Employment and Other Agreements.

The compensation committee believes these limited acceleration events related to change-in-control transactions provide appropriate protection to participants and serve to maintain morale and aid retention during such transactions. Additionally, the compensation committee can accelerate vesting of an individual’s award or amend an individual’s award agreement in its discretion when appropriate under the circumstances.

For additional information on post-employment benefits and change-in-control provisions, see —Potential Payments upon Termination or Change-in-Control below.

Timing of Equity Awards
The compensation committee generally approves the annual equity incentive awards around March 25 of each year. This timing allows the awards to be aligned with long-range benchmarking, annual performance reviews, annual bonus determinations and our company’s financial reporting calendar. The current practice, as applicable, is for the exercise price or base price of option and SAR grants to be set at the closing prices of the applicable class of our common shares on the grant date, which is the date of the compensation committee meeting on or around March 25 of the same year. Equity incentive awards, including option and SAR grants, are not granted in anticipation of the release of material non-public
information, and the release of material
non-public
information is not timed on the basis of option or equity grant dates
For purposes of determining the number of Liberty Global Class A and Liberty Global Class C RSUs, PSUs and SARs to be granted each year to our NEOs, our compensation committee has adopted a policy of using the weighted average of the closing prices of such shares for a five-day
trading period ending on the second trading day preceding the date of the compensation committee meeting at which the grants are approved.
Compensation Committee Report
The compensation committee has reviewed the
Compensation Discussion and Analysis
above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our board of directors that the
Compensation Discussion and Analysis
be included in this proxy statement.
Submitted by the Members of the
Compensation Committee:
Andrew J. Cole
Paul A. Gould
Richard R. Green
Larry Romrell (chairman)

Summary Compensation Table

The Summary Compensation Table below sets forth information concerning the compensation of our NEOs for fiscal years 2025, 2024 and 2023.

CEO & NEO Compensation Generally

The Summary Compensation Table below includes in the “Total” compensation column for the CEO and each NEO future unearned compensation in the form of equity awards that are subject to time or performance vesting, which may not be paid (if at all) for several years, and the figures assume certain levels of stock appreciation. These amounts are aggregated into a single year lump sum amount, which was not in fact paid during the year in question.

Grant Date Fair Value. The Summary Compensation table below uses grant date fair values for the equity awards, which assumes 100% performance and vesting, as well as stock appreciation, and may not reflect actual compensation received or realized. Market conditions could significantly impact actual outcomes.

Exchange Rates. Our U.K.-based NEOs received all or a portion of their respective salaries, perquisites and employee benefits in British pounds, which have been converted for this presentation to U.S. dollars based upon the average exchange rate in effect during each respective year (0.7590 for 2025, 0.7826 for 2024 and 0.8042 for 2023).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael T. Fries	2025	3,000,000		—	18,042,057	—	13,000,000		—	3,675,889	37,717,946

Chief Executive Officer & President	2024	2,563,000		—	18,091,066	7,174,117	15,867,856		—	1,997,715	45,693,754
	2023	2,563,000		—	10,786,249	13,522,965	15,705,763		—	2,170,423	44,748,400

Charles H.R. Bracken	2025	1,292,490		—	7,345,402	—	4,000,000		—	213,332	12,851,224

EVP & Chief Financial Officer	2024	1,242,972		33,036	5,713,692	2,030,764	3,966,964		—	300,076	13,287,504
	2023	1,164,822		73,559	3,316,301	4,524,425	3,926,441		—	243,621	13,249,169

Bryan H. Hall	2025	1,251,000	(6)	—	5,056,004	—	2,750,000	(6)	292,577	47,956	9,397,537

EVP & General Counsel	2024	1,239,692	(6)	19,991	4,627,903	1,380,922	2,400,475	(6)	280,242	47,024	9,996,249
	2023	1,193,385	(6)	13,790	4,351,693	2,624,949	736,067	(6)	379,819	37,044	9,336,747

Enrique Rodriguez	2025	1,197,000	(7)	—	11,213,478	—	—	(8)	297,053	81,558	12,789,089

EVP & Chief Technology Officer	2024	1,185,962	(7)	—	9,555,816	2,030,764	—		284,072	31,709	13,088,323
	2023	1,141,192	(7)	—	5,615,581	2,726,763	—		220,036	72,691	9,776,263

Andrea Salvato	2025	1,064,559		—	6,951,724	—	3,500,000		—	139,445	11,655,728

EVP & Chief Development Officer	2024	1,023,831		28,906	5,428,349	1,949,538	3,471,094		—	163,071	12,064,789
	2023	959,649		64,364	3,223,771	3,183,133	3,435,636		—	152,001	11,018,554

(1)

The dollar amounts shown in the “Stock Awards” column reflect the grant date fair value of equity awards granted to our NEOs, determined in accordance with Topic 718 of the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC 718). There can be no assurance that these grant date fair values will ever be realized by an NEO. For 2025, the Stock Awards column shows the value of shares of the company’s stock issued in 2025 to the NEO as part of (i) the 2025 LTIP, (ii) the shares issued to the NEO for the equity portion of his 2025 annual performance bonus award and any SHIP premium RSUs issued to the NEO in 2025 in respect of their 2024 annual performance bonus award, (iii) shares issued to the NEO in 2025 upon the vesting of his award under the 2022 LGIP plan, and (iv) each NEOs target 2025 PSU awards (the grant date fair value for the maximum achievable 2025 PSU awards (200% of target) would be $22,848,053 for Mr. Fries, $9,120,840 for Mr. Bracken, $6,202,183 for Mr. Hall, $9,120,840 for

Mr. Rodriguez and $8,756,020 for Mr. Salvato). Earned 2025 PSU awards will vest, subject to forfeiture or acceleration under certain circumstances, on February 15, 2028. For each of 2025, 2024 and 2023, the Stock Awards column shows the value of shares of the company’s stock issued in 2025, 2024 or 2023, as applicable, to the NEO as part of (i) the 2025 LTIP, 2024 LTIP or 2023 LTIP, as applicable and (ii) the SHIP portion of his 2025, 2024 or 2023, as applicable, annual performance bonus awards and premium RSUs issued to the NEO.

In connection with the Spin-off, the number of Liberty Global shares underlying certain of our outstanding equity awards held by our NEOs as of the date of the Spin-off were adjusted to account for the impact of the Spin-off, as described above in — Compensation Discussion and Analysis — Long-Term Incentive Awards — Adjustments to equity awards previously granted.

(2)

The dollar amounts shown in the “Option Awards” column reflect the grant date fair value of equity awards granted our NEOs determined in accordance with FASB ASC 718. The table assumes vesting and performance at 100% of their grant date fair values. The dollar amounts for the SAR awards granted March 25, 2024, reflect the impact of estimated forfeitures rate of 2.88%, a risk-free interest rate of 4.04%, a volatility rate ranging from 29.34% to 29.53% and an expected term of 4.30 years for all NEOs. The dollar amounts for the SAR awards granted March 24, 2023, reflect the impact of estimated forfeitures and a risk-free interest rate of 3.25%, a volatility rate ranging from 32.57% to 32.91% and an expected term of 4.30 years for all NEOs. The 2024 and 2023 SARs are subject to annual time vesting over a three-year service period vesting on May 1 of each year in equal installments. All SAR awards have a ten-year term.

(3)

The dollar amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash portion of the NEO’s on target annual performance bonus awards earned by the NEOs during the years indicated. These amounts do not reflect premium bonus amounts earned by the applicable NEO for over-performance during the year. Such premium amounts are included in either the Bonus column (for cash portions) or the Stock Awards column (for share portions) of the above table.

(4)

The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set. The company does not have a pension or other defined benefit-type plan that it offers to its executives or senior officers.

(5)	The following table provides additional information about the 2025 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	Company Contribution Under 401(k) Plan ($)	Company Contribution Under U.K. Defined Contribution Plan ($)	Auto Allowance ($)	Misc. ($)(a)	Total ($)
Michael T. Fries	31,000	—	—	3,644,889	3,675,889
Charles H.R. Bracken	—	122,661	19,099	71,572	213,332
Bryan H. Hall	31,000	—	15,000	1,956	47,956
Enrique Rodriguez	31,000	—	—	50,558	81,558
Andrea Salvato	—	99,868	19,099	20,478	139,445

(a)	Amounts include the following:

•	Premiums for term life insurance for each NEO and limited event tickets for Messrs. Fries and Hall.

•

Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of the following NEOs is: Mr. Fries ($642,080), Mr. Bracken ($67,990), Mr. Rodriguez ($48,602) and Mr. Salvato ($17,527). Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel (of which approximately 9% of the company’s 2025 purchases were for sustainable aviation fuel), oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hangar and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.

•

The company provides customary support for a portion of living and related expenses in international locations under the Fries Agreement due to the frequency and duration of his work abroad for our company, including partial assistance with housing, tax return preparation and planning and related costs through direct payments to certain suppliers. Mr. Fries directly covers the majority of costs himself. The amount of the international support in 2025 under the Fries Agreement was $3,000,000.

(6)

Mr. Hall elected to defer $2,363,585, $2,420,466 and $112,479 of his 2025, 2024 and 2023 annual performance bonus awards, respectively, pursuant to our Deferred Compensation Plan at the time such award was paid in 2025, 2024 or 2023, as applicable. Mr. Hall also elected to defer $1,000,800, $148,763 and $83,537 of his 2025, 2024 and 2023 salaries, respectively. The amounts deferred accrue interest at the rate of 8.0%, 9.0% or 9.5% per annum, as applicable, compounded daily until paid in full.

(7)

Mr. Rodriguez elected to defer $718,200, $711,577 and $684,715 of his 2025, 2024 and 2023 salaries, respectively, pursuant to our Deferred Compensation Plan and elected to defer $1,500,000 of his 2022 annual performance bonus award at the time such awards was paid in 2023. The deferred amounts accrue interest at the rate of 8.0%, 9.0% or 9.5% per annum, as applicable, compounded daily until paid in full.

(8)	Mr. Rodriguez elected to take all of his annual performance bonus award in shares of the company’s stock under the company SHIP. Such amounts are included in the “Stock Awards” column.

Grants of Plan-Based Awards

The table below sets forth certain information concerning the grants of equity-based awards under the 2014 Plan, 2023 Plan and the annual performance bonus awards granted to certain of our named executive officers during the year ended December 31, 2025, as described below under —Narrative to Summary Compensation and Grants of Plan-Based Awards Table. The actual amount of the 2025 annual performance bonus award approved for each NEO is reflected in the “Stock Awards” column of the Summary Compensation Table above for the portion paid in shares and RSUs and in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table above for the portion paid in cash. In connection with the Spin-off, the number of company shares underlying certain outstanding equity awards held by our NEOs as of the date of the Spin-off were adjusted to account for the impact of the Spin-off, as described above in —Compensation Discussion and Analysis — Long-Term Incentive Awards — Adjustments to equity awards previously granted. For such awards, the amounts included in the table below reflect the unadjusted, or pre-Spin-off amounts.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards; Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold ($)	Target ($) (1)	Maximum ($)(1)

Michael T. Fries	03/21/2025	03/21/2025	—	13,000,000	13,000,000

Liberty Global Class A	03/21/2025	03/21/2025				—	—	8,043,750

Liberty Global Class C	03/21/2025	03/21/2025				—	—	8,043,750

N/A	03/21/2025	03/21/2025				—	1,600,000

Liberty Global Class C	03/21/2025	03/21/2025				—	925,772	1,851,544

Liberty Global Class A	03/21/2025	03/21/2025							77,159	888,100

Liberty Global Class C	03/21/2025	03/21/2025							77,159	928,223

Liberty Global Class C	03/21/2025	03/21/2025							264,506	3,213,748

Charles H.R. Bracken	03/21/2025	03/21/2025	—	4,000,000	4,000,000

Liberty Global Class A	03/21/2025	03/21/2025				—	—	2,475,000

Liberty Global Class C	03/21/2025	03/21/2025				—	—	2,475,000

N/A	03/21/2025	03/21/2025				—	625,000

Liberty Global Class A	03/21/2025	03/21/2025				—	184,782	369,564

Liberty Global Class C	03/21/2025	03/21/2025				—	184,782	369,564

Liberty Global Class A	03/21/2025	03/21/2025							22,583	259,930

Liberty Global Class C	03/21/2025	03/21/2025							22,583	271,673

Liberty Global Class A	03/21/2025	03/21/2025							2,445	28,509

Liberty Global Class C	03/21/2025	03/21/2025							2,445	29,853

Liberty Global Class A	03/21/2025	03/21/2025							52,794	616,106

Liberty Global Class C	03/21/2025	03/21/2025							52,794	641,447

Bryan H. Hall	03/21/2025	03/21/2025	—	2,750,000	2,750,000

Liberty Global Class A	03/21/2025	03/21/2025				—	—	1,701,563

Liberty Global Class C	03/21/2025	03/21/2025				—	—	1,701,563

N/A	03/21/2025	03/21/2025				—	425,000

Liberty Global Class A	03/21/2025	03/21/2025					125,652	251,304

Liberty Global Class C	03/21/2025	03/21/2025					125,652	251,304

Liberty Global Class A	03/21/2025	03/21/2025							15,056	173,295

Liberty Global Class C	03/21/2025	03/21/2025							15,056	181,124

Liberty Global Class A	03/21/2025	03/21/2025				—			4,225	49,264

Liberty Global Class C	03/21/2025	03/21/2025				—			4,225	51,587

Liberty Global Class A	03/21/2025	03/21/2025							35,900	418,953

Liberty Global Class C	03/21/2025	03/21/2025							35,900	436,185

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards; Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Board/ Committee Action Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold ($)	Target ($) (1)	Maximum ($)(1)

Enrique Rodriguez	03/21/2025	03/21/2025	—	3,600,000	3,600,000

Liberty Global Class A	03/21/2025	03/21/2025				—	—	2,227,500

Liberty Global Class C	03/21/2025	03/21/2025				—	—	2,227,500

N/A	03/21/2025	03/21/2025				—	625,000

Liberty Global Class A	03/21/2025	03/21/2025				—	184,782	369,564

Liberty Global Class C	03/21/2025	03/21/2025				—	184,782	369,564

Liberty Global Class A	03/21/2025	03/21/2025							18,820	216,618

Liberty Global Class C	03/21/2025	03/21/2025							18,820	226,405

Liberty Global Class A	03/21/2025	03/21/2025				—			21,314	248,521

Liberty Global Class C	03/21/2025	03/21/2025				—			21,314	260,244

Liberty Global Class A	03/21/2025	03/21/2025							52,794	616,106

Liberty Global Class C	03/21/2025	03/21/2025							52,794	641,447

Andrea Salvato	03/21/2025	03/21/2025	—	3,500,000	3,500,000

Liberty Global Class A	03/21/2025	03/21/2025				—	—	2,165,625

Liberty Global Class C	03/21/2025	03/21/2025				—	—	2,165,625

N/A	03/21/2025	03/21/2025				—	600,000

Liberty Global Class A	03/21/2025	03/21/2025					177,391	354,782

Liberty Global Class C	03/21/2025	03/21/2025					177,391	354,782

Liberty Global Class A	03/21/2025	03/21/2025							20,701	238,269

Liberty Global Class C	03/21/2025	03/21/2025							20,701	249,033

Liberty Global Class A	03/21/2025	03/21/2025							2,466	28,754

Liberty Global Class C	03/21/2025	03/21/2025							2,466	30,110

Liberty Global Class A	03/21/2025	03/21/2025							50,683	591,471

Liberty Global Class C	03/21/2025	03/21/2025							50,683	615,798

(1)

Pursuant to the SHIP, our NEOs could elect to receive up to 100% of their annual bonus in common shares of Liberty Global in lieu of cash. NEOs who elected to receive shares in respect to their annual bonus also received RSUs equal to 12.5% of the gross number of shares earned under the 2025 Annual Bonus Program as more fully described in —Compensation Discussion and Analysis—Elements of Our Compensation Packages—Annual Performance Bonus Awards above. Additionally, in the case of our NEOs, any earned bonus amounts up to the target bonus amount for each NEO will be paid in cash, with any over-performance paid in common shares of the company under the SHIP. The RSUs vest on March 1 of the year following the date of grant, provided the NEO holds all of the shares issued in respect to the applicable Annual Bonus Program through that period. With respect to all NEOs, such amounts consist of awards under the LGIP granted on March 21, 2025, reflecting target values of $1,600,000 for Mr. Fries, $625,000 for Mr. Bracken, $425,000 for Mr. Hall, $625,000 Mr. Rodriguez and $600,000 for Mr. Salvato. The Target value of the PSU awards reported in this column assumes that each participant earns the target PSU award (i.e., 100% of PSU target), and the Maximum value assumes the participant earned the maximum number of shares under the PSU award (i.e., 200% of PSU target). The actual value that the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

(2)

Consists of a grant of (i) premium RSUs on March 11, 2025, pursuant to the SHIP, equal to 12.5% of the gross number of shares earned under the 2024 Annual Bonus Program, (ii) shares issued pursuant to the LGIP, and (iii) a grant of RSUs under the 2025 LTIP. As each NEO held their 2024 Annual Bonus Program shares through their applicable vesting period, the premium RSU awards fully vested on March 1, 2025.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The amounts reported for 2025 in the Summary Compensation Table include salary, annual performance bonuses, equity incentive grants, benefits and perquisites as more fully described in —Elements of Our Compensation Packages above and —Employment and Other Agreements below. The following discussion focuses on the annual performance bonus award component of 2025 total compensation reflected in the Grants of Plan-Based Awards Table above. Additional information with respect to the other components of 2025 NEO compensation is provided in the notes to the Summary Compensation Table above. Also discussed are vesting and forfeiture provisions applicable to the RSU and PSU awards granted in 2025 under the 2025 LTIP. For information on the effect of a termination or change-in-control on these RSU and PSU awards, see —Potential Payments Upon Termination or Change-in-Control below.

The maximum achievable amount of the 2025 annual performance bonus awards for each NEO is shown in the Grants of Plan-Based Awards Table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column. Because the compensation committee has discretion to pay no award, there are no “threshold” or minimum amounts reflected in the Grants of Plan-Based Awards Table. The amount each NEO’s bonus actually earned is reflected in the Summary Compensation Table: (i) under “Stock Awards” column for the portion of such annual performance bonus paid in shares, and (ii) in the “Non-Equity Incentive Plan Compensation” column for the portion paid in cash. Our NEOs could elect all, a portion (in 25% increments) or none of their award be paid in shares under the SHIP, with the remainder, if any, paid in cash. Additionally, the compensation committee approved payment of 2025 annual performance bonuses to our executive officers, including our NEOs, and certain other officers and key employees in the form of cash up to 100% of target value and any over-performance in common shares of Liberty Global as described in —Compensation Discussion and Analysis above.

The number of PSUs that can be earned by our NEOs are included in the Grants of Plan-Based Awards Table under the “Estimated Possible Payouts Under Equity Incentive Plan Awards” column. A payout of 100% of the target number of PSUs is reflected in the “Target” column, and the maximum number of PSUs that can be earned under the applicable PSU award agreements is included in the “Maximum” column. Since the lowest payout possible under the PSU award agreements is 0%, the “Threshold” amount is set at zero.

Under the 2025 Annual Bonus Program, our NEOs who received a portion of their 2025 annual bonus payment in common shares also received Liberty Global Class A and/or Liberty Global Class C RSUs equal to 12.5% of the gross number of shares earned under the 2025 Annual Bonus Program. The RSUs will vest on March 1, 2027, provided the NEO holds all of the shares issued in respect of the 2025 Annual Bonus Program through such period. The 2025 bonus award portion delivered in shares was valued using the closing prices of our Liberty Global Class A and Liberty Global Class C shares as of market close on March 6, 2026.

In 2025, our compensation committee elected to settle the 2022 LGIP awards in shares of the company. Such shares and the values on settlement date are reflected in the “All Other Stock Awards” and “Grant Date Fair Value of Stock & Options Awards” columns, respectively.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information concerning options, SARs and restricted shares or RSUs held by our NEOs at year-end 2025, each as adjusted in connection with the Spin-off to account for the associated decline in value of those awards and to preserve the pre-Spin-off intrinsic value of such awards. For more information, see —Compensation Discussion and Analysis — Long-Term Incentive Awards — Adjustments to equity awards previously granted.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Michael T. Fries

Liberty Global Class A	367,000	—	18.95	5/1/2026
	394,627	—	20.61	5/1/2027
	509,440	—	17.26	5/1/2028
	904,648	—	15.00	3/7/2029
	684,406	—	14.38	4/1/2029
	896,133	—	9.27	4/1/2030

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Liberty Global Class B	—	—		—

Liberty Global Class C	727,094	—		18.45	5/1/2026				185,522	(2)	2,048,163

	781,828	—		20.29	5/1/2027				248,784	(3)	2,746,575
	1,009,291	—		16.87	5/1/2028				264,506	(4)	2,920,146
	1,792,269	—		14.70	3/7/2029				1,280,590	(5)	14,137,714	(6)
	1,355,931	—		14.08	4/1/2029				1,851,544	(7)	20,441,046	(8)
	1,775,400	—		8.82	4/1/2030
	9,227,934	—		14.97	4/13/2031
	1,720,686	860,343	(2)	11.30	3/24/2033
	761,039	1,522,079	(3)	10.20	3/25/2034
Charles H.R. Bracken
Liberty Global Class A	104,854	—		18.95	5/1/2026				17,808	(2)	198,381
	288,682	—		21.63	2/21/2027				36,090	(3)	402,043
	98,656	—		20.61	5/1/2027				52,794	(4)	588,125
	135,850	—		17.26	5/1/2028	2,445	(9)	27,237
	241,238	—		15.00	3/7/2029				187,530	(5)	2,089,084	(6)
	164,256	—		14.38	4/1/2029				369,564	(7)	4,116,943	(8)
	204,831	—		9.27	4/1/2030
	664,366	—		14.89	4/13/2031
	166,482	83,243	(2)	10.70	3/24/2033
	110,916	221,837	(3)	9.66	3/25/2034
Liberty Global Class C	207,735	—		18.45	5/1/2026				35,614	(2)	393,179
	571,934	—		21.17	2/21/2027				36,090	(3)	398,433.6
	195,457	—		20.29	5/1/2027				52,794	(4)	582,845.76
	269,143	—		16.87	5/1/2028	2,445	(9)	26,993
	477,936	—		14.70	3/7/2029				185,766	(5)	2,050,857	(6)
	325,422	—		14.08	4/1/2029				369,564	(7)	4,079,987	(8)
	1,316,227	—		14.97	4/13/2031
	329,830	164,920	(2)	11.30	3/24/2033
	109,872	219,750	(3)	10.20	3/25/2034
Bryan H. Hall
Liberty Global Class A	83,885	—		18.95	5/1/2026				12,110	(2)	134,905
	78,924	—		20.61	5/1/2027				24,541	(3)	273,387
	90,566	—		17.26	5/1/2028				35,900	(4)	399,926
	160,825	—		15.00	3/7/2029	4,225	(9)	47,067				(6)
	109,505	—		14.38	4/1/2029				127,520	(5)	1,420,573
	204,829	—		9.27	4/1/2030				251304	(7)	2,799,527	(8)
	442,910	—		14.89	4/13/2031
	113,206	56,607	(2)	10.70	3/24/2033
	75,424	150,848	(3)	9.66	3/25/2034
Liberty Global Class C	166,192	—		18.45	5/1/2026				24,218	(2)	267,367
	156,364	—		20.29	5/1/2027				24,541	(3)	270,933
	179,428	—		16.87	5/1/2028				35,900	(4)	396,336
	318,624	—		14.70	3/7/2029	4,225	(9)	46,644
	216,949	—		14.08	4/1/2029				126,320	(5)	1,394,573	(6)
	345,803	—		8.82	4/1/2030				251,304	(7)	2,774,396	(8)
	877,484	—		14.97	4/13/2031
	224,284	112,146	(2)	11.30	3/24/2033
	74,714	149,429	(3)	10.20	3/25/2034
Enrique Rodriguez
Liberty Global Class A	124,324	—		16.73	8/1/2028				15,100	(2)	168,214
	201,032	—		15.00	3/7/2029				36,090	(3)	402,043
	136,880	—		14.38	4/1/2029				52,794	(4)	588,125
	256,037	—		9.27	4/1/2030	21,314	(9)	237,438
	553,638	—		14.89	4/13/2031				187,530	(5)	2,089,084	(6)
	141,176	70,590	(2)	10.70	3/24/2033				369,564	(7)	4,116,943	(8)
	110,916	221,837	(3)	9.66	3/25/2034

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Liberty Global Class C	246,309	—		16.21	8/1/2028				30,200	(2)	333,408
	398,281	—		14.70	3/7/2029				36,090	(3)	398,434
	271,185	—		14.08	4/1/2029				52,794	(4)	582,846
	507,255	—		8.82	4/1/2030	21,314	(9)	235,307
	1,096,856	—		14.97	4/13/2031				185,766	(5)	2,050,857	(6)
	279,694	139,853	(2)	11.30	3/24/2033				369,564	(7)	4,079,987	(8)
	109,872	219,750	(3)	10.20	3/25/2034
Andrea Salvato
Liberty Global Class A	52,434	—		18.95	5/1/2026				17,095	(2)	190,438
	49,330	—		20.61	5/1/2027				34,646	(3)	385,956
	90,566	—		17.26	5/1/2028				50,683	(4)	564,609
	160,825	—		15.00	3/7/2029	2,466	(9)	27,471
	109,505	—		14.38	4/1/2029				180,030	(5)	2,005,534	(6)
	100,000	—		9.27	4/1/2030				354,782	(7)	3,952,271	(8)
	553,638	—		14.89	4/13/2031
	14,005	—		14.99	4/1/2032
	159,824	79,912	(2)	10.70	3/24/2033
	106,480	212,964	(3)	9.66	3/25/2034
Liberty Global Class C	103,881	—		18.45	5/1/2026				34,190	(2)	377,458
	97,731	—		20.29	5/1/2027				34,646	(3)	382,492
	179,428	—		16.87	5/1/2028				50,683	(4)	559,540
	318,624	—		14.70	3/7/2029	2,466	(9)	27,225
	216,949	—		14.08	4/1/2029				178,336	(5)	1,968,829	(6)
	100,000	—		8.82	4/1/2030				354,782	(7)	3,916,793	(8)
	1,096,856	—		14.97	4/13/2031
	27,747	—		15.39	4/1/2032
	316,640	158,320	(2)	11.30	3/24/2033
	105,478	210,960	(3)	10.20	3/25/2034

(1)	Represents the value of shares that will or could be earned, multiplied by the closing price of the applicable class of Liberty Global shares on December 31, 2025.

(2)	Vests in full on May 1, 2026.

(3)	Vests in 2 equal remaining annual installments on May 1, 2026 and May 1, 2027.

(4)	Vests in 3 equal remaining annual installments on each of May 1, 2026, May 1, 2027 and May 1, 2028.

(5)

Represents the “maximum” number of shares that could be earned under outstanding PSU awards granted in 2024 as of December 31, 2025, multiplied by the closing price of our common stock on December 31, 2025. The ultimate value of the PSU awards will depend on the number of shares earned and the price of our shares on the actual vesting date.

(6)

Represents the “maximum” value of shares that could be earned under outstanding PSU awards granted in 2024 as of December 31, 2025. The ultimate number of shares issued under the PSU awards will depend on the number of shares earned and the price of our shares on the actual vesting date.

(7)

Represents the “maximum” number of shares that could be earned under outstanding PSU awards granted in 2025 as of December 31, 2025, multiplied by the closing price of our common stock on December 31, 2025. The ultimate value of the PSU awards will depend on the number of shares earned and the price of our shares on the actual vesting date.

(8)

Represents the “maximum” value of shares that could be earned under outstanding PSU awards granted in 2025 as of December 31, 2025. The ultimate number of shares issued under the PSU awards will depend on the number of shares earned and the price of our shares on the actual vesting date.

(9)	Represents premium RSUs granted to the applicable officer as part of the 2025 Annual Bonus Program, which premium RSUs vested on March 1, 2026.

Option/SAR Exercises and Shares Vested

The table below sets forth certain information concerning each exercise of options or SARs and vesting of restricted shares or RSUs held by our NEOs during the year ended December 31, 2025.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael T. Fries

Liberty Global Class A	—	—	77,159	888,100

Liberty Global Class C	—	—	387,073	4,451,945

Charles H.R. Bracken

Liberty Global Class A	—	—	79,373	894,001

Liberty Global Class C	—	—	97,167	1,137,136

Bryan H. Hall

Liberty Global Class A	—	—	86,941	991,088

Liberty Global Class C	—	—	98,921	1,173,108

Enrique Rodriguez

Liberty Global Class A	—	—	240,759	2,776,747

Liberty Global Class C	—	—	255,687	3,076,215

Andrea Salvato

Liberty Global Class A	—	—	77,428	871,827

Liberty Global Class C	—	—	95,649	1,118,821

(1)

Value reflects the aggregate value of awards for the applicable class of shares that vested in 2025 by multiplying the number of shares that vested by the closing price of the applicable class of Liberty Global shares on the vesting date and does not account for amounts withheld for payment of withholding or other taxes.

Deferred Compensation Plan

We have a Deferred Compensation Plan, pursuant to which officers of Liberty Global or its subsidiary Liberty Global, Inc. who are U.S. taxpayers may elect to defer all or any portion of such officer’s (1) annual performance bonus paid in cash, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) equity award, if any, under a current or future multi-year performance award arrangement.

Cash compensation deferred under the Deferred Compensation Plan in 2025 was credited with interest at the rate of 9.5% per year, compounded daily (the credited interest fund). In setting the interest rate, our compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserves the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set. Deferred equity awards will not be credited with interest, but will be adjusted for split-offs, spin-offs, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.

The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change-in-control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant experiences a separation of service with the company. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.

Messrs. Hall and Rodriguez have deferred compensation under the Deferred Compensation Plan. The table below sets forth certain information concerning the deferred compensation of these NEOs at year-end 2025.

Name	Executive Contribution in Last FY ($)		Aggregate Earnings in Last FY (1)($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)

Bryan H. Hall	3,364,385	(2)	499,171	2,477,328	6,030,809	(3)
Enrique Rodriguez	718,200	(4)	497,106	642,055	6,627,251	(5)

(1)	Of these amounts, the following were reported in the Summary Compensation Table as above-market earnings that were credited to the NEO’s account during 2025:

Name	Amount ($)
Bryan H. Hall	292,577
Enrique Rodriguez	297,053

(2)	Includes salary contributed in 2025 of $1,000,800. Also, includes annual performance bonus award amount of $2,363,585 contributed in 2025.

(3)

Includes salary contributed as follows: $83,537 in 2023, $148,763 in 2024 and $1,000,800 in 2025. Also, includes annual performance bonus award amounts of $112,479 and $2,363,585 in 2024 and 2025, respectively.

(4)	Includes salary of $718,200 contributed in 2025.

(5)	Includes salary contributed as follows: $684,715 in 2023, $711,577 in 2024 and $718,200 in 2025. Also includes annual performance bonus award of $1,500,000 in 2023.

Employment and Other Agreements

We have employment agreements with Mr. Fries to serve as our CEO, Mr. Bracken to serve as our chief financial officer, Mr. Hall to serve as our general counsel, Mr. Rodriguez to serve as our chief technology officer and Mr. Salvato to serve as our chief development officer. We have not adopted a severance policy covering our executive officers other than as specified in their employment agreements, if applicable.

Michael T. Fries

Introduction. Mr. Fries is our Chairman, Chief Executive Officer and President. We entered into the Fries Agreement, providing for a four-year term expiring on December 31, 2028.

Summary of the Fries Agreement. Mr. Fries’ salary for 2026 remains at $3,000,000 and is subject to annual increases at the discretion of the compensation committee. Mr. Fries’s annual performance bonus award target amount is $13,000,000 for 2026, which may be increased by the compensation committee in its discretion. The bonus award is not guaranteed and is dependent upon: (i) our company achieving the performance metrics for the applicable performance year, and (ii) Mr. Fries achieving his individual performance objectives established by the compensation committee, which contain qualitative and quantitative goals. Mr. Fries may elect to receive his annual bonus payment, or any portion thereof, in Liberty Global Class A, Liberty Global Class B or Liberty Global Class C shares in lieu of cash under the company’s SHIP, subject to certain limitations, including related to overall voting power held by Mr. Fries and Mr. Malone.

Mr. Fries is eligible to participate in our equity compensation programs on the same basis as other members of senior management. Pursuant to these programs, Mr. Fries is entitled to receive grants of annual equity awards (the Annual Equity Awards), which may be in the form of PSUs, RSUs, PSARs, SARs, restricted shares or other forms of equity as determined by the compensation committee. The target value of Mr. Fries’ 2026 Annual Equity Award is $16,000,000 and may be increased by the compensation committee in its discretion. The compensation committee may elect to deliver any shares underlying the Annual Equity Awards in Liberty Global Class B shares, and, at Mr. Fries’ election, any shares to be vested, granted or deliverable pursuant to our equity award programs in Liberty Global Class A or Liberty Global Class B shares may be rebalanced into shares of Liberty Global Class A or Liberty Global Class C shares on an equivalent value basis.

The Fries Agreement allows Mr. Fries to participate in the employee benefit plans and arrangements sponsored by our company for the benefit of its senior management team, and to have use our company’s aircraft, with personal use privileges of up to 125 hours per year. Mr. Fries moved to London from Denver in 2023, where he continues to live and work. The Fries Agreement provides for expatriate payments to partially defray some of the expenses associated with his international deployment, which payments are subject to annual review for increases by the compensation committee.

Termination for Death or Disability. If Mr. Fries’ employment is terminated for cause or as a result of his death or disability, or if Mr. Fries voluntarily terminates his employment other than for good reason (each, as defined in the Fries Agreement), Mr. Fries or his heirs, as applicable, will be entitled to receive: (1) his accrued but unpaid base salary; (2) any annual performance bonus award for a completed year that was earned but not paid; (3) any accrued but unused vacation leave pay; (4) any accrued vested benefits under our company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; and (5) reimbursement of any unreimbursed business expenses (Accrued Benefits).

In addition, on a termination as a result of his death or disability, Mr. Fries or his heirs, as applicable, will receive: (1) an amount equal to a pro rata portion of the annual performance bonus award that Mr. Fries would have received for the calendar year of his termination (the Pro-Rata Bonus); (2) accelerated vesting of any options, SARs and other awards, with options and SARs remaining exercisable until the earlier of four years from Mr. Fries’ termination or the original expiration date of such award; (3) continued vesting in a pro-rata portion of any equity award received prior to termination as provided in the applicable award agreement; and (4) the right to elect to continue to receive coverage under our company’s group health benefits plan, subject to the terms of such plan, or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by our company.

Termination for Cause or Resignation without Good Reason. If Mr. Fries is terminated for “cause” or resigns other than for “good reason” (each as defined in the Fries Agreement), he will be entitled to receive the Accrued Benefits but no other amounts under the Fries Agreement.

Termination Without Cause or Resignation for Good Reason. If Mr. Fries’ employment is terminated by us without cause, or if Mr. Fries voluntarily terminates his employment for good reason, Mr. Fries will be entitled to receive: (1) the Accrued Benefits; (2) the Pro-Rata Bonus, subject to the company and/or Mr. Fries’ applicable performance metrics; (3) an amount equal to one-twelfth (1/12) of his average annual base salary for the current and preceding year, multiplied by the applicable number of months in the Severance Period (as defined below), paid equally over the course of the Severance Period; and (4) an amount equal to one-twelfth (1/12) of his average annual performance bonus award paid for the immediately preceding two calendar years (regardless of when paid), multiplied by the number of months in the Severance Period, paid over the course of the Severance Period. Mr. Fries would also receive continued payment of the expatriate benefits for the lesser of 12 months and Mr. Fries’ repatriation to the United States. In addition, any options, SARs and other non-performance-based awards will fully vest, with options and SARs remaining exercisable until the earlier of four years from Mr. Fries’ termination or the original expiration of such award, and other non-performance based awards shall be settled in accordance with the terms of the applicable award agreement. Mr. Fries and his family may elect to continue to receive coverage under our company’s group health benefits plan, subject to the terms of such plan or receive COBRA continuation of the group health benefits previously provided to Mr. Fries and his family with premiums paid or reimbursed by our company. The company has agreed to a “Severance Period” of 30 months following on the termination of Mr. Fries’ employment. Mr. Fries will also continue to earn performance-based awards that were granted as part of an annual equity award if and to the extent the performance metrics are satisfied, as certified by the compensation committee, as if Mr. Fries’ employment had not terminated.

The acceleration of Mr. Fries’ equity awards in a change-in-control scenario is subject to a ‘double trigger’ requirement. If Mr. Fries’ employment is terminated by the company without cause, or if Mr. Fries voluntarily terminates his employment for good reason within 13 months following a change-in-control of the company (as defined in the Fries Agreement), then Mr. Fries will be treated as if his employment was terminated without cause or for good reason, except that the Severance Period will be 36 months, and any outstanding performance-based awards will immediately vest at the greater of (1) maximum performance (not to exceed 150%) and (2) expected performance based on accruals immediately prior the change-in-control.

To protect the company in the event of a termination of Mr. Fries’ employment, Mr. Fries is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of the Fries Agreement and, depending on the circumstances of termination, for a period of up to two years thereafter.

The company also has agreed to reimburse Mr. Fries for reasonable third-party fees and expenses related to his responsibilities to the company or as a result of his shareholdings in an amount of up to $250,000 per year.

Mr. Fries has voluntarily waived his rights under any agreement to a gross-up of any taxes associated with a parachute payment.

Charles H.R. Bracken. Our Executive Vice President and Chief Financial Officer, Mr. Bracken, entered into his Executive Service Agreement on December 15, 2004 with one of our predecessor companies (the Bracken Agreement). He has been Chief Financial Officer since 2017 and was Co-Chief Financial Officer since 2005.

The Bracken Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by us at any time upon shorter notice. Mr. Bracken will be entitled to his salary and benefits for any unexpired portion of the six months’ notice period at the date his employment terminates. His equity awards will also continue to vest during such six-month notice period. Mr. Bracken’s employment may also be terminated immediately upon notice for cause. If we terminate Mr. Bracken’s employment other than for cause or disability (each as defined in the Bracken Agreement), Mr. Bracken will also be entitled to a lump sum severance payment equivalent to his base salary and benefits for six months. In the event Mr. Bracken becomes disabled and the disability continues for a specified period, we may reduce future payments under the Bracken Agreement to the amount reimbursed by our disability insurer for the duration of Mr. Bracken’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Bracken’s salary, which is £1,112,700 ($1,500,000) for 2026, is subject to annual review and, in the discretion of our compensation committee, upward adjustment. Mr. Bracken also receives an automobile allowance and may participate in the Liberty Global Group Pension Plan for U.K. employees and group life assurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes. Mr. Bracken must also be made whole for any non-U.K. tax liability he may incur with respect to his salary and other amounts due him and for any additional U.K. tax or social security cost he incurs with respect to business expenses or reimbursement paid by us for work performed by him outside the U.K.

The Bracken Agreement includes restrictions on Mr. Bracken’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment and (3) competition with and solicitation of executives or certain employees of Liberty Global, or any subsidiary of Liberty Global or its parent entities, for a period of six months after termination of his employment.

Bryan H. Hall. Mr. Hall has been an Executive Vice President and our General Counsel since January 2012. We entered into an Employment Agreement with him on May 21, 2020 (the Hall Agreement). The term is indefinite, but either party may provide at least 30 days’ prior written notice to the other party of their respective intention to terminate Mr. Hall’s employment. Under the Hall Agreement, Mr. Hall’s base salary, which remains at $1,251,000 for 2026, is subject to annual increase at the discretion of the compensation committee.

Mr. Hall is eligible to earn an annual bonus each year, which bonus is reviewed annually and may be adjusted by the compensation committee. There is no guaranteed bonus amount. The actual amount paid will depend on achieving certain qualitative and quantitative performance objectives, as determined by the compensation committee. Mr. Hall also receives an annual automobile allowance of $15,000, subject to adjustment in line with the policy for equivalent level executives.

If Mr. Hall’s employment is terminated by us without cause, by him for good reason (as defined in the Hall Agreement), or as a result of his death or disability (as defined in the Hall Agreement), Mr. Hall or his heirs, as applicable, will be entitled to receive: (1) his accrued but unpaid base salary, automobile allowance and unused vacation pay; (2) any vested benefits under our company’s employee welfare and tax-qualified retirement plans in accordance with the terms of those plans; and (3) reimbursement of business expenses (collectively Hall Accrued Benefits). In addition, we will pay him (a) an amount equal to the prorated portion of any annual bonus he would have received for the calendar year of his termination, provided that (except in the case of death) he was employed for at least nine months of such year; (b) severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination; provided, however, such severance amount shall be reduced by the amount of disability benefits he receives pursuant to any employee benefit plans maintained by our company at the time of disability; and (c) except in the case of death, he and his family will continue to receive coverage under our company’s health benefits with premiums paid or reimbursed by our company for a period of up to one year. Furthermore, any unvested equity awards previously granted to Mr. Hall that are scheduled to vest within six months after his termination, will continue to vest through such six-month period, unless he would receive more favorable treatment under the terms of a grant award agreement and except for termination in the case of death.

If Mr. Hall is terminated for cause (as defined in the Hall Agreement) or he resigns (other than for good reason), he will be entitled to receive the Hall Accrued Benefits but no other amounts under the Hall Agreement.

Mr. Hall is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Hall Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.

Enrique Rodriguez. In 2018, we entered into an employment agreement with Mr. Rodriguez in connection with his appointment as our Executive Vice President and Chief Technology Officer (the Rodriguez Agreement). The Rodriguez Agreement provides for an indefinite term, which continues until we provide at least 30 days’, or Mr. Rodriguez provides at least 90 days’, prior written notice to terminate his employment with our company. Under the Rodriguez Agreement, Mr. Rodriguez’s base salary, which remains at $1,197,000 for 2026, is subject to annual increase at the discretion of the compensation committee.

Mr. Rodriguez is eligible to earn an annual bonus, which is reviewed annually and may be adjusted by the compensation committee. There is no guaranteed bonus amount. The actual amount paid will depend on achieving certain qualitative and quantitative performance objectives, as determined each year by the compensation committee.

Mr. Rodriguez may participate in our equity compensation programs on the same basis as other executives of our company, with the target equity value subject to annual adjustment as determined by the compensation committee.

If Mr. Rodriguez’s employment is terminated by us without cause, by him for good reason (as defined in the Rodriguez Agreement), or by his death or disability (as defined in the Rodriguez Agreement), Mr. Rodriguez or his heirs, as applicable, will be entitled to receive: (1) his accrued but unpaid base salary and unused vacation pay through the date of termination; (2) any accrued and vested benefits under our company’s employee welfare and tax-qualified retirement plans in accordance with the terms of those plans; and (3) reimbursement of business expenses (collectively, the Rodriguez Accrued Benefits). He will also receive (a) an amount equal to the prorated portion of any annual bonus he would have received for the calendar year of his termination, provided that (except in the case of death) he was employed for at least nine months of such year; (b) a severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination; provided, however, such severance amount shall be reduced by the amount of disability benefits he receives pursuant to any employee benefit plans maintained by our company at the time of disability; and (c) except in the case of death, he and his family will continue to receive coverage under our company’s health benefits with premiums paid or reimbursed by our company for a period of up to one year.

If Mr. Rodriguez is terminated for cause (as defined in the Rodriguez Agreement) or resigns other than for good reason, he will be entitled to receive the Rodriguez Accrued Benefits but no other amounts under the Rodriguez Agreement.

Pursuant to the Rodriguez Agreement, Mr. Rodriguez is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Rodriguez Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.

Andrea Salvato. Mr. Salvato is our Executive Vice President and Chief Development Officer, having previously served as our Senior Vice President and Chief Development Officer from 2012 until March 2023. We entered into an Executive Service Agreement with him on May 5, 2005 with one of our predecessor companies (the Salvato Agreement).

The Salvato Agreement has an indefinite term and may be terminated by either party upon six months’ notice or by us at any time upon shorter notice. Mr. Salvato’s employment may also be terminated immediately upon notice for cause. In the event Mr. Salvato becomes disabled and the disability continues for a specified period, we may reduce future payments under the Salvato Agreement by the amount reimbursed by our disability insurer for the duration of Mr. Salvato’s disability or, under certain circumstances, terminate his employment as described above.

Mr. Salvato’s salary, which remains at £808,000 ($1,032,456) for 2026, is subject to annual review and, in the discretion of our compensation committee, adjustment. Mr. Salvato also receives an automobile allowance and may participate in the Liberty Global Group Pension Plan for U.K. employees and group life assurance, permanent ill health insurance (equivalent to disability insurance) and medical and dental insurance schemes.

The Salvato Agreement includes restrictions on Mr. Salvato’s (1) use or disclosure of trade secrets for so long as they are trade secrets, (2) use or disclosure of confidential or proprietary information during the term of his employment and for two years after termination of his employment and (3) competition with and solicitation of executives or certain employees of Liberty Global and its subsidiaries for a period of six months after termination of his employment.

Potential Payments upon Termination or Change-in-Control

The Termination of Employment Table and the Change-in-Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change-in-control of Liberty Global as of December 31, 2025. The Termination of Employment Table assumes that a change-in-control has not occurred. The Change-in-Control Table assumes that a change-in-control has occurred as of December 31, 2025. As of that date, certain of our plans and agreements provided benefits in the event of a change-in-control without regard to whether employment is terminated, whereas others included a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change-in-Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change-in-control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

•

The amounts in the tables for unvested SARs that vest on an accelerated basis or continue to vest are based on the spread between the strike price of the award and the applicable closing market price on December 31, 2025 (the last trading day of 2025). Restricted shares or RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2025. On December 31, 2025, the closing market price for each class of our common shares was as follows:

◾	Liberty Global Class A $11.14

◾	Liberty Global Class B $11.82

◾	Liberty Global Class C $11.04

•	The amounts for Mr. Bracken assume he receives a lump sum payment in cash of salary and benefits instead of six months’ notice of termination under his employment agreement.

•	To the extent compensation to our executive officers is paid in British pounds, it has been converted to U.S. dollars based upon the average exchange rate in effect during 2025.

•

Under the Fries Agreement, if a termination occurs without cause or by Mr. Fries for good reason (as defined in the Fries Agreement), he will also receive an amount equal to the Applicable Percentage and the value of the Ungranted Appreciation Awards. At Mr. Fries’ request, in 2025, his target annual grant value was reduced to $16.0 million.

As of December 31, 2025, each of our NEOs had, under the 2014 Plan and 2023 Plan, unvested SARs and unvested RSU and PSU awards. The termination provisions of our NEOs’ employment agreements are described under —Employment and Other Agreements above. The 2014 Plan and 2023 Plan are each described under Incentive Plans below. In addition to such descriptions, additional information on the termination and/or change-in-control provisions of these plans and agreements is provided below.

Termination of Employment

The availability of our benefits varies with the reason that the NEO’s employment was terminated, as described below. In each of the below cases, it is assumed that termination of employment occurred on December 31, 2025.

Voluntary Termination. NEOs retain their vested equity grants under our equity incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. There would be no other payments or benefits.

Retirement. Other than amounts accrued under our deferred compensation plan (if any), no benefits are payable to any of our NEOs in the event of retirement; however, under the 2014 Plan and 2023 Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested awards granted under our equity incentive plans from the date of retirement. Additionally, if an NEO retires after at least six months following the initiation of a LGIP plan, then the retiring NEO will receive a prorated portion of their target value under such plan, accelerated to their retirement date. Each of our NEOs meet this requirement. Such benefit is reflected in the “Retirement” column in the Termination of Employment Table below.

Termination for Cause. The executive would not receive any payment or unaccrued benefit and typically would forfeit all unexercised equity awards, whether or not vested; provided, however, Mr. Fries would still receive his annual performance bonus award for a prior completed year that has not yet been paid. The definition of “cause” varies among the plans and the NEO employment agreements, but generally includes (1) insubordination, dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change-in-control event, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause. Certain of our NEOs’ employment agreements provide for benefits in the case of termination by our company without cause. See —Employment and Other Agreements above. Under the 2014 Plan and 2023 Plan, the employee would be entitled to accelerated vesting of a pro rata portion of that amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. In the case of PSUs, the NEO would, subject to the discretion of the compensation committee, ordinarily forfeit their awards except for certain potential ‘banked’ payouts included in the applicable PSU award agreement. For the benefits payable under the applicable employment agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below.

Death. In the event of death, the 2014 Plan and 2023 Plan provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Additionally, in the case of PSUs, the NEO’s estate would be entitled to receive the NEO’s target performance share units, along with any unpaid dividend equivalents. The underlying shares would be issued no later than March 15 of the calendar year immediately following the date of death. The value of all these benefits is in the “Death/Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.

Disability. In the event of termination of employment due to disability, the equity incentive plans provide for vesting in full of any outstanding options or SARs and the lapse of restrictions on any restricted share or RSU awards. Additionally, in the case of PSUs, the NEO would be entitled to receive the NEO’s target performance share units, along with any unpaid dividend equivalents. The underlying shares would be issued no later than March 15 of the calendar year immediately following the date of disability. The value of all these benefits is in the “Death/Disability” column in the Termination of Employment Table. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. For purposes of the 2014 Plan and 2023 Plan “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death.

Resignation for Good Reason. The employment agreements for Messrs. Fries, Hall and Rodriguez provide for benefits in the case of resignation for good reason. See —Employment and Other Agreements above. Otherwise, no payment or benefit is required upon resignation for good reason absent a change-in-control. The benefits payable under the Fries Agreement, Hall Agreement and Rodriguez Agreement for good reason resignations are the same as the benefits payable upon a termination without cause. See the “By Company Without Cause” column in the Termination of Employment Table below.

Termination of Employment

Name	By Company Without Cause	Death or Disability	Retirement

Michael T. Fries

Options/SARs Accelerated	$1,278,546	$1,278,546	$639,273

2023 RSUs	2,048,163	2,048,163	2,048,163

Name	By Company Without Cause	Death or Disability	Retirement

2025 SHIP Premium	—	—	—

2024 RSUs	2,746,575	2,746,575	1,373,288

2025 RSUs	2,920,146	2,920,146	973,375

2024 PSUs	7,068,857	4,618,320	3,463,740

2025 PSUs	10,220,523	—	—

2023 LGIP	2,200,000	2,200,000	2,200,000

2024 LGIP	2,200,000	2,200,000	1,466,667

2025 LGIP	1,600,000	1,600,000	533,333

2023 Sunrise RSUs	1,894,232	1,894,232	1,894,232

2024 Sunrise RSUs	2,540,193	2,540,193	1,270,071

Severance Payment	50,606,776	50,606,776	—

Benefits (1)	112,411	112,411	—

Total	$87,436,422	$74,765,362	$15,862,142

Charles H.R. Bracken

Options/SARs Accelerated	$195,388	$549,536	$293,075

2023 RSUs	394,373	591,560	591,560

2024 RSUs	266,825	800,476	400,216

2025 SHIP Premium	45,192	54,230	54,230

2025 RSUs	284,831	1,170,971	390,324

2024 PSUs	—	2,069,970	1,014,286

2025 PSUs	—	4,098,465	—

2023 LGIP	625,000	625,000	625,000

2024 LGIP	416,667	416,667	416,667

2025 LGIP	208,333	208,333	208,333

2023 Sunrise RSUs	363,626	545,439	545,439

2024 Sunrise RSUs	245,662	736,986	368,391

Salary	646,245	—	—

Severance Payment	646,245	—	—

Benefits (2)	74,870	—	—

Total	$4,413,257	$11,867,633	$4,907,521

Bryan H. Hall

Options/SARs Accelerated	$132,863	$373,682	$199,294

2023 RSUs	268,181	402,272	402,272

2024 RSUs	181,440	544,319	272,149

2025 SHIP Premium	78,092	93,711	93,711

2025 RSUs	193,685	796,262	265,406

2024 PSUs	—	1,407,573	689,711

2025 PSUs	—	2,786,961	—

2023 LGIP	425,000	425,000	425,000

2024 LGIP	283,333	283,333	283,333

2025 LGIP	141,667	141,667	141,667

2023 Sunrise RSUs	247,296	370,944	370,944

Name	By Company Without Cause	Death or Disability	Retirement

2024 Sunrise RSUs	167,042	501,126	250,563

Severance Payment	4,660,506	4,660,506	—

Benefits (3)	37,470	37,470	—

Total	$6,816,575	$12,824,826	$3,394,050

Enrique Rodriguez

Options/SARs Accelerated	$191,676	$543,969	$287,508

2023 RSUs	334,415	501,662	501,662

2024 RSUs	266,825	800,476	400,216

2025 SHIP Premium	393,954	472,745	472,745

2025 RSUs	284,831	1,170,971	390,324

2024 PSUs	—	2,069,970	1,014,286

2025 PSUs	—	4,098,465	—

2023 LGIP	530,000	530,000	530,000

2024 LGIP	416,667	416,667	416,667

2025 LGIP	208,333	208,333	208,333

2023 Sunrise RSUs	308,354	462,531	462,531

2024 Sunrise RSUs	245,662	736,986	368,391

Severance Payment	5,267,268	5,627,268	—

Benefits (3)	15,768	15,768	—

Total	$8,463,753	$17,655,811	$5,052,663

Andrea Salvato

Options/SARs Accelerated	$187,572	$527,554	$281,353

2023 RSUs	378,597	567,896	567,869

2024 RSUs	256,149	768,448	384,224

2025 SHIP Premium	45,580	54,696	54,696

2025 RSUs	273,442	1,124,149	374,709

2024 PSUs	—	1,987,182	973,719

2025 PSUs	—	3,934,532	—

2023 LGIP	600,000	600,000	600,000

2024 LGIP	400,000	400,000	400,000

2025 LGIP	200,000	200,000	200,000

2023 Sunrise RSUs	349,093	523,640	523,640

2024 Sunrise RSUs	235,826	707,478	353,688

Salary	532,279	—	—

Benefits (2)	62,940	—	—

Total	$3,521,478	$11,395,575	$4,713,898

(1)	Represents the estimated cost to maintain health benefits for Mr. Fries and/or his dependents during the 36-month period following his termination.

(2)	Represents the estimated cost to maintain the NEO’s employee benefits during their six-month notice period.

(3)

Represents the estimated cost to maintain health benefits for the NEO and his dependents during the 12-month period following his termination date, except no such cost shall be incurred in the case of death.

Change-in-Control

The 2014 Plan and 2023 Plan provides for various benefits either upon the occurrence of specified change-in-control events or upon termination of employment following a change-in-control event.

Change-in-Control Events. The change-in-control events vary under the relevant plans but generally fall into three categories:

1.

A person or entity, subject to specified exceptions, acquires (without our board of director’s prior consent) beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote for directors. We refer to this change-in-control event as an “Unapproved Control Purchase.”

2.

During any two-year period, persons comprising the board of directors at the beginning of such period cease to be a majority of the board of directors, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change-in-control event as a “Board Change.”

3.

Our board of directors approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in our shareholders prior to the transaction owning less than a majority of the combined voting power of our shares after the transaction or in which our common shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change-in-control event as a “Reorganization.”

Under the 2014 Plan and 2023 Plan, outstanding equity awards will vest in full upon an Unapproved Control Purchase or Board Change and immediately prior to a Reorganization, unless, in the case of a Reorganization, our compensation committee determines that effective provision has been made for the awards to be assumed or replaced with an equivalent award.

The PSUs provide that if any of these change-in-control events occur during the performance period and the grant agreements are not continued on the same or equivalent terms and conditions, in the case of a Board Change or Control Purchase, or not continued or assumed on equivalent terms, in the case of an Approved Transaction, then each grantee will be deemed to have earned his or her target PSUs, which will vest and the underlying ordinary shares will be issued within 30 days of such change-in-control event.

Upon a change-in-control and a termination of Mr. Fries employment without cause (or his resignation for good reason) within 13 months of such change-in-control, any outstanding options or SARs or other non-performance based awards will vest in full.

Termination After Change-in-Control. Under the 2014 Plan and 2023 Plan, if a termination of employment occurs without cause or the employee resigns for good reason within 12 months of a Reorganization, then any outstanding SAR and RSU awards will vest and, in the case of SARs, become fully exercisable as of the date of termination of employment. Pursuant to the Fries Agreement, if a termination of Mr. Fries’ employment occurs without cause or Mr. Fries resigns for good reason within 13 months of a change-in-control event then Mr. Fries will receive the benefits described above under —Employment and Other Agreements.

For purposes of the 2014 Plan and 2023 Plan, “good reason” for a participant to resign following a change-in-control event generally requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of the participant’s official position or authority; or (3) a required relocation of the participant’s principal business office to a different country. In addition, the Fries Agreement defines good reason to also include a reduction in Mr. Fries’ salary, target equity value for annual awards or in the amount of annual performance bonus awards he is eligible to earn, relocation of Mr. Fries primary office to a location that is not Greater London or metropolitan

Denver, Colorado without Mr. Fries’ consent, material and adverse changes to Mr. Fries’ position, title, duties, authority reporting requirements or responsibilities, failure to re-nominate or re-elect Mr. Fries to serve on our board or removal from our board, ceasing to be a member of the executive committee (or of a successor committee that has similar powers and responsibilities), non-renewal of the Fries Agreement and a material breach of the Fries Agreement. Following a change-in-control event, good reason under the Fries Agreement also includes failure to increase Mr. Fries’ total target direct compensation such that it equals or exceeds the 75th percentile of chief executive officers at peer companies of the successor entity. For all NEOs, additional procedural requirements apply for a resignation to qualify as being for “good reason”.

The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2025 without cause and include the incremental benefits that would result from such a termination under the employment agreements and the equity incentive plans as described under —Potential Payments upon Termination or Change-in-Control—Termination of Employment above.

Change-In-Control

	Unapproved Control Purchase /Board Change – Plan Benefits Continued		Reorganization–Plan Benefits Continued	Change-in-Control – Plan Benefits Not Continued

Name	Employment Terminated	Employment Continues	Employment Terminated	Employment Continues

Michael T. Fries
Options/SARs Accelerated	$1,278,546	$1,278,546	$1,278,546	$1,278,546
2023 RSUs	2,048,163	2,048,163	2,048,163	2,048,163
2024 RSUs	2,746,575	2,746,575	2,746,575	2,746,575
2025 SHIP Premium	—	—	—	—
2025 RSUs	2,920,146	2,920,146	2,920,146	2,920,146
2024 PSUs	10,603,285	10,603,285	10,603,285	10,603,285
2025 PSUs	15,330,784	15,330,784	15,330,784	15,330,784
2023 LGIP	2,200,000	2,200,000	2,200,000	2,200,000
2024 LGIP	2,200,000	2,200,000	2,200,000	2,200,000
2025 LGIP	1,600,000	1,600,000	1,600,000	1,600,000
2023 Sunrise RSUs	1,894,232	—	—	—
2024 Sunrise RSUs	2,540,193	—	—	—
Severance Payment	58,464,245	58,464,245	58,464,245	58,464,245
Benefits (1)	112,411	—	112,411	—

Total	$103,938,580	$99,391,744	$99,504,155	$99,391,744

Charles H.R. Bracken
Options/SARs Accelerated	$549,536	$549,536	$549,536	$549,536
2023 RSUs	591,560	591,560	591,560	591,560
2024 RSUs	800,476	800,476	800,476	800,476
2025 SHIP Premium	54,230	54,230	54,230	54,230
2025 RSUs	1,170,971	1,170,971	1,170,971	1,170,971
2024 PSUs	2,069,970	2,069,970	2,069,970	2,069,970
2025 PSUs	4,098,465	4,098,465	4,098,465	4,098,465
2023 LGIP	625,000	625,000	625,000	625,000
2024 LGIP	625,000	625,000	625,000	625,000
2025 LGIP	625,000	625,000	625,000	625,000
2023 Sunrise RSUs	545,439	—	—	—
2024 Sunrise RSUs	736,986	—	—	—
Salary	646,245	—	646,245	—
Severance Payment	646,245	—	646,245	—
Benefits (2)	74,870	—	74,870	—

Total	$13,859,993	$11,210,208	$12,577,568	$11,210,208

	Unapproved Control Purchase /Board Change – Plan Benefits Continued		Reorganization–Plan Benefits Continued	Change-in-Control – Plan Benefits Not Continued

Name	Employment Terminated	Employment Continues	Employment Terminated	Employment Continues

Bryan H. Hall
Options/SARs Accelerated	$373,682	$373,682	$373,682	$373,682
2023 RSUs	402,272	402,272	402,272	402,272
2024 RSUs	544,319	544,319	544,319	544,319
2025 SHIP Premium	93,711	93,711	93,711	93,711
2025 RSUs	796,262	796,262	796,262	796,262
2024 PSUs	1,407,573	1,407,573	1,407,573	1,407,573
2025 PSUs	2,786,961	2,786,961	2,786,961	2,786,961
2023 LGIP	425,000	425,000	425,000	425,000
2024 LGIP	425,000	425,000	425,000	425,000
2025 LGIP	425,000	425,000	425,000	425,000
2023 Sunrise RSUs	370,944	—	—	—
2024 Sunrise RSUs	501,126	—	—	—
Severance Payment	4,660,506	—	4,660,506	—
Benefits (3)	37,470	—	37,470	—

Total	$13,249,826	$7,679,780	$12,377,756	$7,679,780

Enrique Rodriguez
Options/SARs Accelerated	$543,969	$543,969	$543,969	$543,969
2023 RSUs	501,622	501,622	501,622	501,622
2024 RSUs	800,476	800,476	800,476	800,476
2025 SHIP Premium	472,745	472,745	472,745	472,745
2025 RSUs	1,170,971	1,170,971	1,170,971	1,170,971
2024 PSUs	2,069,970	2,069,970	2,069,970	2,069,970
2025 PSUs	4,098,465	4,098,465	4,098,465	4,098,465
2023 LGIP	530,000	530,000	530,000	530,000
2024 LGIP	625,000	625,000	625,000	625,000
2025 LGIP	625,000	625,000	625,000	625,000
2023 Sunrise RSUs	462,531	—	—	—
2024 Sunrise RSUs	736,986	—	—	—
Severance Payment	5,267,268	—	5,267,268	—
Benefits (3)	15,768	—	15,768	—

Total	$17,920,771	$11,438,218	$16,721,254	$11,438,218

Andrea Salvato
Options/SARs Accelerated	$527,554	$527,554	$527,554	$527,554
2023 RSUs	567,896	567,896	567,896	567,896
2024 RSUs	768,448	768,448	768,448	768,448
2025 SHIP Premium	54,696	54,696	54,696	54,696
2025 RSUs	1,124,149	1,124,149	1,124,149	1,124,149
2024 PSUs	1,987,182	1,987,182	1,987,182	1,987,182
2025 PSUs	3,934,532	3,934,532	3,934,532	3,934,532
2023 LGIP	600,000	600,000	600,000	600,000
2024 LGIP	600,000	600,000	600,000	600,000
2025 LGIP	600,000	600,000	600,000	600,000
2023 Sunrise RSUs	523,640	—	—	—
2024 Sunrise RSUs	707,478	—	—	—
Salary	532,279	—	532,279	—
Benefits (2)	62,940	—	62,940	—

Total	$12,590,794	$10,764,457	$11,359,676	$10,764,457

(1)	Represents the estimated cost to maintain health benefits for Mr. Fries and/or his dependents during the 36-month period following his termination.

(2)	Represents the estimated cost to maintain the NEO’s employee benefits during his six-month notice period.

(3)	Represents the estimated cost to maintain health benefits for the NEO and his dependents during the 12-month period following his termination.

CEO Pay Ratio

We are an international company whose consolidated entities employed, on a full-time basis, approximately 6,636 people as of December 31, 2025, in six countries across Europe and the United States. The overall structure of our compensation and benefit programs are broadly similar across our company to encourage and reward our employees who contribute to our success. We strive to ensure that every employee is paid at a level reflective of their job responsibilities and is competitive within our peer group and our local employment markets. Compensation rates are benchmarked and set to be competitive in the country in which the jobs are performed. We are committed to providing pay equity throughout our company, which we view as critical to our success in supporting a diverse workforce with opportunities for employees to develop, advance and contribute.

Under the rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to provide the total compensation paid to our median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to our CEO. For 2025, we used the same median employee that we identified in 2024 (as described below) in accordance with applicable rules from the SEC, as there were no changes in our employee population that we believe would significantly impact the pay ratio disclosure. For the year ended December 31, 2025, and in each case including the value of employer-provided non-discriminatory health benefits, (1) the CEO’s total annual compensation was $37,758,600 and (2) our median employee’s total annual compensation was $98,575 which resulted in a ratio of 383:1 for CEO to median employee total annual compensation.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee by collecting the payroll data of our employee population on December 31 2024, which consisted of salary and wages (including overtime) and annual bonus amounts. At that time, our employee population consisted of approximately 6,820 individuals, including temporary and part-time employees, consisting of approximately 100 U.S. employees and 6,720 non-U.S. employees. At year-end 2025, we employed personnel in six countries, including the U.S., the U.K., the Republic of Ireland, the Netherlands, Belgium and Slovakia, making determinations of the median employee subject to a variety of factors, including cost of living and currency. We annualized the compensation of all newly hired employees. We did not perform any other adjustments. After identifying the median employee, for purposes of the pay ratio, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table, plus we included the value of employer-provided non-discriminatory health benefits in both the compensation of our CEO and the median employee.

Pay Versus Performance
In accordance with Item 402(v) of Regulations
S-K,
we are providing the following information regarding the relationship between compensation actually paid (
CAP
) to our principal executive officer (
PEO
) and
Non-PEO
NEOs and certain financial metrics of Liberty Global for the fiscal years listed below. As noted above in —
Compensation Discussion and Analysis—Compensation Philosophy and Goals
, Liberty Global aims to compensate its executives mostly in the form of long-term incentives that appreciate in value as the company’s share price increases, thereby aligning our executives’ incentives with the investment objectives of our shareholders. These compensation incentives vest over a multi-year timeframe, promoting stable leadership for our company and rewarding our executives for sustained long-term shareholder value creation. Because a significant proportion of our executive’s compensation is tied to PSUs and SARs, the value of which is entirely dependent on stock price performance, the amounts required to be disclosed in the below Pay Versus Performance (
PVP
) table may show material changes in CAP as a result of share price fluctuations. Such share price fluctuations may be, to a greater or lesser extent, the result of macroeconomic conditions or wider stock market movements and may not necessarily reflect the financial performance of the company.
Tabular Disclosure of Pay Versus Performance

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (1)	Total Shareholder Return (3)		Peer Group Total Shareholder Return (3)	Net Income (Loss) (M)	Adjusted EBITDA less Property and Equipment Additions for Compensation Purposes (M) (4)
2025	$37,717,946	$22,559,443	$11,673,395	$7,720,762	Class A: $ Class B: $ Class C: $	86.83 84.21 87.55	$130.51	$(7,097)	$1,787
2024	$45,693,754	$48,598,315	$12,109,216	$13,277,344	Class A: $ Class B: $ Class C: $	105.89 107.47 109.05	$122.59	$1,646	$2,342
2023	$44,748,400	$35,224,957	$10,845,183	$7,719,535	Class A: $ Class B: $ Class C: $	78.14 78.32 85.50	$101.36	$(3,874)	$2,368
2022	$19,002,343	$(22,742,395)	$4,640,491	$(4,025,991)	Class A: $ Class B: $ Class C: $	83.25 83.55 89.13	$89.91	$1,986	$2,132
2021	$61,986,909	$70,333,893	$14,634,664	$16,814,558	Class A: $ Class B: $ Class C: $	121.99 123.83 128.85	$115.69	$13,610	$2,748

(1)
For each fiscal year reported in this table, our PEO was Mike Fries, and our non-PEO
NEOs were Charlie Bracken, Bryan Hall, Enrique Rodriguez and Andrea Salvato. CAP amounts are reported in accordance with SEC rules and do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. The table below provides a reconciliation of the adjustments made to the Summary Compensation Table Totals to arrive at the Compensation Actually Paid.

	Chief Executive Officer					Average of Other NEOs
	2021	2022	2023	2024	2025	2021	2022	2023	2024	2025

Summary Compensation Table Total	$61,986,909	$19,002,343	$44,748,400	$45,693,754	$37,717,946	$14,634,664	$4,640,491	$10,845,183	$12,109,216	$11,673,395
Less grant value of stock and option awards made during the year, as reported in the Summary Compensation Table	(43,195,394)	(199,144)	(24,309,214)	(25,265,183)	(18,042,057)	(11,187,228)	(489,628)	(7,391,654)	(8,179,437)	(7,641,652)
Plus adjustments to equity awards (a)	51,542,378	(41,545,594)	14,785,771	28,169,744	2,883,554	13,367,122	(8,176,854)	4,266,006	9,347,565	3,689,019

Compensation Actually Paid	$70,333,893	$(22,742,395)	$35,224,957	$48,598,315	$22,559,443	$16,814,558	$(4,025,991)	$7,719,535	$13,277,344	$7,720,762

(a)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any
equity
awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value, as of the end of the applicable year (from the end of the prior fiscal year), of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vested in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. Time-vested RSUs are valued at the closing prices of the applicable class of the company’s common shares on each applicable valuation date. Time-vested SARs are valued using the Black-Scholes option pricing model, and for each valuation date, the fair value was determined using the closing price of the applicable class of the company’s common shares on such date, the volatility and risk-free rate assumptions that were in effect for the given year and the expected life assumption that was in effect on the original grant date of the SARs, less the time that has elapsed since the grant date. Time-vested PSUs are valued at the closing prices of the applicable class of the company’s common shares on each applicable valuation date and adjusted to reflect the performance factor as calculated at the applicable valuation date.

(2)	Dollar amounts reported represent the average of the reported “Total” amounts for our NEOs as a group (excluding our CEO) in the Summary Compensation Table above.

(3)
TSR is cumulative for the measurement periods beginning on December 31, 2020 and ending on the last day of each of fiscal year 2025, 2024, 2023, 2022 and 2021. The company’s share prices prior to November 13, 2024 have been adjusted to give effect to the
Spin-off.

In accordance with applicable SEC rules, the peer group used in this table is the same peer group that we utilized in our Annual Report on Form
10-K
for the year ended December 31, 2025 to prepare our stock performance graph in such Annual Report.

(4)
The company’s compensation committee and board of directors considers Adjusted EBITDA less Property and Equipment Additions for Compensation Purposes to have been the most important financial metric used in determining executive compensation in 2025. We define Adjusted EBITDA less P&E Additions for Compensation Purposes as our proportionate (including with respect to our non-consolidated
joint ventures) Adjusted EBITDA less capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash
additions. We define “
Adjusted EBITDA
” as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating
income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and Other Operating Items. “
Other Operating Items
” includes (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.

Discussion of PVP Figures
CAP to Total Shareholder Return
We believe that the PVP statistics shown in the table above demonstrate that our compensation philosophy described in —
Compensation Discussion
 & Analysis—Compensation Philosophy and Goals
operates as intended by creating the desired alignment of executive compensation and shareholder value creation, such that our executives are rewarded for achieving sustained share price appreciation, directly benefiting our shareholders. The PVP table shows a correlation between executive CAP in a given year and the company’s total shareholder return (
TSR
) for that year, indicating that our executives’ compensation, in general, moves directionally with our share price. TSR is dependent upon market dynamics and may not, for any specific period, reflect the company’s operating and financial performance for that period, as the market may take into account other factors such as exchange rates, sector performance, macroeconomic trends, projections, capital rotation and many other factors. This relational movement of CAP and TSR will, we believe, continue to incentivize our leaders to build on Liberty Global’s accomplishments and achieve sustainable share price growth over the long term.

CAP to Company TSR
$80,000,000.00
$60,000,000.00
$40,000,000.00
$20,000,000.00
$-
$(20,000,000.00)
$(40,000,000.00)
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
2021
2022
2023
2024
2025
CAP (CEO)
CAP (Other NEOs)
Class A TSR
Class B TSR
Class C TSR

CAP to Adjusted EBITDA less P&E Additions for Compensation Purposes
The company believes that the most important financial metric in determining our annual bonus compensation for executives is annual proportionate Adjusted EBITDA less P&E Additions for Compensation Purposes. This metric was weighted 35% of the overall target payout in 2025 (as described above in —
Compensation Discussion
 & Analysis—Elements of Our Compensation Packages—Annual Performance Bonus Awards—Design of Our 2025 Annual Bonus Program
) and includes results from both our consolidated and our 50% owned, non-consolidated
U.K. and Dutch businesses, all proportionally weighted by our ownership percentage. With respect to our equity compensation the most important metric is actual stock performance. The chart below shows our CAP as compared with the proportionate Adjusted EBITDA less P&E Additions Compensation Purposes with respect to each of the five years as used in determining executive compensation. |
Note that the figures in this chart do not take into account various factors that may impact year to year comparisons including, for example, currency movements, acquisitions or dispositions or other transactions that could impact year to year comparability. Shareholders should review the Company’s audited financial statements for the relevant years in question.

CAP to Adjusted EBITDA Less P&E Additions For Compensation Purposes
$100,000,000.00
$50,000,000.00
$-
$(50,000,000.00)
$3,000,000,000.00
$2,000,000,000.00
$1,000,000,000.00
$-
2021
2022
2023
2024
2025
CAP (CEO) CAP (Other NEOs) Adjusted EBITDA Less P&E Additions for Compensation Purposes
CAP (Other NEOs)
Adjusted EBITDA Less P&E Additions for Compensation Purposes

CAP to Net Income (Loss)
Applicable regulations require the table below, showing CAP as compared with GAAP net income (loss). For our company, which has a history of substantial and continual investments in infrastructure, net income will be negatively impacted by the magnitude of those investments, despite substantial adjusted free cash flow generation. The company does not use net income (loss) in setting its compensation plans or arrangements.

CAP to Net Income (Loss)
$80,000,000.00
$60,000,000.00
$40,000,000.00
$20,000,000.00
$-
$(20,000,000.00)
$(40,000,000.00)
$15,000,000,000.00
$10,000,000,000.00
$5,000,000,000.00
$-
$(5,000,000,000.00)
$(10,000,000,000.00)
2021
2022
2023
2024
2025
CAP (CEO)
CAP (Other NEOs)
Net Income

Company TSR to Peer Group TSR
As part of our PVP disclosure, we utilize a weighted telecommunications index created by Nasdaq for our peer comparison group (our
Peer Group
). This Peer Group index is the same index used in our Annual Report on Form
10-K
for purposes of complying with Item 201(e) of Regulation
S-K.
Our Peer Group index is composed exclusively of U.S.-listed companies with primarily U.S. operations. Given our European-focused operations, we may, from time to time, diverge from the index, either positively or negatively, due to regional differences in the telecommunications market and market-wide movements in domestic versus international stocks.

Company TSR to Peer Index TSR
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
2021
2022
2023
2024
2025
Class A TSR
Class B TSR
Class C TSR
Peer Index TSR

Table of Performance Measures
The five items listed below represent an unranked list of the most important performance metrics used by the company linking CAP to the NEOs for 2025 and Company performance. See —
Compensation Discussion and Analysis—Elements of Our Compensation Packages
for additional information concerning each of these financial and non-financial
metrics.

Metric	Description
Adjusted EBITDA less P&E Additions for Compensation Purposes	Financial metric used in 2021 - 2025 annual bonus program for all NEOs

Revenue	Financial metric used in 2021 - 2025 annual bonus program for all NEOs

Relative Total Shareholder Return	Financial metric used in the 2024 - 2025 long-term incentive plan for all NEOs

Achievement against pre-approved Individual Goals	Non-financial metric used in 2025 annual bonus program for all NEOs

Achievement against pre-approved Group Goals	Non-financial metric used in 2025 annual bonus program for all NEOs

Director Compensation

Set forth below is a description of the compensation for our non-executive directors. Such compensation is subject to review annually by our nominating and corporate governance committee. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft described below under —Fees and Expenses.

Fees and Expenses

In 2025, each non-employee director (other than Mr. Malone and Mr. Fries) received an annual retainer of $150,000. Each director who serves as the chair of the audit committee, the compensation committee, the nominating and corporate governance committee or the People Planet Progress committee also received a fee for such service of $55,000, $30,000, $15,000 and $15,000, respectively, for each full year of service in such position.

All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in common shares instead of cash. Such election for fees payable for a specific calendar quarter must be made no later than the last day of the immediately preceding calendar quarter and comprises a combination of Liberty Global Class A and Liberty Global Class C shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Directors who are employees of Liberty Global, or its subsidiaries, do not receive any additional compensation for their service as directors. Currently, our CEO Mr. Fries is our only executive director.

Generally, the in-person board meetings are held at one of our corporate offices, and each year the board attempts to hold one or more in-person meetings at the location of one of our operations. In addition, members of our board have strategy retreats with certain members of senior management to review our strategies and goals. We reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our board. We also occasionally make our aircraft available to directors for attendance at meetings or other company-related events.

For board meetings held at the location of one of our operations or other company-related events, we may provide extra activities for members of our board, including visits to company operations and meetings with local management and employees. We may also invite the spouse or a guest of each director to attend events associated with board meetings or other company-related events. In such case, we may provide for, or reimburse expenses of, the spouse’s or guest’s travel, food and lodging for attendance at these events and participation in related activities. If the spouse or guest travels on our aircraft for an event, the incremental cost for such personal passenger is determined based on our average direct variable cost per passenger for aircraft fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred. To the extent costs for these activities, including the incremental cost for traveling on our aircraft and the costs for any other personal benefits, for a director exceeds $10,000 for the year, they are included in the amounts in the table below.

From time to time, we provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Global. For directors who elect to attend these events, we cover the costs as part of our policy to keep members of our board informed on issues that relate to their duties as a director. In addition, we make available to members of our board, at their election, health insurance under our health insurance policies.

In 2025, we did not pay any cash compensation to our former Chairman, Mr. Malone, except that our independent directors authorized the payment or reimbursement of personal expenses incurred by Mr. Malone of up to $750,000 per year relating to his ownership of our shares and his service as our chairman (the Malone Reimbursement). Such expenses include professional fees and other expenses incurred by Mr. Malone for estate or tax planning, regulatory filings and other services.

Equity Awards

Each annual general meeting of shareholders, the continuing non-executive directors receive an equity award under the then-current equity incentive plan (currently the 2023 Plan). From March 2014 through June 2023, such awards were issued under the 2014 Liberty Global Non-employee Director Incentive Plan (the 2014 Director Plan). In 2025, each non-executive director received equity grants with a combined grant date fair value of $230,000 awarded, at his or her election, either as (1) a grant of options for Liberty Global Class A shares and options for Liberty Global Class C shares, or (2) a grant of options for Liberty Global Class A shares and options for Liberty Global Class C shares for one-half the value and a grant of Liberty Global Class A RSUs and Liberty Global Class C RSUs for the remaining value.

The equity grant election must be made at least two business days prior to the applicable shareholders meeting. If no election is made, the director will receive only options. The option grants have a term of 10 years and vest in three installments on the date of each of the three successive AGMs, provided that the director continues to serve as a director immediately prior to the applicable vesting date. For purposes of determining the number of RSUs of a class to be granted, the grant date fair value of the options for the same class is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of the applicable annual shareholders meeting. The awards of RSUs vest in full on the date of the first annual shareholders meeting after the date of grant.

Each of our non-executive directors receives a prorated grant of options for each of Liberty Global Class A shares and Liberty Global Class C shares with an annualized grant date fair value equal to $230,000 upon the date he or she is first elected or appointed to our board of directors. The grant date fair value of the options awarded is determined using the same valuation methodology as we use to determine the value of option grants in accordance with FASB ASC 718 on the date of election or appointment. The option grants have a term of 10 years and vest as to one-third of the option shares on the later to occur of (1) the six-month anniversary date of the date of grant or (2) the date of the first annual shareholders meeting after the date of grant. Thereafter the remaining option shares vest as to an additional one-third of the option shares on the date of each annual shareholders meeting, provided that the director continues to serve as a director immediately prior to the applicable vesting date. From June 14, 2023 all awards to our non-executive directors are granted under our 2023 Plan.

Mr. Malone retired at the end of 2025 after having served as our long-time chairman (the Malone Retirement). During 2025, our independent directors authorized annual awards of options to Mr. Malone with a combined grant date fair value equivalent to $2.3 million. Effective as of the Malone Retirement, our board authorized an acceleration in vesting of all of Mr. Malone’s outstanding equity awards. Our board also approved an extension of the period in which Mr. Malone’s options may be exercised to each option’s scheduled expiration date. Finally, in connection with the Malone Retirement, our board authorized a continuation of the Malone Reimbursement for 2026.

Deferred Compensation Plan

Under our Director Deferred Compensation Plan, our non-executive directors who are U.S. tax payers may elect to defer payment of up to 85% of their annual retainer, whether payable in cash or shares, and 100% of the RSU portion of their annual equity awards. Annual retainers that are deferred under the Director Deferred Compensation Plan in 2025 will be credited with interest at the rate of 9.5% per year, compounded daily until paid in full. Our board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections made after the new rate is set. Annual retainers payable in shares and annual equity awards payable in RSUs that are deferred are not credited with interest, but will be adjusted for splits, combinations, dividends or distributions.

The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to 10 equal annual installments upon a distribution event. A distribution event occurs when (1) the director ceases to be a member of our board or dies, (2) at the election of our board, within 12 months of certain change-in-control events, or (3) a specific date is selected by the director at the time he or she makes his deferral election.

Our board may terminate the Director Deferred Compensation Plan at its discretion, and such termination will not result in accelerated distributions.

2025 Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors for fiscal year 2025.

Name (1)	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)(3)		Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
John C. Malone	—	(5)		(5)		—	750,599	(6)	3,050,296
Liberty Global Class A	—		—		—
Liberty Global Class C	—		2,299,697		—
Andrew J. Cole	150,000					15	599	(7)	380,617
Liberty Global Class A	—		56,892		56,812
Liberty Global Class C	—		58,093		58,206
Miranda Curtis CMG	165,000					—	597	(7)	395,569
Liberty Global Class A	—		113,785		—
Liberty Global Class C	—		116,187		—
Marisa D. Drew	150,000	(9)				9,311	623	(7)	389,937
Liberty Global Class A	—		56,892		56,812
Liberty Global Class C	—		58,093		58,206
Paul A. Gould	205,000	(9)				34,030	624	(7)	469,657
Liberty Global Class A	—		56,892		56,812
Liberty Global Class C	—		58,093		58,206
Richard R. Green	41,340					5,161	594	(7)	400,758
Liberty Global Class A	61,361	(8)	56,892		56,812
Liberty Global Class C	62,299	(8)	58,093		58,206
Larry E. Romrell	180,000					—	3,970	(7)	413,942
Liberty Global Class A	—		113,785		—
Liberty Global Class C	—		116,187		—
Daniel E. Sanchez	150,000					—	574	(7)	380,577
Liberty Global Class A	—		56,892		56,812
Liberty Global Class C	—		58,093		58,206
J David Wargo	150,000					14,472	624	(7)	395,099
Liberty Global Class A	—		56,892		56,812
Liberty Global Class C	—		58,093		58,206
Anthony Werner	75,012					—	975	(7)	380,978
Liberty Global Class A	36,850	(8)	56,892		56,812
Liberty Global Class C	38,138	(8)	58,093		58,206

(1)

Mr. Fries, our CEO and president, is not included in this table, because he is a named executive officer and does not receive any additional compensation as a director. For information on Mr. Fries’ compensation, please see —Summary Compensation above.

(2)

The dollar amounts in the table reflect the grant date fair value of the option or RSU awards (as applicable) related to Liberty Global Class A shares and Liberty Global Class C shares at the time of grant on March 21, 2025 (in the case of Mr. Malone) and May 27, 2025 (in the case of the other non-employee directors). The May 27, 2025 options are subject to annual time vesting over a three-year service period, with vesting commencing on the date of the company’s 2026 annual general meeting of shareholders and on the date of each annual general meeting of shareholders thereafter. As previously noted, all of Mr. Malone’s outstanding options vested upon the Malone Retirement and remain exercisable until their scheduled expiration date.

(3)	As of December 31, 2025, our directors had the following awards outstanding:

Name	Class	Options (#)	RSUs (#)
John C. Malone	Liberty Global Class A	108,657	—
	Liberty Global Class C	3,816,718	—
Andrew J. Cole	Liberty Global Class A	93,211	5,809
	Liberty Global Class C	154,697	5,809
Miranda Curtis CMG	Liberty Global Class A	165,199	—
	Liberty Global Class C	267,361	—
Marisa D. Drew	Liberty Global Class A	46,393	5,809
	Liberty Global Class C	61,949	5,809
Paul A. Gould	Liberty Global Class A	114,223	5,809
	Liberty Global Class C	196,331	5,809
Richard R. Green	Liberty Global Class A	144,103	5,809
	Liberty Global Class C	240,377	5,809
Larry E. Romrell	Liberty Global Class A	165,199	—
	Liberty Global Class C	267,361	—
Daniel E. Sanchez	Liberty Global Class A	46,393	5,809
	Liberty Global Class C	61,949	5,809
J David Wargo	Liberty Global Class A	150,105	5,809
	Liberty Global Class C	252,267	5,809
Anthony Werner	Liberty Global Class A	30,390	5,809
	Liberty Global Class C	30,246	5,809

(4)

The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest, which is the portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the rate was set, on compensation previously deferred by such director under our Director Deferred Compensation Plan.

(5)

Mr. Malone served without cash compensation. On March 21, 2025, our compensation committee granted Mr. Malone option awards for his services as chairman of our board of directors. As of January 1, 2026, Mr. Malone retired from our board of directors, and in connection with the Malone Retirement, our board accelerated of all of Mr. Malone’s unvested equity awards and also authorized the continued exercisability of each option until such option’s scheduled expiration date. Because this vesting acceleration did not occur until January 1, 2026, the attendant additional value conferred on Mr. Malone is not reflected in this table, which only reflects compensation earned or paid during fiscal year 2025.

(6)

Includes reimbursement for personal expenses related to the ownership of our shares and his service as our chairman ($750,000) and a charitable donation and associated gross-up made by the company in the name of Mr. Malone.

(7)

Includes a charitable donation and associated gross-up made by the company in the name of the director and, for each of Messrs. Romrell and Werner, the taxable compensation realized by the director for use of the company’s aircraft, in the amount of $3,376 for Mr. Romrell and $355 for Mr. Werner. The taxable realized compensation for use of the company aircraft was $235,966 for Mr. Fries, but such amount is not included in the Summary Compensation Table above.

(8)	Represents the dollar amount of fees paid in our Liberty Global Class A shares and Liberty Global Class C shares at the election of the director.

(9)

Amount includes $127,500 of Ms. Drew’s fees, $174,250 of Mr. Gould’s fees and $51,563 of Mr. Green’s fees, respectively, the payment of which each such director elected to defer pursuant to the Director Deferred Compensation Plan. Such cash deferred amounts accrue interest at the rate of 9.5% per annum, compounded daily until paid in full. Amounts deferred in shares do not accrue interest.

INCENTIVE PLANS

In June 2023, our shareholders approved the 2023 Plan. We may generally grant options, SARs, RSUs, restricted stock awards, performance awards or cash awards or any combination of the foregoing under the 2023 Plan. The maximum number of shares with respect to which awards may be issued under the 2023 Plan is 43,284,342, which has since been adjusted to account for the Spin-off and which represents the number of common shares available for grant under the 2014 Plan and the 2014 Director Plan (collectively, the 2014 Plans) immediately prior to the 2023 AGM, plus any common shares subject to outstanding awards under the 2014 Plans that become available for issuance under the 2023 Plan pursuant to its terms. The maximum number of common shares reserved for issuance under the 2023 Plan is also subject to anti-dilution and other adjustment provisions of the 2023 Plan, including the Spin-off. Outstanding awards granted under the 2014 Plans will continue to be governed by the terms of that plan until exercised, expired, paid or otherwise terminated. No further awards will be granted under the 2014 Plans.

Commencing with SAR grants made under the 2014 Plan, the 2014 Director Plan and the 2023 Plan in 2023, the term of all granted SARs has been increased to ten years. Unvested non-performance awards (other than RSUs issued to our directors) generally vest in three equal annual installments, provided the recipient continues to be employed or serve as director immediately prior to the vesting date, and SARs expire ten years after the grant date. PSUs generally have a three-year performance period, after which the awards will vest, if at all, based on the company’s performance against the relevant performance metric. Restricted shares and RSUs granted to our directors under the 2014 Director Plan or the 2023 Plan vest on the date of the first AGM following the grant date. These awards may be granted at or above fair value in any class of common shares.

Although the 2014 Plans and 2023 Plan do not prohibit our compensation committee or board of directors from repricing outstanding options or SARs without shareholder approval, it is our policy that, except for anti-dilution and transaction-specific adjustments provided for in the 2014 Plans and the 2023 Plan in connection with corporate transactions, the exercise or base price of common shares for any outstanding option or SAR granted under the 2014 Plans and 2023 Plan will not be decreased after the date of grant nor will an outstanding option or SAR granted under the 2014 Plans and 2023 Plan be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders.

The following table sets forth information as of December 31, 2025 with respect to our common shares that are authorized for issuance under our equity incentive plans. The figures included below have been adjusted to reflect the impact on such awards as a result of the Spin-off. For additional information, please see — Compensation Discussion and Analysis — Long-Term Incentive Awards — Adjustment to equity awards previously granted above.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)(2)	Weighted average exercise price of outstanding options, warrants and rights (1)(2)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders:
Liberty Global 2023 Incentive Plan (3):
Total common shares available for issuance			62,996,261
Liberty Global Class A common shares	5,864,322	$9.68
Liberty Global Class C common shares	9,278,229	$10.31
Liberty Global 2014 Incentive Plan (4):
Liberty Global Class A common shares	33,835,853	$14.76
Liberty Global Class C common shares	77,659,332	$14.63
Liberty Global 2014 Non-employee Director Incentive Plan (4):
Liberty Global Class A common shares	796,901	$15.24
Liberty Global Class C common shares	4,084,414	$13.70
Equity compensation plans not approved by security holders:
None	—		—

Totals:
Total common shares available for issuance			62,996,261

Liberty Global Class A common shares	40,497,076

Liberty Global Class C common shares	91,021,975

(1)

This table includes (i) SARs and PSARs with respect to 34,225,710 and 5,109,591 Liberty Global Class A common shares, respectively, and 75,531,037 and 9,947,722 Liberty Global Class C common shares, respectively. Upon exercise, the appreciation of a SAR, which is the difference between the base price of the SAR and the then-market value of the respective underlying class of common shares or in certain cases, if lower, a specified price, may be paid in shares of the applicable class of common shares. Based upon the respective market prices of Liberty Global Class A and Class C common shares at December 31, 2025 and excluding any related tax effects, 1,486,174 and 1,922,807 Liberty Global Class A and Liberty Global Class C common shares, respectively, would have been issued if all outstanding and in-the-money SARs had been exercised on December 31, 2025. For further information, see note 15 to our consolidated financial statements.

(2)

In addition to the option, SAR and PSAR information included in this table, there are outstanding RSU and PSU awards under the various incentive plans with respect to an aggregate of 7,976,721 and 10,840,139, Liberty Global Class A and Liberty Global Class C common shares, respectively.

(3)

The Liberty Global 2023 Incentive Plan permits grants of, or with respect to, Liberty Global Class A, Class B, or Class C common shares subject to a single aggregate limit of 72,448,191 shares (as adjusted for the Spin-off), subject to anti-dilution adjustments. As of December 31, 2025, an aggregate of 62,996,261 common shares were available for issuance pursuant to the incentive plan. For further information, see note 15 to our consolidated financial statements.

(4)

On June 14, 2023, our shareholders approved the Liberty Global 2023 Incentive Plan and, accordingly, no further awards will be granted under the Liberty Global 2014 Plan or the Liberty Global 2014 Nonemployee Director Incentive Plan included in our Annual Reprot on Form 10-K for the year ended December 31, 2025.

PROPOSAL 1—THE DIRECTOR ELECTION PROPOSAL

The Board

Following the retirement of Mr. Malone, our board of directors consists of 10 directors, divided among three classes. Directors in each class serve staggered three-year terms.

Our Class I directors, whose term will expire at the AGM, are Miranda Curtis CMG, J David Wargo and Anthony G. Werner. These directors are nominated for re-election to our board to continue to serve as Class I directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class I directors who are elected at the AGM will expire at the annual general meeting of our shareholders in the year 2029. Our Class II directors, whose term will expire at the annual general meeting of our shareholders in the year 2027 are Michael T. Fries, Paul A. Gould and Larry Romrell. Our Class III directors, whose term will expire at the annual general meeting of our shareholders in the year 2028 are Andrew J. Cole, Marisa D. Drew, Richard R. Green and Daniel E. Sanchez.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, a substitute nominee may be designated by our board of directors.

The following lists the three nominees for election as directors at the AGM and the seven directors of our company whose term of office will continue after the AGM, including the age of each person, the positions with our company or principal occupation of each person, individual skills and experiences, certain other directorships held and the year each person became a director of our company. The number of our common shares beneficially owned by each director, as of April 10, 2026, is set forth in this proxy statement under the caption Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management. As indicated in the biographies, our board believes the skills and experiences of each of our nominees, as well as our other directors, qualify them to serve as one of our directors.

Vote and Recommendation

A majority of the votes cast by the total voting power of the voting shares present in person or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, is required to elect Ms. Curtis CMG and Messrs. Wargo and Werner as Class I members of our board of directors.

Our board of directors recommends a vote “FOR” the election of each nominee to our board of directors.

Nominees for Election of Directors

Directors Whose Term Expires in 2026

Name & Positions	Experience

Miranda Curtis CMG

Age: 70

Director since: June 2010

Public Company Directorships:

Liberty Latin America Ltd. (since December 2017)

Other Positions:

Institute for Government U.K. (deputy chair)

Garsington Opera (chair)

Ms. Curtis CMG has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of our predecessor LGI and its predecessor where she served as President of Liberty Media International Inc. and, subsequently, as President of Liberty Global Japan. In these positions, she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of J:COM, the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis CMG retired from her officer positions with our company following the sale of substantially all of our investments in Japan.

Throughout her career, Ms. Curtis CMG has received several recognitions, including being appointed as a Companion of the Most Distinguished Order of Saint Michael and Saint George (CMG) in The Queen’s 2020 Birthday Honours List, in recognition of her service to gender equality globally.

Ms. Curtis CMG’s significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contribute to our board’s consideration of operational developments and strategies and strengthen our board’s collective qualifications, skills and attributes.

J David Wargo Age: 72 Director since: June 2005 Public Company Directorships: Discovery, Inc. (from September 2008 to April 2022) Charter Communications (since April 2025)

Mr. Wargo has over 40 years of experience in investment research, analysis and management. He is the founder and president of Wargo & Company, Inc., a private company specializing in investing in the communications industry since 1993. Mr. Wargo is a co-founding member of Peters Creek Entertainment LLC, Asia Vision LLC and New Mountain Capital, LLC from 2000 to 2008.

Mr. Wargo’s extensive background in investment analysis and management and as a public company board member and his particular knowledge of, and experience with, finance and capital markets contribute to our board’s consideration of our capital structure and evaluation of investment and financial opportunities and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Anthony G. Werner Age: 69 Director since: June 2023 Other Positions: Plume Design, Inc. (director) Technetix (non-executive director) Vantiva SA (director)	Mr. Werner has over 40 years of engineering and technical management experience. Until December 2022, Mr. Werner served as a Senior Technology Advisor of Comcast Corporation. He assumed that role in March 2021 after serving as the President Technology, Product and Customer Experience at Comcast Corporation from March 2016 to March 2021 and Chief Technology Officer of Comcast Corporation from January 2007 to March 2016. Prior to joining Comcast Corporation in January 2007, Mr. Werner served as Senior Vice President and Chief Technology Officer for Liberty Global from July 2001 to January 2007, where he led Liberty Global’s global strategy for video, voice and data services.

Name & Positions	Experience
Mr. Werner’s extensive background in technology, products and customer choice and his particular knowledge of, and experience with, artificial intelligence, digitalization, cloud and cybersecurity provides strength to our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2027

Name & Positions	Experience

Michael T. Fries

Chairman

Age: 63

Director since: June 2005

(Chairman since 2026)

Public Company Directorships:

Lionsgate Studios Corp. & predecessor (since November 2015)

Grupo Televisa S.A.B. (since April 2015)

Liberty Latin America Ltd. (Chairman since December 2017)

Sunrise Communications AG (Chairman since November 2024)

Other Positions:

GSMA (Board Member)

Cablelabs®—ICT Governor

World Economic Forum—Communications and Technology Governor

The Paley Center for Media—Trustee & Finance Committee member

Mr. Fries has nearly 40 years of experience in the telecom and media industry. He has served as the Chief Executive Officer of Liberty Global, since 2005, its Chairman of the Board of Directors and was a co-founder of its predecessor over three decades ago. Mr. Fries has overseen the company’s growth into a world leader in converged broadband, mobile and video communications with operations established in 50 countries around the world during that time frame, including 20 in Europe, and over $200 billion in historical transactions.

Today, Liberty Global delivers next-generation products through advanced fiber and 5G networks in four core European markets, providing approximately 80 million fixed and mobile connections and operating under some of the best-known consumer brands, including Virgin Media-O2 in the UK, VodafoneZiggo in The Netherlands, Telenet in Belgium and Virgin Media in Ireland. The joint ventures in the UK and the Netherlands generate combined annual revenue of over $18 billion, while remaining operations generate consolidated revenue of more than $3.7 billion. Liberty Global is also an active investor in cutting-edge infrastructure, media and technology businesses. Throughout his career, Mr. Fries has received numerous recognitions, including EY Entrepreneur of the Year in Media, Entertainment and Telecommunications and inductions into the Cable Hall of Fame and the Cable Hall of Fame, which recognize pioneers and leaders in the media, communications and cable industries.

Mr. Fries’ significant executive and leadership experience in building and managing converged broadband, mobile and video communications businesses, in-depth knowledge of all aspects of our current global business, and responsibility for setting the strategic, financial and operational direction of our company, contribute to our board’s consideration of the challenges and opportunities facing us and strengthen the board’s collective qualifications, skills and attributes.

Paul A. Gould

Age: 80

Director since: June 2005

Public Company Directorships:

Warner Bros. Discovery, Inc.(including its predecessor entities) (since September 2008)

Liberty Latin America Ltd. (since December 2017)

Other Positions:

International Monetary Fund (Advisory Committee)

Radius Global Infrastructure (since February 2020)

Mr. Gould has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC, a position that he has held for over eight years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.

Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contribute to our board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public

Name & Positions	Experience
company board practices and strengthen our board’s collective qualifications, skills and attributes.

Larry E. Romrell

Age: 86

Director since: June 2005

Public Company Directorships:

Liberty Media Corporation (since September 2011)

GCI Liberty, Inc. (since July 2025)

Qurate Retail, Inc. (since December 2011)

Liberty TripAdvisor Holdings, Inc. (since August 2014)

Mr. Romrell has over 30 years of experience in the telecommunications industry. He was an executive vice president of TCI from January 1994 to March 1999, when it was acquired by AT&T Corporation, and a senior vice president of TCI from 1991 to 1994. Prior to becoming an executive officer at TCI, Mr. Romrell held various executive positions at WestMarc Communications, Inc. for almost 20 years.

Mr. Romrell’s extensive business background and his particular knowledge and experience in telecommunications technology and board practices of other public companies contribute to our board’s consideration of operational and technological developments and strategies, provide insight into other public company board practices and strengthen our board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2028

Name & Positions	Experience

Andrew J. Cole Age: 59 Director since: June 2013 Other Positions: Glow Financial Services (executive chairman) My Views Media Inc (director) Digital Audience Data Ltd (executive director)

Mr. Cole is the Executive Chairman of Glow Services Corp., a private U.S. company, founded in July 2014. Glow Services Corp. is technology company offering FinTech, InsurTech and GreenTech platforms to carriers, retailers and OEMs. Its core business is primarily handset and home device financing and insurance services. Until July 2014, he was the chief executive director of the European division of Asurion Corp., a private entity. He assumed that role in May 2009, after serving as chief marketing officer and senior vice president at Asurion Corp. from April 2007. Asurion Corp. was the world’s largest technology protection company. Mr. Cole has over 25 years of experience working in the telecommunications and media industry with a particular depth of experience in the mobile sector. He has consulted with Verizon, Sprint, AT&T, BT, Warner Music, Disney, Google and with Steve Jobs on the iPhone® in 2005-2006 when he was president of CSMG Adventis, a strategic consultancy firm that focused on the telecommunications media and entertainment markets, from October 2005 to April 2007.

Mr. Cole’s extensive background in the telecommunication and media industry and his particular knowledge and experience in the mobile sector as well as his expertise in marketing and strategy contributes to our board’s evaluation of our mobile business and acquisition and divestiture opportunities and strategies and our capital structure and strengthens our board’s collective qualifications, skills and attributes.

Marisa D. Drew

Age 61

Director since: March 2022 Public Company Directorships:

Agronomics Limited (since March 2023)

Other Positions:

City of London Corporation (non-executive director)

Room-to-Read (EMEA advisory board member)

Ms. Drew has over 35 years of experience in the investment banking industry. She is currently the Chief Sustainability Officer at Standard Charter Bank. Prior to this role, she was the Chief Sustainability Officer and co-head of the investment banking and capital markets group for Europe, the Middle East and Asia at Credit Suisse. She has also held the position of Global Co-Head of Global Markets Solutions Group at Credit Suisse. Prior to joining Credit Suisse, Ms. Drew worked for Merrill Lynch, where she helped to form its European Leveraged Finance Group. Ms. Drew has been routinely recognized as one of the most influential and powerful women in the European financial industry.

Ms. Drew’s extensive experience in investment banking, financings and capital markets, along with her work in the realm of sustainability, contribute to our board’s evaluation of leveraging the company’s assets, acquisitions,

Name & Positions	Experience
divestitures and mergers, as well as the social and environmental considerations of the company’s actions and transactions.

Richard R. Green

Age: 88

Director since: December 2008

Public Company Directorships:

Shaw Communications Inc. (from July 2010 to April 2023)

Liberty Broadband Corporation (since November 2014)

GCI Liberty, Inc. (since July 2025)

Other Positions:

The Cable Center (honorary board member)

Federal Communications Commission’s Technical Advisory Council (member)

Space Science Institute (director)

Jones/NCTI, Inc. (director)

Society of Motion Pictures and Television Engineers (fellow)

Center for Medical Interoperability (director)

For over 20 years, Mr. Green served as president and chief executive officer of Cable Television Laboratories, Inc., a non-profit cable television industry research and development consortium (CableLabs®) before retiring in December 2009. While at CableLabs®, Mr. Green oversaw the development of DOCSIS technology, the establishment of common specifications for digital voice and the deployment of interactive television, among other technologies for the cable industry. Prior to joining CableLabs®, he was a senior vice president at PBS (1984 – 1988), where he was instrumental in establishing PBS as a leader in high-definition television and digital audio transmission technology, and served as a director of CBS’ Advanced Television Technology Laboratory (1980 – 1983), where he managed and produced the first high-definition television programs in December 1981, among other accomplishments. Mr. Green is the author of over 55 technical papers on a variety of topics. Mr. Green was previously a professor and the director of the Center for Technology Innovation at the University of Denver.

Mr. Green’s extensive professional and executive background and his particular knowledge and experience in the complex and rapidly changing field of technology for broadband communications services contribute to our board’s evaluation of technological initiatives and challenges and strengthen our board’s collective qualifications, skills and attributes.

Daniel E. Sanchez

Age: 63

Director since: March 2022

Public Company Directorships:

Lions Gate Entertainment Corp (from December 2016 to May 2021)

Discovery, Inc. (from May 2017 to April 2022)

Liberty Latin America Ltd. (since December 2019)

Starz (from January 2013 until December 2016)

Warner Bros. Discovery, Inc. (since October 2024)

Other Positions:

Rocketship Public Schools (director)

Ensemble Learning (director)

Friends of the Museum of American Latino (director)

Malone Family Land Preservation Foundation (director)

Friends of the Museum of the American Latino (director)

Mr. Sanchez was engaged in the private practice of law for over three decades, representing individual and business clients in a variety of non-litigation areas. Mr. Sanchez retired from the practice of law in 2020. Mr. Sanchez is the nephew of our chairman, John C. Malone. He is a member of the Development Committee of the Smithsonian Museum of the American Latino and is active in Latinos for Education.

Mr. Sanchez’ extensive legal and investing background and knowledge, his specific business experience in media and telecommunications, along with his numerous directorship appointments on public company boards in the telecommunications industry, contribute to our board’s understanding of the potential strategic and operational challenges that we face as well as any opportunities that the company may want to avail itself of and strengthens our board’s collective qualifications, skills and attributes.

PROPOSAL 2—THE AUDITOR APPOINTMENT PROPOSAL

As provided in its charter, the audit committee selects our independent auditor, approves in advance all auditing and permissible non-auditing services to be performed by our independent auditor and reviews the scope of our annual audit. The audit committee has evaluated the performance of KPMG LLP and has selected it as our independent auditor for the fiscal year ending December 31, 2026. We are asking our shareholders to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and to authorize our board, acting by the audit committee, to determine the independent auditors’ remuneration.

Even if the appointment of KPMG LLP is approved, the audit committee of our board in its discretion may direct the appointment of a different U.S. independent accounting firm at any time during the year if our audit committee determines to make such a change. In the event our shareholders fail to appoint the selection of KPMG LLP, our audit committee will consider whether to select other auditors for the year ending December 31, 2026.

A representative of KPMG LLP is expected to be present in person or by telephone at the AGM, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote and Recommendation

The affirmative vote a majority of the votes cast by the total voting power of the voting shares that are present in person or represented by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the auditor appointment proposal.

Our board of directors recommends a vote “FOR” the auditor appointment proposal.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates during the indicated periods for the audit of our consolidated financial statements and the separate financial statements of certain of our subsidiaries and for other services rendered by KPMG LLP and its international affiliates.

Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the applicable year.

	Year ended December 31,
	2025	2024
	in thousands
Audit fees (1)	$7,519	$9,144
Audit related fees (2)	257	738

Audit and audit related fees	$7,776	$9,882

(1)

Audit fees include fees for the audit and quarterly reviews of our 2025 and 2024 consolidated financial statements, audit of internal controls over financial reporting, statutory audits, audits required by covenants and fees billed in the respective periods for professional consultations with respect to accounting issues, offering memoranda, registration statement filings and issuances of consent.

(2)

Audit-related fees include fees for audit services performed in connection with certain agreed upon procedures with respect to the company’s Belgian subsidiary in 2025 and its Swiss subsidiary in 2024.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and does not believe that the provision of such services is incompatible with KPMG LLP maintaining its independence. Our audit committee approved the provision of all the services described in the table above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our audit committee adopted a policy regarding the pre-approval of all audit and certain permissible audit-related and non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has pre-approved the engagement of our independent auditor to provide:

•

audit services as specified in the policy, including (a) financial statement audits for us required by statute or regulatory authority, excluding the audit of our annual financial statements, (b) financial statement audits of our subsidiaries required by statute or regulatory authority, (c) services associated with registration statements, periodic reports and other documents filed with the SEC, such as consents, comfort letters and responses to comment letters, (d) attestations required by statute or regulatory authority and (e) consultations with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit services” under the SEC rules promulgated pursuant to the Exchange Act);

•

audit-related services as specified in the policy, including (a) due diligence services relating to potential business acquisitions and dispositions, (b) financial statement audits of employee benefit plans, (c) consultations with management with respect to the accounting or disclosure treatment of transactions or events or the actual or potential impact of final or proposed rules of applicable regulatory and standard setting bodies (when such consultations are considered “audit-related services” and not “audit services” under the SEC rules promulgated pursuant to the Exchange Act), (d) attestation services not required by statute or regulation, (e) closing balance sheet audits pertaining to dispositions, (f) assistance with implementation of the requirements of SEC, International Accounting Standards Board or Public Company Accounting Oversight Board rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act, (g) services associated with offering memoranda and other documents filed with, or required by, applicable regulators, such as consents, comfort letters and responses to comment letters, (h) internal control reviews and assistance with internal control reporting requirements and (i) financial statement audits of our subsidiaries, affiliates, equity investee companies or other related entities not required by statute or regulatory authority but required by contract or other internal reasons;

•

tax services as specified in the policy, including (a) planning, advice and compliance services in connection with the preparation and filing of U.S. federal, state, local or international taxes, (b) review or preparation of U.S. federal, state, local and international income, franchise and other tax returns, (c) assistance with tax audits and appeals before the IRS or similar local and foreign bodies, (d) tax advice regarding statutory, regulatory or administrative developments, (e) expatriate tax assistance and compliance, (f) mergers and acquisitions tax due diligence assistance and (g) tax advice and assistance regarding structuring of mergers and acquisitions; and

•	non-audit services as specified in the policy, currently limited to assistance with environmental and sustainability reporting.

Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $200,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $300,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act. All services provided by our independent auditor during 2023 were approved in accordance with the terms of the policy in place.

Audit Committee Report

The audit committee reviews Liberty Global’s financial reporting process on behalf of its board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Liberty Global’s independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of Liberty Global’s audited consolidated financial statements with accounting principles generally accepted in the U.S. (GAAP) and on the effectiveness of Liberty Global’s internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP, Liberty Global’s most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of Liberty Global’s internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of Liberty Global’s internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board that relate to the auditors’ communications with the audit committee concerning independence from Liberty Global and its subsidiaries and has discussed with Liberty Global’s independent auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to Liberty Global’s board of directors that the audited financial statements be included in Liberty Global’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 18, 2026 and amended on Form 10-K/A on March 26, 2026.

Submitted by the Members of the Audit Committee:

Miranda Curtis CMG
Paul A. Gould (chairman)
J David Wargo
Anthony G. Werner

PROPOSAL 3—SAY-ON-PAY PROPOSAL

We are providing our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as described below in accordance with Section 14A of the Exchange Act. This advisory vote is often referred to as the “say-on-pay” vote and allows our shareholders to express their views on the overall compensation paid to our named executive officers. Our company values the views of our shareholders and is committed to efficiency and effectiveness of our company’s executive compensation program.

Our most recent advisory vote on the compensation of our named executive officers was held at our 2023 annual general meeting of shareholders on June 14, 2023, at which shareholders representing a majority of our aggregate voting power present and entitled to vote on the say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation as disclosed in our proxy statement for that shareholder meeting. At our 2020 annual general meeting of shareholders on June 30, 2020, shareholders elected to hold a say-on-pay vote every three years, and the Board adopted this as the frequency at which future say-on-pay votes would be held. As described in more detail below under “Proposal 4—The Say-on-Frequency Proposal,” we are submitting for shareholder consideration at the AGM a resolution for a new advisory vote regarding the frequency at which future advisory votes on executive compensation should be held. Assuming the frequency of every three years is maintained, we currently expect that our next advisory vote on executive compensation will be held in 2029.

We are seeking shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under “Executive Officers and Director Compensation” included herein. Shareholders are encouraged to read the “Executive Officers and Director Compensation” section of this proxy statement, which provides an overview of our company’s executive officer and director compensation policies and practices.

In accordance with Section 14A of the Exchange Act, and Rule 14a-21(a) promulgated thereunder, and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the 2026 Annual General Meeting:

“RESOLVED, that the shareholders of Liberty Global Ltd. hereby approve, on an advisory basis, the compensation paid to Liberty Global Ltd.’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion.”

Advisory Vote

Although this vote is advisory and non-binding on the board and our company, the board and the compensation committee, which are responsible for designing and administering our company’s executive compensation program, value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote and Recommendation

This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of a majority of the votes cast by the total voting power of the voting shares present in person or by proxy at the AGM and entitled to vote on the subject matter, voting together as a single class.

Our board of directors recommends a vote “FOR” the approval of the say-on-pay proposal.

PROPOSAL 4—SAY-ON-FREQUENCY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, we are submitting for shareholder consideration a separate resolution for an advisory vote as to whether a shareholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years. At our 2020 annual general meeting of shareholders, a majority of the votes cast by our shareholders on our say-on-frequency proposal indicated their preference for holding an advisory vote on the compensation paid to our named executive officers every three years.

After consideration, the Board has determined that an advisory vote on executive compensation that occurs every three years remains appropriate for us at this time.

The Board believes an advisory vote every three years would allow shareholders to focus on the structure of our overall compensation program rather than any single event in a given year. Doing so would be compatible with our compensation philosophy of compensating our executives in a way that ensures they are aligned with our shareholders and have a continuing stake in our long-term success. An advisory vote every three years would allow shareholders to consider the achievement of our corporate goals over a longer period and would allow shareholders to engage in more thoughtful analysis of our company’s executive compensation program by providing more time between votes. As a result, the Board recommends a vote for the holding of advisory votes on named executive officer compensation every three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or abstaining from voting when you vote in response to the following resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives the greatest number of affirmative votes cast for this resolution will be determined to be the frequency for the advisory vote on the compensation of the named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules that has been selected by Liberty Global Ltd.’s shareholders.”

Advisory Vote

Although this vote is advisory and non-binding on the board and our company, the board will consider the voting results in determining the frequency of future advisory say-on-pay votes. Notwithstanding the board’s recommendation and the outcome of the vote, the board may in the future decide to conduct advisory say-on-pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of any material changes to our compensation program.

Vote and Recommendation

Shareholders will be able to cast their vote for one of four choices for this proposal on the proxy card: one year, two years, or three years or abstain. Shareholders are not being asked to vote to approve or disapprove the Board’s recommendation. The option of one year, two years or three years that receives the greatest number of votes cast by shareholders will be considered the frequency for the advisory vote on the say-on-pay proposal that has been recommended by shareholders, even if that alternative does not receive a majority of votes cast. However, because this vote is advisory and non-binding on the Board or our company in any way, the Board may decide that it is in the best interests of our company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders

Our board of directors recommends that shareholders vote in favor of “3 YEARS” with respect to the frequency with which shareholders are provided an advisory vote on the compensation paid to our named executive officers.

CERTAIN TRANSACTIONS

Under our corporate governance guidelines, if a director has an actual or potential conflict of interest (which includes being a party to a proposed related party transaction), the director must promptly inform our CEO and the chair of our audit committee or the chair of our nominating and corporate governance committee if the chair of the audit committee is the conflicted director. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. Also, under our corporate governance guidelines, an independent committee of our board will resolve any conflict of interest issue involving a director, our CEO or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee. When the potential conflict or transaction involves an executive officer, the audit committee is the independent committee charged by our corporate governance guidelines with this duty. When the potential conflict or transaction involves a director, a committee of the disinterested independent directors is the independent committee charged by our corporate governance guidelines with this duty. Our bye-laws include additional requirements of our directors in the context of a Covered Transaction with a party deemed to be a Controlled Acquiror (each, as defined in our bye-laws) in order to approve such a transaction, which requirements includes the formation of an independent committee to evaluate and negotiate such transaction.

Certain Relationships

Several members of our board of directors and executive officers serve as directors or executive officers of other organizations, including organizations with which we have a commercial and charitable relationships. Outside of the relationships listed below, we do not believe that any director or executive officer had a direct or indirect material interest in any relationships during 2025 and through the date of this proxy statement.

Agreements with Sunrise

In connection with the Spin-off, we entered into a master separation agreement and certain other agreements with Sunrise that provide a framework for our relationship with Sunrise after the spin-off. As of December 31, 2025, Michael T. Fries, our chairman and chief executive officer serves as the chairman of the board of directors of Sunrise, and Enrique Rodriguez, one of our named executive officers, serves as a director of Sunrise. The following summarizes the terms of these agreements:

•

a master separation agreement that sets forth the principal transactions that were necessary to complete the Spin-off and the conditions to the Spin-off, as well as certain provisions governing the relationship between Liberty Global and Sunrise following the completion of the Spin-off;

•

a tax separation agreement that governs the respective rights, responsibilities and obligations of Liberty Global and Sunrise with respect to taxes and tax benefits, the filing of tax returns and other tax matters;

•

a technology master services agreement that governs the continued provision of various technology-related services to the Sunrise group following the Spin-off, including services for maintaining, scaling and operating entertainment, connectivity and network-related platforms and products. The aggregate base charges payable by Sunrise to Liberty Global under the technology master services agreement are approximately CHF 76.0 million per year;

•

transitional services agreements that govern the provision of certain services to the Sunrise group to ensure an orderly transition following the Spin-off, with services to include, among others, internal audit, compliance, internal controls, external reporting, accounting, treasury, emerging business, corporate affairs and regulatory, human resources, legal, content and brand access services. The aggregate charges payable by Sunrise to Liberty Global under the transitional services agreements decrease during the term and are approximately CHF 30.0 million for the first year; and

•

various other agreements pursuant to which subsidiaries of Liberty Global and Sunrise provide certain operational or advisory services to one other. The aggregate charges payable by Sunrise to Liberty Global under the services agreements are up to approximately CHF 7.0 million in the first year after the Spin-off.

Charitable Foundation

In 2025, we and certain of our other subsidiaries contributed an aggregate of £1,754,430 ($2,311,501 based on the 2025 average exchange rate) in cash to Street Child U.K., an independent educational charity organized in accordance with the non-profit laws of England. Additionally, in 2025 we and certain of our other subsidiaries contributed an aggregate £266,803 ($351,519) in cash to Street Child Netherlands, an independent educational charity organized in accordance with the non-profit laws of the Netherlands. Street Child U.K. and Street Child Netherlands (collectively, Street Child) partner with local organizations and communities to increase education, child protection and livelihood support to address the social, economic and structural issues that underpin today’s education and poverty crisis. The purpose of Street Child is to ensure that children living in low resource environments and emergencies are safe, in school and learning. As of December 31, 2025, four employees of our company, including Andrea Salvato, one of our named executive officers, are trustees of Street Child U.K., and three employees of our company are directors of Street Child Netherlands. The trustees and directors do not receive any compensation for their involvement with any of the charities described above. As part of our charitable giving program, we are supportive of the goals and objectives of Street Child.

SHAREHOLDER PROPOSALS

We currently expect that our 2027 AGM will be held during the second quarter of 2027 in Hamilton Parish, Bermuda. Shareholders, who, in accordance with Rule 14a-8 under the Exchange Act, wish to present a resolution for inclusion in the proxy materials for the 2027 annual general meeting, must submit their resolution in writing to our Corporate Secretary, and the resolution must be received at our executive offices at 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, by the close of business on January 8, 2027. In accordance with our bye-laws, shareholders who wish to nominate a candidate as a director or bring a resolution not pursuant to Rule 14a-8 before the 2027 AGM must submit their written notice of the matter to our executive offices at the foregoing address on or following February 23, 2027, and before the close of business on March 25, 2027, or such later date as may be determined and announced in connection with the actual scheduling of the 2027 AGM.

All shareholder resolutions for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any shareholder resolution (regardless of whether it is included in our proxy materials), our bye-laws and the laws of Bermuda.

ADDITIONAL INFORMATION

We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertyglobal.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement). If you would like to receive a copy of our 2025 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Global Ltd. 1550 Wewatta Street, Suite 1000, Denver, Colorado 80202, United States, Tel. No. +1 (303) 220-6600, and we will provide you with the 2025 Form 10-K, without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

LIBERTY GLORAL ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext TOOOOO MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 AOD 5 ADD 6 Using a black ink pen, nark your votes with an X as shomn in this exarple Please do not write outside the designaded areas. 2026 Annual General Meeting Proxy Card X A + 02 - J David Wargo Mark here to WITHHOLD vote from all nominees 03 - Anthony G. Werner For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 7:00 am Atlantic Time (6:00 am Eastern Time), on June 23, 2026. Online Go to www.envisionreports.com/LGIP or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/LGIP 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.V Proposals - The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposal 2, FOR Proposal 3 and FOR 3 YEARS for Proposal 4. 1. Election of Directors: o1 - Miranda Curtis CMG Mark here to vote FOR all nominees VOTE Fe Against Abstain Fo Against Abstain 2. A proposal to appoint KPMG LLP as Liberty Global’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and to authorize the board of directors, acting by the audit committee, to determine the Independent auditors’ remuneration; 4. To approve, on an advisory basis, the frequency at which future say-on-pay votes will be held. Materials Election The rules of the U.S. Securities and Exchange Commission permit companies to send you a notice that proxy and other information is available on the internet instead of mailing you a set of the materials. Check the box to the right if you consent to receiving such proxy and other materials via the internet. Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Signature 1 - Please keep signature within the box. 3. To approve, on am advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading “Executive Officer and Director Compensation;” and 3YRS 2 YRS 1YR Abstain B c Date (mm/dd/yyyy) - Please print date below. / DAAZLE Signature 2 - Please keep signature within the box. C 1234567890 1UPX JNT 688213 NR.A SANPLE (THIS AREA I8 SET UP TO ACCOMMODATE 140 CHARACTERS) NR. A SAMPLE AND MR. A SAMPLE AND MR ASANPLEAND NR. ASAMPLE AND MR A SAMPLE AND NRA SAVPLE AND NRA SAPLE AND NR ASAMPLE AND

LIBERTY GLORAL OTE C 1234567890 ENDORSEMENT_LINE SACKPACK TOOO0O MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD ADD Online Go to www.envisionreports.com/LGIP or scan the OR code - login details are located in the shaded bar below. Votes submitted electronically must be received by 7:00 am Atlantic Time (6:00 am Eastern Time), on June 23, 2026. 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the Liberty Global Ltd. Annual General Meeting of Shareholders to be Held on June 23, 2026 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: Annual General Meeting Proxy Materials - Notice of Availability www.envisionreports.com/LGIP Easy Online Access - View your proxy materials and vote. Step 1: Go to www.envisionreports.com/LGIP. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials - If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by www.envisionreports.com/LGIP by June 12, 2026. 2NOT COY +